Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-103115-67
333-103115

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 25, 2003)

$300,000,000

Trust Preferred Income Equity Redeemable

Securities (PIERS*)

This is an offering by Omnicare Capital Trust I of its trust PIERS. Each trust PIERS has a stated liquidation amount and issue price of $50, representing an undivided beneficial interest in the assets of the Trust, which assets will consist solely of convertible subordinated debentures issued by Omnicare, Inc., each of which will have a principal amount at maturity of $50 and stated maturity of June 15, 2033.

Distributions on the trust PIERS will accumulate from the date of initial issuance and will be paid quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2003. Distributions (other than contingent distributions) may be deferred for up to 20 consecutive quarterly periods, but not beyond the maturity date of the convertible debentures held by the Trust.

The trust PIERS will have a distribution rate of 4.00% per annum of their stated liquidation amount. During any quarterly period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14, commencing with the quarterly period beginning June 15, 2009, the Trust will also pay contingent distributions of 0.125% of the average trading price of the trust PIERS if the average of such trading prices over a specified period equals 115% or more of the stated liquidation amount of the trust PIERS.

We and each holder of the trust PIERS or the convertible debentures agree in the indenture to treat the convertible debentures as contingent payment debt instruments for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

(Continued on next page)

Investing in the trust PIERS involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and page 4 of the accompanying prospectus.

	Per Trust PIERS	Total
Public Offering Price	$50.00	$300,000,000
Underwriting Commission	$ 1.25	$ 7,500,000
Proceeds to Omnicare, Inc.	$48.75	$292,500,000

Any accrued distributions on the trust PIERS from June 13, 2003 should be added to the public offering price.

We have granted the underwriters a 13-day option to purchase up to an additional $45,000,000 of trust PIERS to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the trust PIERS on or about June 13, 2003.

Joint Book-Running Managers

LEHMAN BROTHERS	WACHOVIA SECURITIES

Joint Lead Managers

JPMORGAN	SUNTRUST ROBINSON HUMPHREY	UBS INVESTMENT BANK

Co-Managers

CIBC WORLD MARKETS	BEAR, STEARNS & CO. INC.	THOMAS WEISEL PARTNERS LLC

* “Preferred Income Equity Redeemable SecuritiesSM” and “PIERSSM” are service marks owned by Lehman Brothers Inc.

June 10, 2003

(Continued from cover)

Holders may convert their trust PIERS into 1.2248 shares of Omnicare common stock per trust PIERS (equivalent to a conversion price of approximately $40.82 per share) (1) if the closing sale price of Omnicare common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter beginning with the quarter ending September 30, 2003 is more than 130% of the then-applicable conversion price, (2) during any 5-trading-day period following any 10-trading-day period in which the average trading price for a trust PIERS is less than a specified threshold, (3) if the trust PIERS are called for redemption or (4) if specified corporate transactions have occurred.

The Trust may not redeem the trust PIERS prior to Omnicare’s redemption of the convertible debentures. On or after  June 15, 2009, Omnicare may redeem the convertible debentures for cash, in whole or in part, at its option. Omnicare also may redeem the convertible debentures at any time upon the occurrence of an “investment company event” or a “tax event,” each as described in this prospectus supplement. If Omnicare does redeem the convertible debentures, the Trust must redeem the equivalent amount of the trust PIERS. The Trust must redeem the trust PIERS upon the repayment of the convertible debentures at their stated maturity of June 15, 2033.

Omnicare will guarantee the trust PIERS to the extent described in this prospectus supplement.

We intend to apply to list the trust PIERS on the New York Stock Exchange under the trading symbol “OCR PrA” and expect to receive approval, subject to official notice of issuance, by the closing of this offering.

Concurrently with this offering of trust PIERS, Omnicare is offering 5,625,000 shares of its common stock and an aggregate of $250 million of its 6 1/8% senior subordinated notes due 2013 pursuant to separate prospectus supplements to the accompanying prospectus and is refinancing its existing credit facility with a new $750 million credit facility. The closing of this offering is conditioned on the closing of Omnicare’s common stock offering and senior subordinated notes offering and the completion of the new credit facility. Omnicare will use the proceeds of this offering, together with a portion of the proceeds of its common stock offering, to redeem its 5% convertible subordinated debentures due 2007.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the trust PIERS and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the trust PIERS. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell the trust PIERS in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We own the service marks and trademarks for Omnicare Geriatric Pharmaceutical Care Guidelines®, Omnicare Guidelines®, OSC2OR® and Omnicare Senior Health OutcomesSM.

i

SUMMARY

This section contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference before making an investment decision. References in this prospectus supplement and the accompanying prospectus to “Omnicare,” the “Company,” “we,” “us” or “our” are to Omnicare, Inc. unless otherwise indicated or the context otherwise requires.

Omnicare

Omnicare is a leading geriatric pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy services to long-term healthcare institutions. Our client facilities include skilled nursing facilities, assisted living facilities, retirement centers, hospitals and other institutional healthcare facilities. We provided our pharmacy services to long-term care facilities, comprising approximately 935,000 beds in 47 states at March 31, 2003. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provided consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, we provide ancillary services, such as administering medications and nutrition intravenously and furnishing dialysis and respiratory services, medical supplies and clinical care planning and financial software information systems to our client facilities. In addition, we provide operational software and support systems to long-term care pharmacy providers across the United States. We also provided comprehensive product development and research services for the pharmaceutical, biotechnology, medical device and diagnostic industries in 29 countries at March 31, 2003. For the year ended December 31, 2002, we generated total revenue of approximately $2.6 billion, earnings before interest, income taxes and depreciation and amortization, or EBITDA, of approximately $302 million, and operating income of approximately $257 million.

We believe that we are well positioned to benefit from favorable demographic trends. Based on U.S. Census Bureau projections, the fastest growing segment of the population is the group over 65 years of age, which currently numbers approximately 35 million and is expected to increase 14% to 40 million persons (or one of every 7.5 United States citizens) by 2010 and to double to 70 million persons by 2030 (or one of every 5 United States citizens). This age group currently has the largest requirement for pharmaceutical services in the United States. Healthcare expenditures for persons over the age of 65 average nearly four times that of people under 65, according to the Pharmaceutical Research and Manufacturers of America. Furthermore, the oldest age bracket, people aged 85 and above, is expected to see the most growth over the next 30 years according to the U.S. Census Bureau. This age group generally is the most likely to be in need of some form of long-term care or assisted living.

Our Business

Our primary line of business is the distribution of pharmaceuticals, related pharmacy consulting and data management services and medical supplies to long-term care facilities. We serve this market through our network of pharmacies. As a result of our acquisition of NCS HealthCare, Inc., or NCS, in January 2003, we are currently undertaking a program to consolidate pharmacies in overlapping geographic locations. We currently have 179 pharmacies. Our pharmacies are dedicated to serving skilled nursing, assisted living and other institutional healthcare facilities and are strategically located throughout the United States. We typically service long-term care facilities within a 150-mile radius of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery and for consultations with the facility’s staff or attending physicians. We utilize a “unit dose” distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. Our delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration. In conjunction with our delivery system, our record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish intravenous administration of medication and nutrition therapy and dialysis and respiratory services. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs. For example, we have developed a ranking of drugs based on their relative clinical effectiveness for the elderly and by cost to the payor. We use these rankings, which we call the Omnicare Geriatric Pharmaceutical Care Guidelines, or Omnicare Guidelines, to more effectively manage patient care and costs. In addition, we provide health and outcomes management programs for the large base of elderly residents of the long-term care facilities we serve.

We also provide contract research organization, or CRO, services. Our CRO is a leading international provider of comprehensive product development and research services to pharmaceutical, biotechnology, medical device and diagnostics companies. At March 31, 2003, our CRO operated in 29 countries. Our CRO provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering comprehensive and fully integrated clinical monitoring, quality assurance, data management, medical writing and regulatory support for our clients’ drug development programs.

In January 2003, we acquired NCS for cash consideration and transaction costs of approximately $493.0 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which we retired immediately following the acquisition. We financed the acquisition with available cash, working capital and borrowings under our existing three-year, $500 million revolving credit facility. At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities in 33 states and managed hospital pharmacies in 10 states. NCS added approximately 182,000 beds served in the first quarter of 2003.

Our principal executive offices are located at 100 East RiverCenter Boulevard, Covington, Kentucky 41011, and our telephone number is (859) 392-3300. Our corporate website address is http://www.omnicare.com. Information contained on our website is not part of this prospectus supplement or accompanying prospectus.

Our Concurrent Financing Transactions

Concurrently with this offering of the trust PIERS, Omnicare is offering 5,625,000 shares of its common stock and an aggregate of $250 million of 6 1/8% senior subordinated notes due 2013 pursuant to separate prospectus supplements to the accompanying prospectus. In addition, concurrently with the closing of this offering, we will refinance Omnicare’s existing credit facility with a new $750 million credit facility and draw down the $250 million term loan portion of this facility. Completion of this offering of the trust PIERS is conditioned on the closing of these other transactions. Concurrently with these financing transactions, we will call for redemption Omnicare’s outstanding 5% convertible subordinated debentures due 2007 using the net proceeds from this offering of trust PIERS and a portion of the net proceeds from Omnicare’s concurrent offering of its common stock. We expect to complete such redemption following a requisite 30-day notice period. Also, concurrently with the completion of the senior subordinated notes offering, we expect to enter into an interest rate swap contract to exchange the fixed interest rate on the senior subordinated notes into variable interest rate debt. See “Use of Proceeds” and “Description of Concurrent Financing Transactions” in this prospectus supplement for a description of these transactions and the related sources and uses of funds.

The Offering
Securities Offered

The 4.00% Trust Preferred Income Equity Redeemable Securities (PIERS), which we refer to in this prospectus supplement as the “trust PIERS,” in aggregate principal amount of $300,000,000 (or up to $345,000,000, to the extent the underwriters exercise their option to purchase additional trust PIERS). Each trust PIERS has a stated liquidation amount and issue price of $50.

Each trust PIERS represents an undivided beneficial ownership interest in the assets of the Trust, which will consist solely of the 4.00% junior subordinated convertible debentures due 2033, which we refer to in this prospectus supplement as the “convertible debentures,” issued by Omnicare. Each convertible debenture will have a principal amount at maturity of $50.

Price	$50 per trust PIERS.

Maturity of Convertible Debentures	June 15, 2033.

Distribution Dates	March 15, June 15, September 15 and December 15 of each year, in arrears, beginning on September 15, 2003. Distributions on the trust PIERS will be made only to the extent that Omnicare makes corresponding interest payments on the convertible debentures.

Distribution Rate	4.00% per year of the stated liquidation amount of the trust PIERS. The distribution rate on the trust PIERS will correspond to the interest rate on the convertible debentures.

Contingent Distributions	The Trust will pay contingent distributions to the holders of the trust PIERS during any quarterly period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14, commencing with the quarterly distribution period beginning June 15, 2009, if the average of the trading prices of the trust PIERS for the five trading days ending on the second trading day preceding the beginning of the quarterly period equals 115% or more of the stated liquidation amount of the trust PIERS. The rate of contingent payments payable for the quarterly period will equal 0.125% of the average trading price of the trust PIERS over the measurement period. Omnicare will pay contingent interest on the convertible debentures at the same rate under the same circumstances.

Deferral of Payments	So long as Omnicare is not in default in the payment of interest on the convertible debentures, Omnicare will have the right, at any time, and from time to time during the term of the convertible debentures, to defer payments of interest (other than contingent interest) by extending the interest payment period for a period not exceeding 20 consecutive quarters nor extending beyond the stated maturity of the convertible debentures, during which extension period no interest will be due and payable. During any such extension period, the Trust will correspondingly defer distributions (other than contingent distributions) on the trust PIERS. Prior to the termination of any extension period, Omnicare may further extend the extension period. However, the extension period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the convertible debentures. During any extension period, Omnicare will agree not to make certain restricted payments.

Conversion Right

Holders of the trust PIERS may convert their trust PIERS into 1.2248 shares of Omnicare common stock per trust PIERS (equivalent to a conversion price of approximately $40.82 per share):

•   if the closing sale price of Omnicare common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter beginning with the quarter ending September 30, 2003 is more than 130% of the then-applicable conversion price;

•   during any five-business-day period following any 10-trading-day period in which the daily average of the trading prices for the trust PIERS is less than 105% of the average of the conversion values for the trust PIERS for each day during such a period before June 15, 2028 and 98% for any such period after that date;

•   if the trust PIERS are called for redemption; or

•   if specified corporate transactions have occurred.

As described in this prospectus supplement, the conversion rate may be adjusted for certain events.

Optional Redemption of the Convertible Debentures	Omnicare may, at its option, elect to redeem the convertible debentures, in whole or in part, for cash equal to the redemption amount of 100% of the liquidation amount of the trust PIERS plus accrued and unpaid distributions, including contingent distributions, if any, on any date after June 15, 2009. Omnicare also may redeem the convertible debentures at any time upon the occurrence of an “investment company event” or a “tax event,” each as described more fully in this prospectus supplement.

Upon any redemption of the convertible debentures, the Trust will redeem a corresponding amount of the trust PIERS.

Guarantee

The following payments or distributions with respect to the trust PIERS, to the extent not paid by or on behalf of the Trust, will be guaranteed on a junior subordinated basis by Omnicare:

•   any accrued and unpaid distributions, including contingent distributions, required to be paid on the trust PIERS, but only to the extent that the Trust has funds legally and immediately available for those distributions;

•   the redemption price for any trust PIERS that the Trust calls for redemption, including all accrued and unpaid distributions, including contingent distributions, to the redemption date, but only to the extent the Trust has funds legally and immediately available for the payment; and

•   upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of the convertible debentures to the holders of the trust PIERS or the redemption of all the trust PIERS, the lesser of:

•   the sum of the liquidation amount and all accrued and unpaid distributions, including contingent distributions, on the trust PIERS to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

•   the amount of assets of the Trust remaining available for distribution to holders of the trust PIERS in liquidation of the Trust.

Omnicare’s obligations under the guarantee will rank subordinated and junior in right of payment to all of “senior indebtedness” as defined in this prospectus supplement under the heading “Description of Convertible Debentures—Subordination.”

Each guarantee will be a guarantee of payment and not of collection.

Change of Control

If a “change of control,” as defined in this prospectus supplement, occurs with respect to Omnicare, you will have the option to exchange any or all of your trust PIERS for convertible debentures having a principal amount equal to the liquidation amount of such trust PIERS and to simultaneously require Omnicare to repurchase such convertible debentures at a repurchase price in cash equal to 100% of the principal amount of the convertible debentures that are exchanged, plus accrued and unpaid interest (including deferred interest and contingent interest) on such convertible debentures to, but excluding, the repurchase date.

Ranking of the Convertible Debentures

The convertible debentures will be unsecured and will rank junior to all of Omnicare’s existing and future “senior indebtedness,” as defined in this prospectus supplement under the heading “Description of Convertible Debentures—Subordination.” At March 31, 2003, after giving effect to this offering, the concurrent offerings of the senior subordinated notes and common stock, the new credit facility and the anticipated use of proceeds of these transactions, Omnicare would have had approximately $1.2 billion of debt, including approximately $876 million of senior indebtedness.

In addition, the convertible debentures are effectively subordinated to the creditors of Omnicare’s subsidiaries. As of March 31, 2003, the total liabilities of Omnicare’s subsidiaries were approximately $0.5 billion.

The Trust	The Trust is a Delaware statutory trust. The sole assets of the Trust will be the convertible debentures. The Trust will issue the trust PIERS.

Ranking of the Trust PIERS	Payment of distributions on, and the redemption price of, the trust PIERS and the common securities of the trust, will generally be made pro rata based on their stated liquidation amounts. However, if on any payment date, an event of default under the subordinated debt securities indenture, as supplemented, which we refer to, collectively, as the “subordinated debt securities indenture,” governing the convertible debenture has occurred and is continuing, then no payment on the trust common securities will be made unless payment in full in cash of all accumulated and unpaid distributions, including contingent distributions, on all of the outstanding trust PIERS for all current and prior distribution periods (or in the case of payment of the redemption price, the full amount of such redemption price on all of the outstanding trust PIERS then called for redemption) has been made or provided for.

Form and Denomination

The Depository Trust Company, which we refer to as “DTC,” will act as securities depositary for the trust PIERS. Each of the trust PIERS will be issued only as fully registered securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC. One or more fully registered certificates will be issued for each of the trust PIERS, and will be deposited with the property trustee as custodian for DTC. The trust PIERS will be issued in denominations of $50 stated liquidation amount and whole multiples of $50. See “Book-Entry Issuance” in this prospectus supplement.

Use of Proceeds	The Trust will use the net proceeds from the sale of the trust PIERS to acquire the convertible debentures from Omnicare. Omnicare will use the net proceeds from this offering of the trust PIERS and a portion of the net proceeds from its concurrent offering of common stock to call for redemption its outstanding 5% convertible subordinated debentures due 2007, and the remainder for general corporate purposes. Omnicare will use the net proceeds from its concurrent offering of senior subordinated notes and borrowings under its new credit facility to pay down amounts borrowed under its existing credit facility and the remainder for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

U.S. Federal Income Tax Considerations	We and each holder of the trust PIERS or the convertible debentures agree in the subordinated debt securities indenture to treat the convertible debentures as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of trust PIERS, you will agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing—8.01%, compounded quarterly—even though the convertible debentures will have a significantly lower stated yield to maturity. You may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the trust PIERS or convertible debentures. In the case of a conversion, this gain will be measured by the fair market value of the stock received. A summary of the U.S. federal income tax consequences of ownership of the trust PIERS, convertible debentures and our common stock is described in this prospectus supplement under the heading “Material United States Federal Income Tax Considerations.” Owners of the trust PIERS should consult their tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the trust PIERS, convertible debentures and our common stock.

Absence of a Public Market for the Trust PIERS	The trust PIERS will be new securities. We cannot assure you that an active or liquid market will develop for the trust PIERS.

New York Stock Exchange Symbol for Omnicare Common Stock and Listing

Omnicare common stock is traded on the New York Stock Exchange under the symbol “OCR.” We intend to apply to list the trust PIERS on the NYSE under the symbol “OCR PrA.” If the trust PIERS are traded at a volume that satisfies applicable exchange listing requirements, then we will use our reasonable efforts to list those securities on the national securities exchange or quotation system on which the trust PIERS are then listed or quoted.

Risk Factors

An investment in the trust PIERS involves certain risks that you should carefully evaluate prior to making an investment in the trust PIERS. See “Risk Factors” beginning on page S-13 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

Summary Historical and Pro Forma Consolidated Financial Information

(in thousands, except ratios and per share data)

The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

We derived the income statement data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 from our audited financial statements, which are included elsewhere in this prospectus supplement. We derived the income statement data for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 from our unaudited financial statements, which are included elsewhere in this prospectus supplement. We derived the balance sheet data as of December 31, 2000 from our audited financial statements, which are not included in this prospectus supplement. We derived the balance sheet data as of March 31, 2002 from our unaudited financial statements, which are not included in this prospectus supplement. In the opinion of management, the unaudited financial statements from which the information below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

The summary unaudited pro forma consolidated financial information set forth below is derived from the unaudited pro forma consolidated financial information included elsewhere in this prospectus supplement. The summary unaudited pro forma consolidated financial information does not necessarily reflect the results of operations or the financial position of the Company that actually would have occurred had the acquisition of NCS and this offering and the concurrent financing transactions been consummated as of the dates or for the periods indicated. The pro forma information set forth below relating to the NCS acquisition gives effect only to the adjustments included in the notes to the pro forma consolidated financial information included elsewhere in this prospectus supplement and does not reflect any synergies anticipated by our management.

	Years Ended December 31,					Three Months Ended March 31,
	Historical			Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical		Pro Forma for this Offering and the Financing Transactions
	2000	2001	2002	2002	2002	2002	2003	2003
Income Statement Data(a)(b)(c):
Total net sales(d)	$1,987,839	$2,183,036	$2,632,754	$3,273,034	$3,273,034	$638,314	$805,861	$805,861
Gross profit	525,393	579,399	691,053	796,764	796,764	164,204	207,961	207,961
Operating income	130,687	173,494	256,586	252,604	252,604	59,789	81,033	81,033
Net income	48,817	74,271	125,906	101,685	107,121	28,776	40,423	32,303
Earnings per share data:
Basic	0.53	0.80	1.34	1.08	1.07	0.31	0.43	0.32
Diluted	0.53	0.79	1.33	1.07	1.07	0.30	0.42	0.32
Dividends per share	0.09	0.09	0.09			0.0225	0.0225
Weighted average number of common shares outstanding:
Basic	92,012	93,124	94,168	94,168	99,793	93,963	94,386	100,011
Diluted	92,012	93,758	94,905	94,905	100,530	94,598	104,029	100,942

	Years Ended December 31,										Three Months Ended March 31,
	Historical						Pro Forma for the NCS Acquisition		Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions		Historical				Pro Forma for this Offering and the Financing Transactions
	2000		2001		2002		2002		2002		2002		2003		2003
Balance Sheet Data (at end of period) (a):
Cash and cash equivalents (including restricted cash)	113,907		171,318		141,083						150,461		134,791		238,566
Working capital	560,729		658,321		704,908						695,070		307,717		865,277
Total assets	2,210,218		2,290,276		2,427,585						2,417,756		3,028,554		3,152,326
Long-term debt (excluding current portion) (e)	780,706		750,669		720,187						820,450		720,411		1,150,411
Stockholders’ equity	1,068,423		1,149,783		1,275,062						1,176,215		1,312,290		1,459,847
Other Financial Data (a)(b)(c):
EBITDA (f)	204,660		247,564		301,849		312,545		312,545		71,480		93,794		93,794
Net cash flows from operating activities (k)	132,701		153,087		159,109		(j	)	(j	)	22,898		5,351		(j	)
Net cash flows from investing activities	(76,116)		(46,802)		(152,383)		(j	)	(j	)	(113,379)		(483,598)		(j	)
Capital expenditures (g)	32,423		26,222		24,648		(j	)	(j	)	4,975		3,990		(j	)
Net cash flows from financing activities	(41,777)		(49,555)		(37,966)		(j	)	(j	)	65,666		468,612		(j	)
Ratio of earnings to fixed charges (h)(i)	2.2	x	2.8	x	4.0	x	2.5	x	2.8	x	3.8	x	4.3	x	2.6	x
Ratio of EBITDA to interest expense (f)(l)	3.7	x	4.4	x	5.3	x	3.3	x	3.7	x	5.0	x	5.7	x	3.2	x
Ratio of total debt to EBITDA (f)(m)	3.8	x	3.0	x	2.4	x					3.2	x	3.7	x	3.6	x
Total debt to total capitalization	42.3%		39.5%		36.1%						41.1%		47.7%		44.6%

(a)	We have had an active acquisition program in effect since 1989. See note 2 of the notes to our 2002 consolidated financial statements for information concerning these acquisitions.
(b)	Included in the net income amounts are the following aftertax charges (in thousands):

	Years Ended December 31,								Three Months Ended March 31,
	Historical						Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical			Pro Forma for this Offering and the Financing Transactions
	2000		2001		2002		2002	2002	2002		2003	2003
Restructuring and other related charges	$17,135	(1)	$11,374	(1)	$14,381	(1)	$14,381	$14,381	$2,974	(2)	$—	$—
Other expenses	—		2,987	(3)	—		—	—	—		—	—

Total	$17,135		$14,361		$14,381		$14,381	$14,381	$2,974		$—	$—

(1)	See note 13 of the notes to our 2002 consolidated financial statements.
(2)	See note 5 of the notes to our first quarter 2003 consolidated financial statements.
(3)	See note 14 of the notes to our 2002 consolidated financial statements.
(c)	In accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the year ended December 31, 2002. Included in the net income amounts are the following aftertax goodwill amortization expense amounts (in thousands):

	2000	2001	2002
Goodwill amortization	$20,582	$20,583	$—

(d)	In accordance with the adoption of Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to our contract research services business. The prior year income statements have also been adjusted to reflect the impact of EITF No. 01-14, as required per United States (“U.S.”) generally accepted accounting principles (“GAAP”).
(e)	In 2001, we issued $375.0 million of senior subordinated notes due 2011. See note 7 of the notes to our 2002 consolidated financial statements.
(f)	EBITDA represents earnings before interest, income taxes and depreciation and amortization. We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt; however, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of our operating performance or operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others. The following is a reconciliation of the EBITDA calculation (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	Historical			Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical		Pro Forma for this Offering and the Financing Transactions
	2000	2001	2002	2002	2002	2002	2003	2003
Net income	$48,817	$74,271	$125,906	$101,685	$107,121	$28,776	$40,423	$32,303
Add: Interest expense, net of investment income	53,164	53,709	53,535	88,596	79,828	13,378	15,868	28,965
Income taxes	28,706	45,514	77,145	62,323	65,655	17,635	24,742	19,765
Depreciation and amortization	73,973	74,070	45,263	59,941	59,941	11,691	12,761	12,761

EBITDA	$204,660	$247,564	$301,849	$312,545	$312,545	$71,480	$93,794	$93,794

EBITDA	$204,660	$247,564	$301,849			$71,480	$93,794
Subtract: Interest expense, net of investment income	(53,164)	(53,709)	(53,535)			(13,378)	(15,868)
Income taxes	(28,706)	(45,514)	(77,145)			(17,635)	(24,742)
Change in assets and liabilities, net of effects from acquisition of businesses	(43,389)	(40,860)	(67,711)			(28,589)	(72,347)
Add: Provision for doubtful accounts	26,729	25,490	31,163			6,558	11,045
Deferred tax provision	19,767	17,305	15,428			2,042	13,469
Non-cash portion of restructuring charges	6,804	2,811	9,060			2,420	—

Net cash flows from operating activities (k)	$132,701	$153,087	$159,109			$22,898	$5,351

Pro forma EBITDA has been reconciled to the most closely related available pro forma GAAP measure, pro forma net income.

(g)	Primarily represents the purchase of computer equipment and software, machinery and equipment, and furniture, fixtures and leasehold improvements.
(h)	Our ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(i)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.
(j)	Pro forma cash flow measures are not required under applicable accounting rules.

(k)	The decrease in cash flows from operations during the three months ended March 31, 2003 was driven primarily by a well-publicized and broad-based slowdown of payments to all providers by the Illinois Department of Public Aid (Medicaid Program) during the first quarter of 2003. Growth in earnings during the quarter partially offset this delay in payments, which we estimate at approximately $56 million, from the State of Illinois on behalf of Medicaid beneficiaries we serve. In late April, we began to receive a higher level of payments from Illinois. We do not expect this delay in payments from the State of Illinois to significantly impact our ability to meet our current obligations.
(l)	Our ratio of EBITDA to interest expense has been computed by dividing EBITDA by interest expense. Interest expense represents gross interest expense, rather than interest expense, net of investment income. The following is a summary of gross interest expense for the periods presented (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	Historical			Pro Forma for the NCS Acquisition	Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions	Historical		Pro Forma for this Offering and the Financing Transactions
	2000	2001	2002	2002	2002	2002	2003	2003
Interest expense	$55,074	$56,324	$56,811	$93,305	$84,537	$14,176	$16,456	$29,553

Pro forma interest expense for the financing transactions includes the call premium and the write-off of unamortized debt issuance costs on the retirement of the 5% convertible subordinated debentures due 2007 totaling approximately $8.6 million and $4.2 million, respectively, for the three months ended March 31, 2003, and approximately $10.4 million and $5.0 million, respectively, for the year ended December 31, 2002.
(m)	Our ratio of total debt to EBITDA for the historical three months ended March 31, 2002 and 2003 has been computed using EBITDA for the twelve months ended March 31, 2002 and 2003, respectively, in order to facilitate comparability of this measure. The following is a reconciliation of the twelve months ended March 31, 2002 and 2003 EBITDA calculation (in thousands):

	12 Months Ended March 31,
	Historical		Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions
	2002	2003	2003
Net income	$85,003	$137,553	$122,364
Add: Interest expense, net of investment income	53,652	56,025	72,251
Income taxes	52,097	84,252	74,965
Depreciation and amortization	67,625	46,333	57,182

EBITDA	$258,377	$324,163	$326,762

EBITDA	$258,377	$324,163
Subtract: Interest expense, net of investment income	(53,652)	(56,025)
Income taxes	(52,097)	(84,252)
Changes in assets and liabilities, net of effects from acquisition of businesses	(61,216)	(111,469)
Add: Provision for doubtful accounts	24,829	35,650
Deferred tax provision	22,405	26,855
Non-cash portion of restructuring charges	5,231	6,640

Net cash flows from operating activities	$143,877	$141,562

Pro forma EBITDA has been reconciled to the most closely related available pro forma GAAP measure, pro forma net income.

RISK FACTORS

You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing Omnicare. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect Omnicare’s business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Because the Trust will rely on the payments it receives on the convertible debentures to fund all payments on the trust PIERS, and because the Trust may distribute the convertible debentures in exchange for the trust PIERS, you are making an investment regarding the convertible debentures as well as the trust PIERS. You should carefully review the information in this prospectus supplement and accompanying prospectus about the trust PIERS, the convertible debentures and the guarantee. Additionally, because the trust PIERS are convertible into Omnicare common stock as described in this prospectus supplement, you are making an investment decision with regard to Omnicare common stock. For this reason, you also should carefully review the information in this prospectus supplement and accompanying prospectus about Omnicare’s business and its common stock.

Omnicare has substantial outstanding debt and could incur more debt in the future. Any failure to meet its debt obligations would adversely affect Omnicare’s business and financial condition.

At March 31, 2003, Omnicare’s total consolidated long-term debt (including current maturities), after giving effect to this offering, the concurrent financing transactions and the use of the net proceeds therefrom, accounted for approximately 45% of its total capitalization. In addition, Omnicare and its subsidiaries may be able to incur substantial additional debt in the future. The trust PIERS, the guarantee, the convertible debentures and the subordinated debt securities indenture contain restrictions on Omnicare’s incurrence of additional debt. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, Omnicare could incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent Omnicare from incurring obligations that do not constitute debt under the documents. As of March 31, 2003, after giving effect to this offering, the concurrent financing transactions and the use of the net proceeds therefrom, Omnicare’s ratio of total indebtedness to EBITDA for the twelve months then ended would have been 3.6x and it would have had approximately $499 million of additional borrowing capacity under Omnicare’s new credit facility, subject to specific requirements, including compliance with financial covenants.

The degree to which Omnicare is leveraged could have important consequences to you, including:

•	a substantial portion of Omnicare’s cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions, dividends or general corporate or other purposes;

•	Omnicare’s ability to obtain additional financing in the future may be impaired;

•	Omnicare may be more highly leveraged than its competitors, which may place it at a competitive disadvantage;

•	Omnicare’s flexibility in planning for, or reacting to, changes in its business and industry may be limited; and

•	Omnicare’s degree of leverage may make it more vulnerable in the event of a downturn in its business or in its industry or the economy in general.

Omnicare’s ability to make payments on and to refinance its debt will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond Omnicare’s control.

We cannot assure you that Omnicare’s business will generate sufficient cash flow from operations or that future borrowings will be available under its credit facilities in an amount sufficient to enable Omnicare to pay its debt or to fund its other liquidity needs. Omnicare may need to refinance all or a portion of its debt on or before maturity. We cannot assure you that Omnicare would be able to refinance any of its debt, including any credit facilities on commercially reasonable terms or at all.

Omnicare’s obligations under the guarantee and the convertible debentures are subordinated to its senior indebtedness.

Omnicare’s obligations under the convertible debentures and the guarantee are subordinated in right of payment to all of Omnicare’s current and future senior indebtedness as defined in the subordinated debt securities indenture relating to the convertible debentures. The trust PIERS, the guarantee, the convertible debentures and the subordinated debt securities indenture governing the convertible debentures will not limit the amount of additional indebtedness, including senior indebtedness, Omnicare or its subsidiaries can create, incur, assume or guarantee. By reason of the subordination of the convertible debentures and the guarantee, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of Omnicare’s business, its assets will be available to pay the amounts due on the convertible debentures and the guarantee only after all of its senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of Omnicare’s senior indebtedness or an event of default with respect to such senior indebtedness permitting the acceleration thereof, Omnicare may be blocked from making payments on the convertible debentures pursuant to the subordinated debt securities indenture and the guarantee pursuant to the guarantee agreement. At March 31, 2003, Omnicare had approximately $876 million of senior indebtedness on a consolidated basis after giving effect to this offering, the concurrent financing transactions and the use of proceeds therefrom described under “Use of Proceeds.”

Omnicare conducts most of its operations through, and depends on funds from, its subsidiaries. Creditors of Omnicare’s subsidiaries will have priority as to such subsidiaries’ assets.

Omnicare is a holding company and holds most of its assets at, and conducts most of its operations through, direct and indirect subsidiaries. As a holding company, Omnicare’s results of operations depend on the results of operations of its subsidiaries. Moreover, Omnicare is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations, including its obligations under the guarantee and the convertible debentures. The ability of Omnicare’s subsidiaries to pay dividends or make other payments or advances to it will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

The claims of creditors of Omnicare’s subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of Omnicare’s creditors. The convertible debentures and the guarantee will be structurally subordinated to indebtedness of Omnicare’s subsidiaries. At March 31, 2003 after giving pro forma effect to the offering of the trust PIERS here, the concurrent financing transactions and the use of proceeds therefrom, the aggregate amount of debt and other obligations of Omnicare’s subsidiaries, including trade payables, would have been approximately $1.4 billion, including guarantees under Omnicare’s new credit facility and Omnicare’s new and existing senior subordinated notes.

The trust PIERS guarantee agreement covers payments only if the Trust has cash available to make payments to holders of trust PIERS, which the Trust may not have.

The ability of the Trust to pay scheduled distributions on the trust PIERS, the redemption price of the trust PIERS and the liquidation amount of the trust PIERS is solely dependent upon Omnicare making the related payments on the convertible debentures to the Trust when due. The guarantee only applies when the Trust has the cash to make a distribution but fails to do so. If Omnicare defaults in payments on the convertible debentures, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each trust PIERS. In those circumstances, holders of trust PIERS will not be able to rely upon the trust PIERS guarantee agreement for payment of these amounts. Instead, holders of trust PIERS must rely solely on the property trustee to enforce the Trust’s rights under the convertible debentures or may directly sue Omnicare to collect their pro rata share of payments owed.

You should consider the U.S. federal income tax consequences of owning the trust PIERS or the convertible debentures.

We will treat the convertible debentures as indebtedness for U.S. federal income tax purposes under current law and intend to take the position that the convertible debentures will be subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”). Each holder agrees in the subordinated debt securities indenture to treat the convertible debentures as indebtedness subject to the CPDI regulations for U.S. federal income tax purposes. As a result of such treatment, a holder may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the trust PIERS or convertible debentures. The application of the CPDI regulations to instruments such as the convertible debentures is uncertain in several significant respects, and, as a result, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described herein, and no ruling will be obtained from the Internal Revenue Service concerning the application of the CPDI regulations to the convertible debentures. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the trust PIERS or the convertible debentures. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the trust PIERS or the convertible debentures into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the trust PIERS or the convertible debentures and might have an adjusted tax basis in the trust PIERS, convertible debentures or our common stock acquired upon conversion of a trust PIERS materially different than discussed herein. Please read “Material United States Federal Income Tax Considerations” in this prospectus supplement.

Omnicare can defer interest payments on the convertible debentures, causing your distributions under the trust PIERS to be deferred, which may affect the market price of the trust PIERS.

Omnicare has the right to defer interest payments (other than contingent interest) on the convertible debentures for up to 20 consecutive quarterly periods. If Omnicare defers interest payments, the Trust will defer paying distributions to you on your trust PIERS during the deferral period. In addition, if Omnicare pays all interest then accrued and unpaid on the convertible debentures, Omnicare may elect to begin a new deferral period. There is no limitation on the number of times that Omnicare may elect to begin a deferral period.

As a result of Omnicare’s right to defer interest payments (other than contingent interest), the market price of the trust PIERS may be more volatile than the market prices of other securities that are not subject to such deferral options. Omnicare does not currently intend to exercise its right to defer interest payments on the convertible debentures. However, if Omnicare exercises this right in the future, the market price of the trust PIERS will probably decline and the trust PIERS may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying convertible debentures. If you sell your trust PIERS during a deferral period, you may not receive the same return on your investment as someone who continues to hold the trust PIERS until the end of the deferral period.

Distribution of convertible debentures by the Trust may depress trading prices to a price below the price that you paid for the trust PIERS.

Omnicare has the right to dissolve the Trust at any time. If Omnicare dissolves the Trust, the Trust will be liquidated by distribution of the convertible debentures to holders of the trust PIERS and the common securities after satisfaction of liabilities to creditors of the Trust.

Your investment in the trust PIERS may decrease in value if the convertible debentures are distributed to you upon a liquidation of the Trust. Omnicare cannot predict the liquidity of the market or market prices, if any, for the convertible debentures that may be distributed. Accordingly, the convertible debentures that you receive upon a distribution, or the trust PIERS you hold pending such distribution, may trade at a discount to the price that you paid to purchase the trust PIERS.

The trust PIERS may be redeemed prior to their maturity date and you may not be able to reinvest the proceeds from the redemption at the same or a higher rate of return.

The convertible debentures (and therefore the trust PIERS) may not be redeemed prior to June 15, 2009, except that they may be redeemed at any time upon the occurrence of certain special events. Omnicare will have the right to redeem the convertible debentures (and therefore the trust PIERS) in whole or in part at a price equal to 100% of their principal amount plus any accrued and unpaid interest at any time on or after June 15, 2009. However, if specified events occur relating to changes in tax or investment company laws that adversely affect the status of the Trust, the trust PIERS or the convertible debentures, then Omnicare will be able at any time following the change in law to redeem all of the convertible debentures at a price equal to 100% of their principal amount plus any accrued and unpaid interest. If Omnicare redeems the convertible debentures, the Trust must use the redemption price it receives to redeem the trust PIERS.

You may not be able to reinvest the proceeds of the redemption at a rate that is equal to or higher than the rate of return on the trust PIERS.

Fluctuations in the stock market as well as general economic and market conditions may harm the market price of Omnicare common stock and you may lose all or part of your investment.

As discussed elsewhere in this prospectus supplement, you may convert your trust PIERS into shares of Omnicare common stock under certain circumstances. The market price of Omnicare common stock has been subject to significant fluctuation and may continue to be subject to significant fluctuations in response to operating results and other factors, including:

•	actual or anticipated quarterly fluctuations in Omnicare’s financial results, particularly if they differ from investors’ expectations;

•	changes in financial estimates and recommendations by securities analysts;

•	general economic, market and political conditions, including war or acts of terrorism, not related to Omnicare’s business;

•	actions of Omnicare’s competitors and changes in the market valuations, strategy and capability of such competitors;

•	Omnicare’s ability to successfully integrate acquisitions and consolidations; and

•	changes in healthcare regulations and the prospects of Omnicare’s industry.

In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may harm the market price of Omnicare common stock.

Omnicare will control the Trust and you will have limited voting rights.

As a holder of trust PIERS, you will have limited voting rights. You can vote only to modify specified terms of the trust PIERS, or direct the exercise of the Trust’s rights as holder of the convertible debentures, or on the removal of the property and Delaware trustees of the Trust upon a limited number of events.

As the sole holder of the trust common securities, Omnicare can replace or remove the property and the Delaware trustees, unless there is an indenture event of default. If an event of default exists, the property and the Delaware trustees may be removed only by the holders of a majority in liquidation amount of the outstanding trust PIERS. In no event will the holders of the trust PIERS have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in Omnicare as the holder of all of the trust common securities.

Unless and until you exercise your right to convert your trust PIERS into shares of Omnicare common stock, you will not have any voting rights with respect to any matters submitted to a vote of Omnicare’s common stockholders.

Omnicare’s ability to repurchase the trust PIERS upon a change of control or in connection with an asset sale repurchase may be limited.

In the event of certain changes of control involving Omnicare, you will have the right, at your option, to require Omnicare to exchange any or all of your trust PIERS for convertible debentures having a principal amount equal to the liquidation amount of such trust PIERS and to simultaneously require Omnicare to repurchase such convertible debentures at a repurchase price in cash equal to 100% of the principal amount of the convertible debentures that are exchanged, plus accrued and unpaid interest (including deferred interest) on such convertible debentures to, but excluding, the repurchase date. Omnicare’s ability to repurchase the convertible debentures upon a change of control or in connection with any asset sale repurchase may be limited by the terms of its senior indebtedness and the subordination provisions of the subordinated debt securities indenture relating to the convertible debentures. Further, Omnicare’s ability to repurchase the convertible debentures upon a change of control or in connection with an asset sale repurchase will be dependent on the availability of sufficient funds and its ability to comply with applicable securities laws. Accordingly, there can be no assurance that Omnicare will be in a position to repurchase the convertible debentures upon a change of control or in connection with an asset sale repurchase. The term “change of control” under the subordinated debt securities indenture is limited to certain specified transactions and may not include other events that might adversely affect Omnicare’s financial condition or result in a downgrade of the credit rating (if any) of the convertible debentures, nor would the requirement that Omnicare offer to repurchase the convertible debentures upon a change of control necessarily afford holders of the convertible debentures protection in the event of a highly leveraged reorganization.

You must rely on the enforcement rights of the property trustee.

If:

•	the Trust fails to pay distributions in full on the trust PIERS, other than pursuant to a deferral of interest during an extension period, or

•	a trust event of default, which we defined under “Description of Trust PIERS—Trust Events of Default” in this prospectus supplement, including a failure by us to make payments on the convertible debentures, occurs and is continuing;

you must rely upon the enforcement rights of the property trustee, as a holder of the convertible debentures. The holders of a majority in liquidation amount of the trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the convertible debentures.

If the property trustee fails to enforce its rights under the convertible debentures in respect of an indenture event of default after a holder of record of trust PIERS has made a written request, a holder of trust PIERS may sue us directly to enforce the property trustee’s rights under the convertible debentures without first suing the property trustee. If a trust event of default has occurred and is continuing and is attributable to our failure to pay the principal, premium or interest on the convertible debentures when due, the registered holder of the trust PIERS may sue directly for enforcement of payment to the holder of the principal, premium or interest on the convertible debentures having a principal amount equal to the aggregate liquidation amount of the trust PIERS of such holder. As the holder of the trust common securities, Omnicare must be subrogated to the rights of such holder of trust PIERS under the declaration of trust to the extent of any payment made by Omnicare to such holder of trust PIERS in that suit. The holders of trust PIERS will not be able to exercise directly any other remedy available to the holders of convertible debentures.

The limited covenants relating to the trust PIERS, the convertible debentures and the guarantee may not protect your investment in the event that Omnicare experiences financial difficulties or a change in control.

The covenants in the governing documents relating to the trust PIERS, the convertible debentures and the guarantee are extremely limited. In particular, these governing documents do not contain covenants that limit Omnicare’s ability to incur additional indebtedness or (except during a deferral period) to pay dividends on or repurchase its capital stock, nor do they contain provisions permitting holders of the trust PIERS or convertible debentures to require the repurchase of their securities in the event of a decline in its credit rating. As a result, these governing documents do not fully protect you in the event of an adverse change in Omnicare’s financial condition or in the event of a highly leveraged transaction or similar transaction involving Omnicare that may adversely affect the holders of the trust PIERS.

There is no existing market for the trust PIERS; even if a market develops, you may not be able to sell your trust PIERS at the price you desire or sell them at all and the market price may be subject to extreme price fluctuations.

There is no existing trading market for the trust PIERS. Although we have applied to list the trust PIERS on the New York Stock Exchange, we cannot ensure that an active market will develop or, if any trading market does develop, that it will be liquid or that you will be able to sell any of the trust PIERS at a particular time, if at all, or that the prices you receive, if or when you sell the trust PIERS, will be above their initial offering price. The underwriters have advised us that they intend to make a market in the trust PIERS, but they are not obligated to do so and may discontinue any market-making in the trust PIERS at any time in their sole discretion and without notice. Future trading prices of the trust PIERS in any market that may develop will depend on many factors, including Omnicare’s operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Declines in the market for high-yield securities generally also may adversely affect the liquidity of, and trading market for, the trust PIERS.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $291 million (or approximately $334 million if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting commission and estimated offering expenses payable by us. The Trust will use the net proceeds from the sale of the trust PIERS to acquire the convertible debentures from Omnicare. Omnicare will use the net proceeds from this offering and a portion of the net proceeds from its concurrent offering of common stock to call for redemption its outstanding 5% convertible subordinated debentures due 2007, and the remainder for general corporate purposes. Omnicare intends to use the net proceeds from its concurrent offering of senior subordinated notes and borrowings under its new $750 million credit facility to pay down amounts borrowed under its existing bank credit facility, which indebtedness at March 31, 2003 aggregated $474.0 million, and the remainder for general corporate purposes. Loans under Omnicare’s existing credit facility bear interest at fluctuating rates, 2.7% as of March 31, 2003, based on Omnicare’s levels of performance under certain financial ratios and have a stated maturity of March 20, 2004. The indebtedness to be repaid under Omnicare’s existing credit facility was incurred to finance the acquisition of NCS and for general corporate purposes, including working capital. Completion of this offering of trust PIERS is conditioned on the completion of the concurrent offerings of common stock and senior subordinated notes and the refinancing of Omnicare’s existing credit facility with its new credit facility. See “Description of Concurrent Financing Transactions” for more information.

We expect the sources and uses of funds from these transactions to be:

Amount
(in millions)
Sources of Funds
New revolving credit facility	$—
Term loan under new credit facility due 2007	250.0
Senior subordinated notes due 2013	250.0
Trust PIERS due 2033 offered hereby	300.0
Common stock	164.0

Total Sources	$964.0

Uses of Funds
Refinance existing credit facility	$474.0
Redeem 5% convertible subordinated debentures due 2007	345.0
Premium for redemption of 5% convertible subordinated debentures	8.6
Addition to cash	103.8
Estimated offering expenses	32.6

Total Uses	$964.0

CAPITALIZATION

This table sets forth our consolidated capitalization at March 31, 2003:

•	on an historical basis; and

•	as adjusted to reflect the sale of the trust PIERS in this offering and the concurrent financing transactions and the application of the net proceeds therefrom as described under “Use of Proceeds.”

	Actual	As Adjusted for this Offering and the Financing Transactions
	(in thousands, except share data)

Current debt (including current portion of credit facilities)	$474,407	$25,407

Long-term debt, net of current portion:
Long-term debt	411	411
New credit facility	—	—
Term loan under new credit facility due 2007	—	225,000
5% convertible subordinated debentures due 2007	345,000	—
8 1/8% senior subordinated notes due 2011	375,000	375,000
6 1/8% senior subordinated notes due 2013	—	250,000
4.00% convertible debentures due 2033	—	300,000

Total long-term debt, net of current portion	720,411	1,150,411

Total debt	1,194,818	1,175,818

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding as of March 31, 2003	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 96,019,700 shares issued as of March 31, 2003 and 101,644,700 shares issued as adjusted	96,020	101,645
Paid-in capital	752,015	901,754
Retained earnings	537,066	529,259
Treasury stock—at cost (1,331,300 shares)	(28,338)	(28,338)
Deferred compensation	(41,303)	(41,303)
Accumulated other comprehensive income	(3,170)	(3,170)

Total stockholders’ equity	1,312,290	1,459,847

Total capitalization	$2,507,108	$2,635,665

COMMON STOCK PRICE RANGE

Omnicare common stock is traded on the New York Stock Exchange under the symbol “OCR.” The following table sets forth for the periods indicated below the reported high and low closing sales prices of Omnicare common stock as reported on the New York Stock Exchange.

	High	Low
2001
First Quarter	$22.99	$17.75
Second Quarter	$22.65	$18.75
Third Quarter	$26.00	$19.00
Fourth Quarter	$25.01	$18.30
2002
First Quarter	$25.89	$20.85
Second Quarter	$28.35	$23.84
Third Quarter	$25.44	$18.41
Fourth Quarter	$24.22	$19.52
2003
First Quarter	$27.21	$23.46
Second Quarter (through June 9, 2003)	$29.16	$25.03

The closing sale price of Omnicare common stock on June 9, 2003 was $29.16 per share, as reported on the New York Stock Exchange. As of April 30, 2003 there were 2,413 holders of record of Omnicare common stock. This amount does not include stockholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms and banks.

DIVIDEND POLICY

On February 6, 2003, Omnicare’s board of directors approved a quarterly cash dividend rate of $0.0225, for an indicated annual rate of $0.09 per share for 2003, which is consistent with annual dividends paid per common share for the 2002 and 2001 years. It is presently intended that cash dividends on common shares will continue to be paid on a quarterly basis; however, future dividends are necessarily dependent upon our earnings and financial condition and other factors not currently determinable.

ACCOUNTING TREATMENT

For financial reporting purposes, the Trust will be treated as an equity method investment of Omnicare. The convertible debentures will be presented as a separate line item on Omnicare’s consolidated balance sheet, and appropriate disclosures concerning the trust PIERS, the guarantee and the convertible debentures will be included in Omnicare’s notes to consolidated financial statements. For financial reporting purposes, Omnicare will record interest payable to the trust as interest expense in its consolidated statement of income.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except ratios and per share data)

The following table summarizes our selected historical consolidated financial information, which should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement.

We derived the income statement data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 from our audited financial statements, which are included elsewhere in this prospectus supplement. We derived the income statement data for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 from our unaudited financial statements, which are included elsewhere in this prospectus supplement. We derived the income statement data for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 from our audited financial statements, which are not included in this prospectus supplement. We derived the balance sheet data as of March 31, 2002 from our unaudited financial statements, which are not included in this prospectus supplement. In the opinion of management, the unaudited financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

	Years Ended December 31,										Three Months Ended March 31,
	Historical										Historical
	1998		1999		2000		2001		2002		2002		2003
Income Statement Data (a)(b)(c):
Total net sales (d)	$1,536,224		$1,880,998		$1,987,839		$2,183,036		$2,632,754		$638,314		$805,861
Gross profit	458,627		523,283		525,393		579,399		691,053		164,204		207,961
Operating income	156,121		136,305		130,687		173,494		256,586		59,789		81,033
Net income	80,379		57,721		48,817		74,271		125,906		28,776		40,423
Earnings per share data:
Basic	0.90		0.63		0.53		0.80		1.34		0.31		0.43
Diluted	0.90		0.63		0.53		0.79		1.33		0.30		0.42
Dividends per share	0.08		0.09		0.09		0.09		0.09		0.0225		0.0225

Weighted average number of common shares outstanding:
Basic	89,081		90,999		92,012		93,124		94,168		93,963		94,386
Diluted	89,786		91,238		92,012		93,758		94,905		94,598		104,029

Balance Sheet Data (at end of period) (a):
Cash and cash equivalents (including restricted cash)	54,312		97,267		113,907		171,318		141,083		150,461		134,791
Working capital	369,749		430,102		560,729		658,321		704,908		695,070		307,717
Total assets	1,903,829		2,167,973		2,210,218		2,290,276		2,427,585		2,417,756		3,028,554
Long-term debt (excluding current portion) (e)	651,556		736,944		780,706		750,669		720,187		820,450		720,411
Stockholders’ equity	963,471		1,028,380		1,068,423		1,149,783		1,275,062		1,176,215		1,312,290

Other Financial Data (a)(b)(c):
EBITDA (f)	203,757		205,669		204,660		247,564		301,849		71,480		93,794
Net cash flows from operating activities (j)	89,507		101,114		132,701		153,087		159,109		22,898		5,351
Net cash flows from investing activities	(449,718)		(203,517)		(76,116)		(46,802)		(152,383)		(113,379)		(483,598)
Capital expenditures (g)	53,179		58,749		32,423		26,222		24,648		4,975		3,990
Net cash flows from financing activities	276,652		145,502		(41,777)		(49,555)		(37,966)		65,666		468,612
Ratio of earnings to fixed charges (h)(i)	5.3	x	2.6	x	2.2	x	2.8	x	4.0	x	3.8	x	4.3	x
Ratio of EBITDA to interest expense (f)(k)	8.6	x	4.5	x	3.7	x	4.4	x	5.3	x	5.0	x	5.7	x
Ratio of total debt to EBITDA (f)(l)	3.2	x	4.0	x	3.8	x	3.0	x	2.4	x	3.2	x	3.7	x
Total debt to total capitalization	40.4%		44.2%		42.3%		39.5%		36.1%		41.1%		47.7%

(a)	We have had an active acquisition program in effect since 1989. See note 2 of the notes to our 2002 consolidated financial statements for information concerning these acquisitions.
(b)	Included in the net income amounts are the following aftertax charges (credits) (in thousands):

	Years Ended December 31,								Three Months Ended March 31,
	Historical								Historical
	1998	1999	2000		2001		2002		2002		2003
Restructuring and other related charges	$2,689	$22,698	$17,135	(1)	$11,374	(1)	$14,381	(1)	$2,974	(2)	$—
Other expenses	—	—	—		2,987	(3)	—		—		—
Acquisition expenses, pooling-of-interests	13,869	(376)	—		—		—		—		—

Total	$16,558	$22,322	$17,135		$14,361		$14,381		$2,974		$—

(1)	See note 13 of the notes to our 2002 consolidated financial statements.
(2)	See note 5 of the notes to our first quarter 2003 consolidated financial statements.
(3)	See note 14 of the notes to our 2002 consolidated financial statements.
(c)	In accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the year ended December 31, 2002. Included in the net income amounts are the following aftertax goodwill amortization expense amounts (in thousands):

	1998	1999	2000	2001	2002
Goodwill amortization	$13,649	$19,675	$20,582	$20,583	$—

(d)	In accordance with the adoption of Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to our contract research services business. The prior year income statements have also been adjusted to reflect the impact of EITF No. 01-14, as required per United States (“U.S.”) generally accepted accounting principles (“GAAP”).
(e)	In 2001, we issued $375.0 million of senior subordinated notes due 2011. See note 7 of the notes to our 2002 consolidated financial statements.
(f)	EBITDA represents earnings before interest, income taxes and depreciation and amortization. We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt; however, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of our operating performance or operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others. The following is a reconciliation of the EBITDA calculation (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	Historical					Historical
	1998	1999	2000	2001	2002	2002	2003
Net income	$80,379	$57,721	$48,817	$74,271	$125,906	$28,776	$40,423
Add: Interest expense, net of investment income	20,255	44,634	53,164	53,709	53,535	13,378	15,868
Income taxes	55,487	33,950	28,706	45,514	77,145	17,635	24,742
Depreciation and amortization	47,636	69,364	73,973	74,070	45,263	11,691	12,761

EBITDA	$203,757	$205,669	$204,660	$247,564	$301,849	$71,480	$93,794

EBITDA	$203,757	$205,669	$204,660	$247,564	$301,849	$71,480	$93,794
Subtract: Interest expense, net of investment income	(20,255)	(44,634)	(53,164)	(53,709)	(53,535)	(13,378)	(15,868)
Income taxes	(55,487)	(33,950)	(28,706)	(45,514)	(77,145)	(17,635)	(24,742)
Change in assets and liabilities, net of effects from acquisition of businesses	(60,440)	(75,298)	(43,389)	(40,860)	(67,711)	(28,589)	(72,347)
Add: Provision for doubtful accounts	12,405	22,056	26,729	25,490	31,163	6,558	11,045
Deferred tax provision	7,579	23,073	19,767	17,305	15,428	2,042	13,469
Non-cash portion of restructuring charges	1,948	4,198	6,804	2,811	9,060	2,420	—

Net cash flows from operating activities (j)	$89,507	$101,114	$132,701	$153,087	$159,109	$22,898	$5,351

(g)	Primarily represents the purchase of computer equipment and software, machinery and equipment, and furniture, fixtures and leasehold improvements.

(h)	Our ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(i)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.
(j)	The decrease in cash flows from operations during the three months ended March 31, 2003 was driven primarily by a well-publicized and broad-based slowdown of payments to all providers by the Illinois Department of Public Aid (Medicaid Program) during the first quarter of 2003. Growth in earnings during the quarter partially offset this delay in payments, which we estimate at approximately $56 million, from the State of Illinois on behalf of Medicaid beneficiaries we serve. In late April, we began to receive a higher level of payments from Illinois. We do not expect this delay in payments from the State of Illinois to significantly impact our ability to meet our current obligations.
(k)	Our ratio of EBITDA to interest expense has been computed by dividing EBITDA by interest expense. Interest expense represents gross interest expense, rather than interest expense, net of investment income. The following is a summary of gross interest expense for the periods presented (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
Interest expense	$23,611	$46,166	$55,074	$56,324	$56,811	$14,176	$16,456

(l)	Our ratio of total debt to EBITDA for the historical three months ended March 31, 2002 and 2003 has been computed using EBITDA for the twelve months ended March 31, 2002 and 2003, respectively, in order to facilitate comparability of this measure. The following is a reconciliation of the twelve months ended March 31, 2002 and 2003 EBITDA calculation (in thousands):

	12 Months Ended March 31,
	Historical
	2002	2003
Net income	$85,003	$137,553
Add: Interest expense, net of investment income	53,652	56,025
Income taxes	52,097	84,252
Depreciation and amortization	67,625	46,333

EBITDA	$258,377	$324,163

EBITDA	$258,377	$324,163
Subtract: Interest expense, net of investment income	(53,652)	(56,025)
Income taxes	(52,097)	(84,252)
Changes in assets and liabilities, net of effects from acquisition of businesses	(61,216)	(111,469)
Add: Provision for doubtful accounts	24,829	35,650
Deferred tax provision	22,405	26,855
Non-cash portion of restructuring charges	5,231	6,640

Net cash flows from operating activities	$143,877	$141,562

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share data)

The unaudited pro forma consolidated statement of income data for the year ended December 31, 2002 gives effect to the acquisition of NCS and the offering of trust PIERS hereby together with the concurrent financing transactions as if such transactions had occurred on January 1, 2002. The unaudited pro forma consolidated statement of income data for the three months ended March 31, 2003 gives pro forma effect to this offering together with the concurrent financing transactions as if such transactions had occurred on January 1, 2003. The unaudited pro forma consolidated balance sheet data as of March 31, 2003 gives pro forma effect to this offering together with the concurrent financing transactions as if such transactions had occurred on March 31, 2003. Our historical December 31, 2002 financial information is derived from our audited consolidated financial statements for the year ended December 31, 2002 and historical financial information for NCS is derived from the unaudited financial statements of NCS for the twelve months ended December 31, 2002. Our historical March 31, 2003 financial information is derived from our unaudited consolidated financial statements as of and for the three months ended March 31, 2003.

The unaudited pro forma consolidated financial information should be read in conjunction with (1) our unaudited consolidated financial statements and related notes thereto for the three-month period ended March 31, 2003 and our audited consolidated financial statements and related notes thereto for the year ended December 31, 2002, both included elsewhere in this prospectus supplement and (2) the unaudited condensed consolidated financial statements and related notes thereto of NCS for the six-month period ended December 31, 2002 and the audited consolidated financial statements and related notes thereto of NCS for the year ended June 30, 2002, incorporated by reference into this prospectus supplement. The pro forma information is presented for illustration purposes only and does not purport to be indicative of the combined financial condition or results of operations that actually would have occurred if the acquisition of NCS and this offering and the concurrent financing transactions had been effected at the dates indicated or to project future financial condition or results of operations for any future period. The pro forma information set forth below relating to the NCS acquisition gives effect only to the adjustments included in the accompanying notes and does not reflect any synergies anticipated by our management.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2002

	Historical		Adjustments for the NCS Acquisition		Pro Forma for the NCS Acquisition	Adjustments for this Offering and the Financing Transactions (ab)		Pro Forma for the NCS Acquisition and this Offering and the Financing Transactions
	Omnicare	NCS

Sales	$2,606,450	$655,797	$(15,517	)(a)	$3,246,730	$—		$3,246,730
Reimbursable out-of-pockets	26,304	—	—		26,304	—		26,304

Total net sales	2,632,754	655,797	(15,517)		3,273,034	—		3,273,034

Cost of sales	1,915,397	550,086	(15,517	)(a)	2,449,966	—		2,449,966
Reimbursed out-of-pocket expenses	26,304	—	—		26,304	—		26,304

Total direct costs	1,941,701	550,086	(15,517)		2,476,270	—		2,476,270

Gross profit	691,053	105,711	—		796,764	—		796,764
Selling, general and administrative expenses	411,272	107,663	(720	)(b)	520,965	—		520,965
			2,750	(c)
Restructuring and other related charges	23,195	—	—		23,195	—		23,195

Operating income (loss)	256,586	(1,952)	(2,030)		252,604	—		252,604
Investment income	3,276	—	1,433	(a)	4,709	—		4,709
Interest expense	(56,811)	(24,512)	(10,549	)(d)	(93,305)	27,136	(h)	(84,537)
			(1,433	)(a)		(10,350	)(i)
						(5,029	)(j)
						(2,989	)(k)

Income (loss) before income taxes	203,051	(26,464)	(12,579)		164,008	8,768		172,776
Income taxes	77,145	270	(4,780	)(e)	62,323	3,332	(l)	65,655
			(270	)(f)
			(10,042	)(g)

Net income (loss)	$125,906	$(26,734)	$2,513		$101,685	$5,436		$107,121

Earnings per share:
Basic	$1.34				$1.08			$1.07

Diluted	$1.33				$1.07			$1.07

Weighted average number of common shares outstanding:
Basic	94,168				94,168	5,625	(m)	99,793

Diluted	94,905				94,905	5,625	(m)	100,530

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2003

	Historical	Adjustments for this Offering and the Financing Transactions		Pro Forma for this Offering and the Financing Transactions

ASSETS
Current assets:
Cash and cash equivalents	$128,990	$112,400	(n)	$ 232,765
		(8,625	)(o)
Restricted cash	5,801	—		5,801
Accounts receivable, less allowances	634,236	—		634,236
Unbilled receivables	25,790	—		25,790
Inventories	232,338	—		232,338
Deferred income tax benefits	25,833	—		25,833
Other current assets	107,984	—		107,984

Total current assets	1,160,972	103,775		1,264,747
Properties and equipment, at cost less accumulated depreciation	157,482	—		157,482
Goodwill	1,605,168	—		1,605,168
Other noncurrent assets	104,932	23,964	(p)	124,929
		(3,967	)(j)

Total assets	$3,028,554	$123,772		$3,152,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,208	$—		$214,208
Current debt	474,407	(474,000	)(q)	25,407
		25,000	(r)
Accrued employee compensation	26,480	—		26,480
Deferred revenue	33,042	—		33,042
Income tax payable	22,268	(4,785	)(s)	17,483
Other current liabilities	82,850	—		82,850

Total current liabilities	853,255	(453,785)		399,470
Long-term debt	411	—		411
5.0% convertible subordinated debentures due 2007	345,000	(345,000	)(t)	—
Term loan due 2007	—	225,000	(r)	225,000
8.125% senior subordinated notes due 2011	375,000	—		375,000
6 1/8% senior subordinated notes due 2013	—	250,000	(u)	250,000
4.00% convertible debentures due 2033	—	300,000	(v)	300,000
Deferred income tax liabilities	91,678	—		91,678
Other noncurrent liabilities	50,920	—		50,920

Total liabilities	1,716,264	(23,785)		1,692,479

Stockholders’ equity
Preferred stock	—	—		—
Common stock	96,020	5,625	(w)	101,645
Paid-in capital	752,015	149,739	(x)	901,754
Retained earnings (deficit)	537,066	(7,807	)(y)	529,259

	1,385,101	147,557		1,532,658
Treasury stock, at cost	(28,338)	—		(28,338)
Deferred compensation	(41,303)	—		(41,303)
Accumulated other comprehensive income	(3,170)	—		(3,170)

Total stockholders’ equity (deficit)	1,312,290	147,557		1,459,847

Total liabilities and stockholders’ equity	$3,028,554	$123,772		$3,152,326

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

THREE MONTHS ENDED MARCH 31, 2003

	Historical	Adjustments for this Offering and the Financing Transactions (ab)		Pro Forma for this Offering and the Financing Transactions

Sales	$797,753	$—		$797,753
Reimbursable out-of-pockets	8,108	—		8,108

Total net sales	805,861	—		805,861

Cost of sales	589,792	—		589,792
Reimbursed out-of-pocket expenses	8,108	—		8,108

Total direct costs	597,900	—		597,900

Gross profit	207,961	—		207,961
Selling, general and administrative expenses	126,928	—		126,928

Operating income (loss)	81,033	—		81,033
Investment income	588	—		588
Interest expense	(16,456)	454	(h)	(29,553)
		(8,625	)(i)
		(4,179	)(j)
		(747	)(k)

Income (loss) before income taxes	65,165	(13,097)		52,068
Income taxes	24,742	(4,977	)(l)	19,765

Net income (loss)	$40,423	$(8,120)		$32,303

Earnings per share:
Basic	$0.43			$0.32

Diluted	$0.42			$0.32

Weighted average number of common shares outstanding:
Basic	94,386	5,625	(z)	100,011

Diluted	104,029	(3,087	)(aa)	100,942

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

(a)	To reclassify historical NCS balances to conform with our presentation.

(b)	To eliminate NCS historical amortization of debt issuance costs, included in selling, general and administrative expenses.

(c)	To record amortization expense relating to the estimated $11,000 of identifiable intangible assets resulting from the acquisition of NCS, based preliminarily on the average estimated useful life of four years.

(d)	To adjust interest expense to:
		Year Ended December 31, 2002
(i)	eliminate historical interest expense on the NCS debt repaid at closing	$(22,359)
(ii)	eliminate commitment fees on our line of credit facility, assuming drawn at a $493,000 level beginning January 1, 2002	(1,602)
(iii)	record interest expense at 7% (the estimated average long-term rate on the borrowings) on the $493,000 of cash consideration and transaction costs financed by us through a drawdown on our $500,000 existing credit facility, and assumed to be outstanding at January 1, 2002 (annual interest expense would change by approximately $616 for each 1/8% change in the interest rate)	34,510

		$10,549

(e)	Tax effect of all pretax pro forma adjustments at our effective tax rate of 38%, which is not materially different than the combined federal and state statutory rates.

(f)	To eliminate NCS historical tax provision.

(g)	To establish NCS tax provision at our 38% effective tax rate level.

(h)	To record the decrease (increase) in interest expense for the following, relating to this and our other financing transactions:
		Year Ended December 31, 2002	Three Months Ended March 31, 2003
(i)	For the year ended December 31, 2002, eliminate historical interest expense on (a) the paydown of our line of credit borrowings at the pro forma rate of 7%, (b) our 5% convertible subordinated debentures, (c) the commitment fee on our existing credit facility and (d) related amortization of debt issuance costs. For the three months ended March 31, 2003, eliminate historical interest expense for actual interest incurred related to our existing credit facility, our 5% convertible subordinated debentures, the commitment fee on our existing credit facility and related amortization of debt issuance costs	$57,509	$7,708
(ii)	Record interest expense on the 6 1/8% senior subordinated notes due 2013. The interest calculated herein is at 3.38%, based on the swap agreement, to be entered into in connection with the financing transactions	(8,450)	(2,113)
(iii)	Record interest expense on the 4.00% convertible debentures due 2033 .	(12,000)	(3,000)
(iv)	Record interest expense on the term loan under the new credit facility due 2007, at an assumed rate of 3.219% for the year ended December 31, 2002 and 2.675% for the three months ended March 31, 2003 (calculated as LIBOR + 1.375%)	(8,048)	(1,672)
(v)	Record interest expense for the commitment fee on the new credit facility at an assumed rate of 0.375%	(1,875)	(469)

	Total	$27,136	$454

Concurrent with the transaction, we expect to enter into an interest rate swap contract to exchange the fixed interest rate on the newly issued 6 1/8% senior subordinated notes due 2013 to a variable rate (assumed to be 3.38% for this pro forma presentation).

(i)	To increase interest expense for the call premium on the redemption of the 5% convertible subordinated debentures due 2007. The call premium at the time of the redemption would have been 3.0% at January 1, 2002 and 2.5% at January 1, 2003.

(j)	To write off the deferred debt issuance costs associated with our $345,000 5% convertible subordinated debentures due 2007, the net book value of which totaled $5,029, $4,179 and $3,967 at January 1, 2002, January 1, 2003 and March 31, 2003, respectively.

(k)	To record amortization of new debt issuance costs.

(l)	To tax effect the pro forma adjustments at our historical effective tax rate of 38%.

(m)	To increase the average number of shares outstanding for the issuance of 5,625 shares of our common stock at $29.16 per share.

(n)	To record the net increase in cash for the following, relating to this and our other financing transactions:

		March 31, 2003
(i)	Decrease in cash for the payoff of borrowings under our existing credit facility of $474,000 as of March 31, 2003 and our $345,000 5% convertible subordinated debentures due 2007	$(819,000)
(ii)	Increase in cash for the net proceeds of the issuance of common stock	155,364
(iii)	Increase in cash for the net proceeds of the 6 1/8% senior subordinated notes due 2013	243,658
(iv)	Increase in cash for the net proceeds of the 4.00% convertible debentures due 2033	290,533
(v)	Increase in cash for the net proceeds of the term loan under the new credit facility due 2007	241,783

		$112,400

(o)	To decrease cash for the payment of the 2.5% call premium on the redemption of our 5% convertible subordinated debentures due 2007.

(p)	To increase other non-current assets for the estimated costs of our debt-related financing transactions.

(q)	To record the payoff of our $474,000 current debt with proceeds from the refinancing transactions.

(r)	To record the draw down of the $250,000 term loan portion of the new $750,000 credit facility due 2007, at an assumed rate of 2.675%.

(s)	To record the tax effect of the payment of the 2.5% call premium and write-off of unamortized debt issuance costs related to the redemption of our 5% convertible subordinated debentures due 2007 at our effective tax rate of 38%.

(t)	To record the redemption of our $345,000 5% convertible subordinated debentures due 2007 with proceeds from the offering of common stock and the net proceeds from the offering of the trust PIERS.

(u)	To record the proceeds from the issuance of $250,000 of 6 1/8% senior subordinated notes due 2013.

(v)	To record the proceeds from the issuance of $300,000 of 4.00% convertible debentures due 2033.

(w)	To record the issuance of 5,625 shares of our common stock, $1 par value, at $29.16 per share.

(x)	To record an increase in additional paid-in capital for the excess of gross proceeds from the issuance of common stock, less issuance costs, over the $1 par value common stock issued.

(y)	To decrease retained earnings for the aftertax effect of the payment of the 2.5% call premium on the redemption of our 5% convertible subordinated debentures due 2007 and the write-off of the related unamortized debt issuance costs.

(z)	To increase the average number of shares outstanding for the issuance of 5,625 shares of our common stock at $29.16 per share.

(aa)	To reflect the net decrease in the average number of diluted shares outstanding (increase for the issuance of 5,625 shares of our common stock, at $29.16 per share, and a decrease of 8,712 shares for the dilutive effect of our 5% convertible subordinated debentures due 2007 that will be redeemed as part of the refinancing transactions).

(ab)	Interest expense included in the adjustments for this offering and the financing transactions would change for each 1/8% movement in the interest rate as follows:

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
Term loan due 2007	$313	$78

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus.

Results of Operations

The following table presents our net sales and results of operations for each of the years ended December 31, 2000, 2001 and 2002, and for the three months ended March 31, 2002 and 2003 (in thousands, except per share data). In accordance with the Securities and Exchange Commission’s recent release entitled “Conditions for Use of Non-GAAP Financial Measures,” we have disclosed, with the exception of earnings before interest, income taxes, depreciation and amortization, or EBITDA, (as discussed below), only those measures that are in accordance with United States generally accepted accounting principles, or U.S. GAAP.

	For Years Ended December 31,			For Three Months Ended March 31,
	2000	2001	2002	2002	2003
Total net sales	$1,987,839	$2,183,036	$2,632,754	$638,314	$805,861

Net income	$48,817	$74,271	$125,906	$28,776	$40,423

Earnings per share:
Basic	$0.53	$0.80	$1.34	$0.31	$0.43

Diluted	$0.53	$0.79	$1.33	$0.30	$0.42

EBITDA(a)	$204,660	$247,564	$301,849	$71,480	$93,794

(a)	See “Selected Historical Consolidated Financial Information” for a reconciliation of EBITDA to net cash flows from operating activities.

We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt; however, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of our operating performance or operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others.

We adopted Emerging Issues Task Force Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” or EITF No. 01-14, which requires that, in cases where a company acts as a principal, reimbursements received for “out-of-pocket” expenses incurred be characterized as revenue and the associated costs be included as expenses in our income statement. As a result of this accounting pronouncement, which affects only our CRO business, CRO revenues and direct costs may fluctuate significantly based on the timing of when reimbursable expenses are incurred. EITF No. 01-14 had the effect of increasing both sales and costs of sales by $16.5 million, $23.9 million and $26.3 million pretax for the years ended December 31, 2000, 2001 and 2002, respectively, and by $6.3 million and $8.1 million for the three months ended March 31, 2002 and 2003, respectively. Accordingly, it had no impact on operating or net income.

Effective January 1, 2002, in accordance with U.S. GAAP, we adopted Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” eliminating the amortization of goodwill related to acquisitions. Accordingly, no goodwill amortization was recorded during the 2002 year. This accounting standard would have had the effect of adding approximately $32.7 million pretax ($20.6 million aftertax, or $0.22 per diluted share) and $33.2 million pretax ($20.6 million aftertax, or $0.22 per diluted share) to net income for the years ended December 31, 2000 and 2001, respectively.

Quarter Ended March 31, 2003 Compared to Quarter Ended March 31, 2002

Consolidated

Total net sales for the three months ended March 31, 2003 increased to $805.9 million from $638.3 million in the comparable prior year period. Diluted earnings per share for the three months ended March 31, 2003 were $0.42 versus $0.30 in the same prior year period. Net income for the 2003 first quarter was $40.4 million versus $28.8 million earned in the comparable 2002 period. EBITDA for the three months ended March 31, 2003 totaled $93.8 million in comparison with $71.5 million for the same period of 2002.

Included in the 2002 first quarter was a charge of $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share), relating to the Phase II productivity and consolidation program described hereafter under “Restructuring and Other Related Charges.”

Pharmacy Services Segment

Our pharmacy services segment recorded sales of $763.2 million for the first quarter of 2003, exceeding the 2002 amount of $596.3 million by $166.9 million. At March 31, 2003, we served long-term care facilities comprising approximately 935,000 beds as compared with approximately 729,500 beds served at March 31, 2002. The increase in revenues and in beds served was primarily a result of the acquisition of NCS, as discussed below. Additionally, pharmacy services sales increased due to the continued implementation and expansion of our clinical and other service programs, drug price inflation, and the increased market penetration of newer branded drugs targeted at the diseases of the elderly, which often carry higher prices but are significantly more effective in reducing overall healthcare costs than those they replace. Lower government reimbursement formulas in some states and the increasing number and usage of generic drugs partially offset the increase in pharmacy sales.

Operating income of the pharmacy services segment was $85.4 million in the first quarter of 2003, an $18.3 million improvement as compared with the $67.1 million earned in the comparable period of 2002. The improved operating income was primarily the result of increased sales, as discussed above, a lower operating cost structure reflecting principally the impact of the productivity and consolidation initiative started in the third quarter of 2001 and completed in the third quarter of 2002, or the Phase II Program, the completion of the integration of American Pharmaceutical Services, Inc. and related entities, collectively referred to as APS, as discussed below, and the $1.1 million pretax impact of a restructuring charge in the first quarter of 2002. However, as a percentage of sales, the pharmacy services operating income margin was slightly lower than the prior year period due to the initial impact of the addition of lower-margin NCS business.

Certain payment increases provided under the Medicare, Medicaid and SCHIP Balanced Budget Refinement Act of 1999, or BBRA, and the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, or BIPA, acts expired on October 1, 2002 with no further action taken by Congress to date. The impact of these expirations on our customers did not result in a significant impact to us in the first quarter of 2003. Congress may consider these funding issues in 2003; however, if no additional legislation is enacted, the loss of revenues associated with this occurrence could have an adverse effect on the financial condition of our skilled nursing facility clients which could, in turn, adversely affect the timing or level of their payments to us. More recently, the Centers for Medicare & Medicaid Services, or CMS, announced on May 8, 2003 that it is proposing a 2.9% increase in Medicare payment rates to skilled nursing facilities for federal fiscal year 2004 (beginning October 1, 2003). In addition, CMS is not proposing refinements to the current patient classification system in fiscal year 2004. If the final rule leaves the current classification system in place, it will result in continuation of the temporary add-on payment established by the BBRA. CMS estimates that these temporary payments would equal approximately $1 billion in fiscal year 2004. Other healthcare funding issues remain, including pressures on federal and state Medicaid budgets due to the economic downturn, which has led to decreasing reimbursement rates in certain states. While we have managed to adjust to these pricing pressures to date, such pressures are likely to continue or escalate if economic recovery does not emerge and there can be no assurance that such occurrence will not have an adverse impact on our business.

In January 2002, we completed the acquisition of the assets comprising the pharmaceutical business of APS. The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs, which aggregated approximately $120 million (including an adjustment based on the closing balance sheet review and a $6.0 million deferred payment made in the first quarter of 2003). Up to an additional $12.0 million in deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next two years.

On January 15, 2003, we closed our $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. We accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). We subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by us immediately following the acquisition. We financed the acquisition with available cash, working capital and borrowings under our three-year, $500.0 million existing credit facility. We have engaged an independent valuation firm to assist with the purchase price allocation, including the identification of goodwill and other intangible assets.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities in 33 states and managed hospital pharmacies in 10 states. NCS added approximately 182,000 beds served in the first quarter of 2003. We expect to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening our geographical reach. The net assets and operating results of NCS have been included from the date of acquisition in our financial statements beginning in the first quarter of 2003.

CRO Services Segment

Our CRO services segment recorded revenues of $42.7 million for the first quarter of 2003 compared with the $42.0 million recorded in the same prior year period. In accordance with EITF Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” we included $8.1 million and $6.3 million of reimbursable out-of-pockets in our CRO services segment reported revenue and direct cost amounts for the three months ended March 31, 2003 and 2002, respectively. Under EITF No. 01-14, in cases where a company acts as a principal, reimbursements received for “out-of-pocket” expenses incurred are required to be characterized as revenue and the associated costs are required to be included as expenses in our income statement. As a result of this accounting pronouncement, which affects only the CRO business, CRO revenues and direct costs may fluctuate significantly based on the timing of when reimbursable expenses are incurred. Excluding the impact of the reimbursable out-of-pocket expenses, revenues for the quarter ended March 31, 2003 were marginally lower than the prior-year first quarter revenues.

Operating income in the CRO services segment was $4.7 million in the first quarter of 2003 compared with $1.2 million in the same 2002 period. The improvement in operating performance was attributable to the year-over-year realization of benefits from our initiatives to integrate and streamline the organization and the impact of restructuring charges associated with the Phase II productivity and consolidation program, which totaled $3.7 million pretax in the 2002 first quarter. Backlog at March 31, 2003 was $180.4 million, representing a decrease of $16.6 million from the March 31, 2002 backlog of $197.0 million and $1.2 million from the December 31, 2002 backlog of $181.6 million due to projects moving out of backlog, as well as the cancellation of certain projects in late 2002 and early 2003.

Consolidated

Our consolidated gross profit of $208.0 million increased $43.8 million during the first quarter of 2003 from the same prior-year period amount of $164.2 million. Gross profit as a percentage of total net sales of 25.8% in the three months ended March 31, 2003, was slightly higher than the 25.7% experienced during the same period of 2002. Positively impacting overall gross profit was our increased use of generic drugs, purchasing leverage associated with the procurement of pharmaceuticals due, in part, to the completion of the integration of the APS business and benefits realized from our formulary compliance program, as well as the leveraging of fixed and variable overhead costs at our pharmacies as a result of the reduced cost structure brought about by the Phase II Program. These favorable factors were offset primarily by the initial impact of the lower-margin NCS business and, to a lesser extent, by the previously mentioned shift in mix toward newer, branded drugs targeted at the diseases of the elderly that typically produce higher gross profit but lower gross profit margins, and the effects of lower government reimbursement formulas in some states.

Our selling, general and administrative, or “operating” expenses for the quarter ended March 31, 2003 of $126.9 million were higher than the comparable prior year amount of $99.6 million by $27.3 million, due to the overall growth of the business, including the acquisition of NCS. Operating expenses as a percentage of total net sales totaled 15.8% in first quarter 2003, representing a slight increase from the 15.6% experienced in the comparable prior year period. This slight increase is due to the initial impact of the NCS acquisition. Partially offsetting this increase was the year-over-year favorable impact of the Phase II Program completed in the third quarter of 2002 and the leveraging of fixed and variable overhead costs over a larger sales base in 2003 than that which existed in 2002.

Investment income for the three months ended March 31, 2003 was $0.6 million, a decline of $0.2 million from the same period of 2002. The impact of lower interest rates in 2003 versus 2002 was the primary driver of the decrease in investment income.

Interest expense for the three months ended March 31, 2003 was $16.5 million compared with $14.2 million in the comparable prior-year period. The increase related to the previously mentioned financing of the NCS acquisition in January 2003 through borrowings on the existing credit facility of $499.0 million, partially offset by a $25.0 million repayment in the 2003 first quarter.

The effective income tax rate was 38% in 2003, consistent with the prior year. The effective tax rates in 2003 and 2002 are higher than the federal statutory rate largely as a result of the combined impact of state and local income taxes, various nondeductible expenses and tax-accrual adjustments.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Consolidated

Total net sales for 2002 increased to $2,632.8 million from $2,183.0 million in 2001. Diluted earnings per share were $1.33 for the year ended December 31, 2002 versus $0.79 in 2001. Net income for 2002 was $125.9 million versus $74.3 million in 2001. EBITDA for 2002 totaled $301.8 million in comparison with $247.6 million for 2001.

Included in 2002 and 2001 were aggregate charges of $23.2 million and $18.3 million pretax, respectively ($14.4 million and $11.4 million aftertax, or $0.15 and $0.12 per diluted share, respectively), relating to the Phase II productivity and consolidation program described hereafter under “Restructuring and Other Related Charges.” The charges were primarily comprised of employee severance pay, employment agreement buy-out costs, lease termination costs, the write-off of leasehold improvements and other assets, and professional fees and other facility exit costs.

Included in the 2001 results are other expense items totaling $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share). Specifically, in early 2001, we recorded a $1.8 million pretax special charge representing a repayment to the Medicare program of overpayments made to one of our pharmacy units during the period from January 1997 through April 1998. As part of our corporate compliance program, we learned of the overpayments, which related to Medicare Part B claims that contained documentation errors, and notified the Health Care Financing Administration (now known as CMS) for review and determination of the amount of overpayment. Further, we recorded a $3.0 million pretax special charge in mid-2001, representing a settlement in June 2001 of certain contractual issues with a customer, which issues and amount relate to prior year periods.

Pharmacy Services Segment

Our pharmacy services segment recorded sales of $2,467.2 million for the year ended December 31, 2002, exceeding the 2001 amount of $2,033.8 million by $433.4 million, or 21.3%. At December 31, 2002, we served long-term care facilities comprising approximately 754,000 beds as compared with approximately 662,000 beds served at December 31, 2001. The increase in beds served was a result of the acquisition of APS, as discussed below, and the efforts of our National Sales & Marketing Group and pharmacy staff to develop new contracts with long-term care facilities. The increase in sales relating to the APS acquisition approximated $240 million. Additionally, pharmacy services sales increased due to the continued implementation and expansion of our clinical and other service programs, drug price inflation, and the increased market penetration of newer drugs, which often carry higher prices but are significantly more effective in reducing overall healthcare costs than those they replace. Lower government reimbursement formulas in some states partially offset the increase in pharmacy sales. We estimate that drug price inflation for our highest dollar volume products in 2002 was approximately 5%.

Operating profit of the pharmacy services segment was $288.2 million in 2002, an $87.4 million improvement as compared with the $200.8 million earned in 2001. As a percentage of the segment’s sales, operating profit was 11.7% in 2002, compared with 9.9% in 2001. The improved operating profit was primarily the result of increased sales, as discussed above, a lower operating cost structure reflecting principally the impact of the productivity and consolidation initiative started in the third quarter of 2001, or the Phase II Program, the overall synergies realized from the APS integration (although margins were initially unfavorably impacted early in 2002 by the addition of the lower margin APS business), the exclusion of goodwill amortization in 2002 as previously discussed (an expense that totaled $32.1 million pretax in 2001), the year-to-year $1.7 million favorable impact of restructuring charges (which totaled $6.8 million pretax in 2002 compared with $8.5 million pretax in 2001), and other expense items in 2001 totaling $4.8 million pretax. Improvement in operating performance in 2002 also was attributable to a more stable and gradually improving operating environment in the skilled nursing facility market, a result of enactment of the BBRA and the BIPA. However, certain payment increases provided under these acts expired on October 1, 2002 with no further action taken by Congress to date. The impact of these expirations on our customers did not result in a significant impact to us in 2002. Congress may consider these funding issues in 2003, however, if no additional legislation is enacted, the loss of revenues associated with this occurrence could have an adverse effect on the financial condition of our skilled nursing facility clients which could in turn, adversely affect the timing or level of their payments to us. Other healthcare funding issues remain, including pressures on federal and state Medicaid budgets due to the economic downturn which has led to decreasing reimbursement rates in certain states. While we have managed to adjust to these pricing pressures to date, such pressures are likely to continue or escalate if economic recovery does not emerge and there can be no assurance that such occurrence will not have an adverse impact on our business.

In January 2002, we completed the acquisition of the assets comprising the pharmaceutical business of APS. The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs which aggregated approximately $114 million (including an adjustment based on the closing balance sheet review). Up to an additional $18.0 million in total deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next three years.

At the time of the acquisition, APS provided professional pharmacy and related consulting services to approximately 60,000 residents of skilled nursing and assisted living facilities through its network of 32 pharmacies in 15 states, as well as respiratory and Medicare Part B services for residents of long-term care facilities. The net assets and operating results of APS have been included in our financial statements beginning in the first quarter of 2002.

On January 15, 2003, we closed our $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. We accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock, and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). We subsequently acquired the remaining shares of Class A common stock of NCS.

Our acquisition of NCS, to be accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which we retired immediately following the acquisition.

We financed the acquisition with available cash, working capital and borrowings under our three-year, $500.0 million existing credit facility.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities comprising approximately 199,000 beds in 33 states and managed hospital pharmacies in 10 states. We expect to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening our geographical reach. The net assets and operating results of NCS are included from the date of acquisition in our financial statements beginning in the first quarter of 2003.

CRO Services Segment

Our CRO services segment recorded revenues of $165.5 million for the year ended December 31, 2002, which were $16.2 million, or 10.9%, greater than the $149.3 million recorded in 2001. In accordance with EITF No. 01-14, we included $26.3 million and $23.9 million of reimbursable out-of-pockets in our CRO services segment reported revenue and direct cost amounts for the years ended December 31, 2002 and 2001, respectively. Despite volatility in revenues in the latter half of 2002 related to client-driven delays or cancellations of certain projects, the increase in CRO services revenue was achieved due to solid business gains arising from our integrated global selling efforts and relative stability in the overall drug research market. Higher levels of demand were recognized from both major pharmaceutical manufacturers and biotechnology companies, and our expanding presence throughout the world. Operating income in the CRO services segment was $4.6 million in 2002 compared with $2.5 million in 2001. As a percentage of the segment’s revenue, operating profit was 2.8% in 2002 compared with 1.7% in 2001. The improvement in operating performance was attributable to the favorable impact of the aforementioned increase in revenues, the realization of benefits from our initiatives to integrate and streamline the organization, and the exclusion of goodwill amortization in 2002 (which totaled $1.1 million pretax in 2001). Offsetting the improvement in operating performance was the $6.6 million year-to-year impact of restructuring charges associated with the Phase II productivity and consolidation program, which totaled $16.4 million pretax in 2002 compared with $9.8 million in 2001. Backlog at December 31, 2002 was $181.6 million, representing a decrease of $13.9 million from December 31, 2001 backlog of $195.5 million due to projects moving out of backlog, as well as the cancellation of certain projects in 2002.

Consolidated

Consolidated gross profit of $691.1 million increased $111.7 million in 2002 from the prior year amount of $579.4 million. Gross profit as a percentage of total net sales of 26.2% in the year ended December 31, 2002, was slightly lower than the 26.5% experienced during 2001. Positively impacting overall gross profit was our purchasing leverage associated with the procurement of pharmaceuticals due in part to efforts in integrating the APS business and benefits realized from our formulary compliance program, as well as the leveraging of fixed and variable overhead costs at our pharmacies through the reduced cost structure brought about by the Phase II Program. These favorable factors were offset primarily by the initial impact of the lower-margin APS business and, to a lesser extent, the previously mentioned shift in mix towards newer, branded drugs which typically produce higher gross profit, but lower gross profit margins, and the effects of lower government reimbursement formulas in some states.

Sales mix also impacts gross profit and includes primarily sales of pharmaceuticals and, to a lesser extent, contract research services, infusion therapy products and services, medical supplies, and other miscellaneous products and services. Sales of pharmaceuticals account for the majority of our sales and gross profit. Contract research services and infusion therapy gross profits are typically higher than gross profits associated with sales of pharmaceuticals.

Increased leverage in purchasing favorably impacts gross profit and is primarily derived through discounts from suppliers. Leveraging of fixed and variable overhead costs primarily relates to generating higher sales volumes from pharmacy facilities with no increase in fixed costs (e.g., rent) and minimal increases in variable costs (e.g., utilities), as well as the elimination of pharmacies through our productivity and consolidation initiatives, further discussed below. We believe we will be able to continue to leverage fixed and variable overhead costs through internal and acquired growth. We are generally able to obtain price increases to cover drug price inflation. In order to enhance our gross profit margins, we strategically allocate our resources to those activities that will increase internal sales growth and favorably impact sales mix, or will lower costs. In addition, through the ongoing development of our pharmaceutical purchasing programs, we are able to obtain discounts and thereby manage our pharmaceutical costs.

Operating expenses for the year ended December 31, 2002 of $411.3 million were higher than the 2001 amount of $349.5 million, by $61.8 million, due to the overall growth of the business, including the acquisition of APS. Operating expenses as a percentage of total net sales, however, totaled 15.6% in 2002, representing a decline from the 16.0% experienced in 2001. This decline is due to the year-over-year favorable impact of the Phase II Program and the leveraging of fixed and variable overhead costs over a larger sales base in 2002 than that which existed in 2001.

Investment income for the year ended December 31, 2002 was $3.3 million, an improvement of $0.7 million over the 2001 year. Larger average invested cash balances during 2002 as compared with 2001, partially offset by the impact of lower interest rates in 2002 versus 2001, was the primary driver of the slight increase in investment income.

Interest expense during 2002 of $56.8 million was relatively consistent with the comparable prior year amount of $56.3 million.

The effective income tax rate was 38% in 2002, consistent with the prior year. The effective tax rates in 2002 and 2001 are higher than the federal statutory rate largely as a result of the combined impact of state and local income taxes, various nondeductible expenses and tax-accrual adjustments.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Consolidated

Total net sales for 2001 increased to $2,183.0 million from $1,987.8 million in 2000. Diluted earnings per share were $0.79 for the year ended December 31, 2001 versus $0.53 in 2000. Net income for 2001 was $74.3 million versus $48.8 million in 2000. EBITDA for 2001 was $247.6 million in comparison to $204.7 million for 2000.

Included in 2001 and 2000 were aggregate charges of $18.3 million and $27.2 million pretax ($11.4 million and $17.1 million aftertax, or $0.12 and $0.19 per diluted share, respectively) relating to certain productivity and consolidation programs described hereafter under “Restructuring and Other Related Charges.” Additionally, included in the 2001 period were other expense items totaling $4.8 million pretax ($3.0 million aftertax), described in detail above.

Pharmacy Services Segment

Our pharmacy services segment recorded sales of $2,033.8 million for the year ended December 31, 2001, exceeding the 2000 amount of $1,858.7 million by $175.1 million, or 9.4%. The increase represents the continued internal growth of the pharmacy services business, due primarily to net growth in the number of nursing facility residents serviced, the expansion of clinical programs, and a favorable shift in the mix toward new, higher-priced branded pharmaceuticals. The growth in the number of residents serviced was generated through the efforts of our National Sales & Marketing Group and pharmacy staff in developing new pharmacy contracts with long-term care facilities, net of the elimination of certain high credit risk or uneconomic accounts. At December 31, 2001, we served long-term care facilities comprising approximately 662,000 beds as compared with approximately 636,500 beds served at December 31, 2000, a net increase during 2001 of 25,500 beds, which was nearly five times greater than the net increase experienced during 2000. The increasing market penetration of newer drugs, which often carry higher prices but are more effective in reducing overall healthcare costs than those they replace, also served to increase pharmacy services sales. We estimate that drug price inflation for our highest dollar volume products in 2001 was 5%. The factors favorably impacting sales growth in 2001 were offset in part by a decrease of $6.2 million in infusion therapy sales as compared with 2000, a result of the decrease in the number of higher acuity patients serviced.

Operating profit of the pharmacy services segment was $200.8 million in 2001, a $44.2 million improvement as compared with the $156.6 million in 2000. As a percentage of the segment’s sales, operating profit was 9.9% in 2001, compared to 8.4% in 2000. The improved operating profit was primarily the result of increased sales, as discussed above, the $13.1 million year-to-year favorable impact of restructuring charges associated with the productivity and consolidation programs, which totaled $8.5 million pretax in the 2001 year compared with $21.6 million pretax in 2000, and a lower operating cost structure reflecting principally the full period impact of the productivity and consolidation initiative completed in 2000, referred to as the Phase I Program. Improvement in operating performance in 2001 also was attributable to a more stable and gradually improving operating environment in the skilled nursing facility market, a result of enactment of the BBRA and the BIPA. During 2001, many of our pharmacy services segment customers realized the benefits of higher statutory reimbursement rates in conjunction with the implementation of the BBRA and BIPA. Offsetting the improvement in operating profit were the $4.8 million other expense items, discussed above.

CRO Services Segment

Our CRO services segment recorded revenues of $149.3 million for the year ended December 31, 2001, which were $20.2 million, or 15.6%, greater than the $129.1 million recorded in 2000. In accordance with EITF No. 01-14, we included $23.9 million and $16.5 million of reimbursable out-of-pockets in our CRO services segment reported revenue and direct costs amounts for the years ended December 31, 2001 and 2000, respectively. The increase in CRO services revenue was due to a recovery of the drug research market, as well as the efforts of our integrated global selling efforts. Higher levels of demand were recognized from both major pharmaceutical manufacturers and biotechnology companies, and our growing presence in the Pacific Rim countries contributed to the revenue increase.

Operating profit of the CRO services segment was $2.5 million in 2001 compared with $1.7 million in 2000. As a percentage of the segment’s revenue, operating profit was 1.7% in 2001 compared with 1.3% in 2000. The improvement in operating performance was attributable to the favorable impact of the aforementioned increase in revenues, the overall stabilization of the drug research market following several large pharmaceutical company mergers in 2000, as well as the realization of benefits from our initiatives to integrate and streamline the organization. Offsetting the improvement in operating performance was the $4.2 million impact of restructuring charges associated with the Phase I Program, which totaled $9.8 million pretax in the 2001 year compared with $5.6 million pretax in 2000.

Consolidated

Consolidated gross profit as a percentage of total net sales of 26.5% in the year ended December 31, 2001 improved from the rate of 26.4% experienced during 2000, and represented a year-over-year increase in gross profit of approximately $54.0 million to $579.4 million. Positively impacting overall gross profit were our purchasing leverage associated with the procurement of pharmaceuticals and benefits realized from our formulary compliance program, as well as the leveraging of fixed and variable overhead costs at our pharmacies and the full period impact of the reduced cost structure brought about by the Phase I Program completed in 2000. These favorable factors were offset in part by the previously mentioned shift in mix towards newer, branded drugs which typically produce higher gross profit, but lower gross profit margins.

Operating expenses for the year ended December 31, 2001 of $349.5 million were higher than the 2000 amount of $334.8 million, by $14.7 million, due to the overall growth of the business. Operating expenses as a percentage of total net sales, however, totaled 16.0% in 2001, representing a decline from the 16.8% experienced in 2000. This decline is primarily due to the full period favorable impact of the Phase I Program, which was successfully completed in late 2000, the leveraging of fixed and variable overhead costs over a larger sales base in 2001 than that which existed in 2000, and the integration and streamlining of the CRO business.

Investment income for the year ended December 31, 2001 was $2.6 million, an improvement of $0.7 million over the same period of 2000. Larger average invested cash balances during 2001 as compared to 2000 was the primary driver of the increase in investment income.

Interest expense during 2001 was $56.3 million, an increase of $1.2 million versus the comparable prior year period. This increase was largely due to the impact of an increase in amortization of debt issuance costs classified as interest expense, relating to the first quarter 2001 debt transactions, partially offset by the reduction in outstanding debt, as discussed in the “Financial Condition, Liquidity and Capital Resources” section below. Also unfavorably impacting 2001 interest expense was a marginal increase in the weighted average interest rates paid on outstanding debt brought about by the aforementioned debt transactions. These transactions converted a substantial portion of our outstanding debt under revolving credit facilities, which are subject to variable rates of interest, to senior subordinated notes, which are subject to a higher, fixed rate of interest, but which also have a longer term.

The increase in the effective income tax rate to 38% in 2001 from 37% in the prior year is primarily attributable to the full utilization in 2000 of certain benefits derived from our state tax planning program. While other state tax planning benefits will continue, they will be realized at a different magnitude than was the case in 2000. The effective tax rates in 2001 and 2000 are higher than the federal statutory rate largely as a result of the combined impact of various nondeductible expenses (primarily intangible asset amortization and acquisition costs), state and local income taxes and tax-accrual adjustments.

Restructuring and Other Related Charges

Phase I Program

In 2000, we completed our previously disclosed productivity and consolidation program, or the Phase I Program. The Phase I Program was implemented to allow us to gain maximum benefit from our acquisition program and to respond to changes in the healthcare industry. As part of the Phase I Program, the roster of pharmacies and other operating locations was reconfigured through the consolidation, relocation, closure and opening of sites, resulting in a net reduction of 59 locations. The Phase I Program also resulted in the reduction of our work force by 16%, or approximately 1,800 full- and part-time employees.

Details of the restructuring and other related charges relating to the Phase I productivity and consolidation program follow (in thousands):

	2000 Provision	Utilized during 2000	Balance at December 31, 2000	Utilized during 2001	Balance at December 31, 2001	Utilized during 2002	Balance at December 31, 2002	Utilized during 2003	Balance at March 31, 2003
Restructuring charges:
Employee severance	$3,296	$(8,367)	$3,390	$(2,997)	$393	$(393)	$—	$—	$—
Employment agreement buy-outs	1,048	(3,735)	676	(676)	—	—	—	—	—
Lease terminations	1,881	(3,811)	2,593	(1,775)	818	(246)	572	(15)	557
Other assets and facility exit costs	10,627	(9,737)	2,538	(2,299)	239	(239)	—	—	—

Total restructuring charges	16,852	$(25,650)	$9,197	$(7,747)	$1,450	$(878)	$572	$(15)	$557

Other related charges	10,347

Total restructuring and other related charges	$27,199

In connection with this program, over the 1999 and 2000 periods, we recorded a total of $62.6 million pretax ($39.8 million aftertax) for restructuring and other related charges, of which $27.2 million pretax ($17.1 million aftertax, or $0.19 per diluted share) related to the 2000 year. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of other assets (representing a project-to-date cumulative amount of $11.0 million of pretax non-cash items, through December 31, 2000) and facility exit costs. The other related charges were primarily comprised of consulting fees and duplicate costs associated with the program, as well as the write-off of certain non-core healthcare investments.

As of March 31, 2003, we had paid approximately $23.3 million of severance and other employee-related costs relating to the reduction of approximately 1,800 employees. The remaining liabilities at March 31, 2003 represent amounts not yet paid relating to actions taken (comprised of remaining lease payments), and will be adjusted as these matters are settled.

Phase II Program

In 2001, we announced the implementation of a second phase of the productivity and consolidation initiative, referred to as the Phase II Program. The Phase II Program, completed on September 30, 2002, further streamlined operations, increased efficiencies and helped enhance our position as a high quality, cost-effective provider of pharmaceutical services. Building on the previous efforts, the Phase II Program included the merging or closing of seven pharmacy locations and the reconfiguration in size and function of an additional ten locations.

The Phase II Program also included a reduction in occupied building space in certain locations and the rationalization or reduction of staffing levels in the CRO business in order to better garner the efficiencies of the integration and functional reorganization of that business. The Phase II Program encompassed a net reduction of approximately 460 employees, or about 5% of our total workforce, across both the pharmacy services and CRO services segments.

In connection with the Phase II Program, we expensed a total of $18.3 million pretax ($11.4 million aftertax, or $0.12 per diluted share) for restructuring charges during the year ended December 31, 2001. Further, approximately $23.2 million pretax ($14.4 million aftertax, or $0.15 per diluted share) was recorded during the year ended December 31, 2002, when the amounts were required to be recognized in accordance with U.S. GAAP. Of the total amount recorded during the year ended December 31, 2002, $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share) was recorded in the first quarter of 2002. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of leasehold improvements and other assets, and related fees and facility exit costs.

Details of the year-to-date March 31, 2003 and December 31, 2002 and December 31, 2001 activity relating to the Phase II Program follow (in thousands):

	2001 Provision/ Accrual	Utilized during 2001	Balance at December 31, 2001	2002 Provision/ Accrual	Utilized during 2002	Balance at December 31, 2002	Utilized during 2003	Balance at March 31, 2003
Restructuring charges:
Employee severance	$4,256	$(2,614)	$1,642	$2,177	$(2,655)	$1,164	$(1,123)	$41
Employment agreement buy-outs	2,086	(1,578)	508	—	(214)	294	(21)	273
Lease terminations	2,711	(2,105)	606	5,862	(1,846)	4,622	(384)	4,238
Other assets, fees and facility exit costs	9,291	(6,264)	3,027	15,156	(14,690)	3,493	(180)	3,313

Total restructuring charges	$18,344	$(12,561)	$5,783	$23,195	$(19,405)	$9,573	$(1,708)	$7,865

As of March 31, 2003, we had paid approximately $8.2 million of severance and other employee-related costs relating to the reduction of approximately 460 employees. The remaining liabilities recorded at March 31, 2003 represent amounts not yet paid or settled relating to actions taken, and will be adjusted in future periods as these matters are finalized.

Impact of Inflation

Inflation has not materially affected our profitability inasmuch as price increases have generally been obtained to cover inflationary drug cost increases.

Financial Condition, Liquidity and Capital Resources

Cash and cash equivalents at March 31, 2003 were $134.8 million compared with $141.1 million at December 31, 2002 (including restricted cash amounts of $5.8 million and $3.1 million, respectively). We generated positive net cash flows from operating activities of $5.4 million during the three months ended March 31, 2003, including the impact of the well publicized and broad-based slowdown of payments to all providers by the Illinois Department of Public Aid (Medicaid Program) during the quarter. We estimate this delay in payments, from the State of Illinois on behalf of Medicaid beneficiaries we serve, to be approximately $56 million. In late April 2003, we began to receive a higher level of payments from Illinois. We do not expect this delay in payments from the State of Illinois to significantly impact our ability to meet current obligations.

Further, we generated positive cash flows from operating activities of $159.1 million during the year ended December 31, 2002 compared with net cash flows from operating activities of $153.1 million and $132.7 million during the years ended December 31, 2001 and 2000, respectively. These operating cash flows, as well as borrowings under our existing credit facility, were used primarily for acquisition-related payments (further discussed below), capital expenditures, debt repayment and dividends. The increase in cash generated from operations during 2002 was driven primarily by earnings growth, as previously discussed in the “Results of Operations” section.

Net cash used in investing activities was $483.6 million for the three months ended March 31, 2003. Further, net cash used in investing activities was $152.4 million, $46.8 million and $76.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Acquisition of businesses required cash payments of $477.0 million in the first quarter of 2003, which were primarily funded by borrowings under the existing credit facility. Also included in acquisition of businesses were amounts payable pursuant to acquisition agreements relating to pre-2003 acquisitions, particularly a $6.0 million deferred payment relating to APS. Acquisition of businesses for the years ended December 31, 2002, 2001 and 2000 required $127.8 million, $20.3 million and $41.7 million, respectively, of cash payments (including amounts payable pursuant to acquisition agreements relating to pre-2002, pre-2001 and pre-2000 acquisitions, respectively) which were primarily funded by borrowings under the existing credit facility and operating cash flows. Our capital requirements are primarily comprised of capital expenditures, largely relating to investments in our information technology systems, and ongoing payments originating from our acquisition program. There were no material commitments and contingencies outstanding at March 31, 2003, other than certain acquisition-related payments potentially due in the future, including deferred payments, indemnification payments and payments originating from earnout provisions (including up to an additional $12.0 million relating to APS, contingent upon performance, payable in annual increments of up to $6.0 million each as evaluated in the first quarter of each of the next two years), that may become payable.

Net cash provided by financing activities was $468.6 million for the three months ended March 31, 2003. In connection with the aforementioned NCS acquisition, we borrowed $499.0 million under our existing credit facility. Partially offsetting this borrowing was the payment on the line of credit facility of $25.0 million during the quarter ended March 31, 2003. Further, net cash used for financing activities was $38.0 million, $49.6 million and $41.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. During 2002, we used $120.0 million in cash generated from our operations to fully pay down the outstanding obligations under our existing credit facility, including the $90.0 million drawn down in early 2002 in connection with the aforementioned APS acquisition.

On February 6, 2003, our board of directors declared a quarterly cash dividend of $0.0225 per share for an indicated annual rate of $0.09 per common share for 2003, which is consistent with annual dividends paid per common share for the 2002, 2001 and 2000 years. Dividends of $2.1 million were paid during the three months ended March 31, 2003. Aggregate dividends of $8.5 million paid during the year ended December 31, 2002 were comparable with the $8.5 million and $8.3 million paid for the years ended December 31, 2001 and 2000, respectively.

Our current ratio was 1.4 to 1.0 at March 31, 2003, compared with the 3.4 to 1.0 in existence at December 31, 2002. The decrease in the current ratio is primarily related to the early 2003 borrowings on the existing credit facility, due in March 2004, drawn to finance our acquisition of NCS, as well as the impact of integrating the NCS business, at a lower current ratio level, into our balance sheet. We have classified borrowings on the existing credit facility as current in the 2003 first quarter based on the March 2004 maturity date. However, we are currently pursuing the restructuring of our outstanding borrowings over a longer term through this offering and the concurrent financing transactions.

Disclosures About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

At March 31, 2003, we did not have any unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which might have been established for the purpose of facilitating off-balance sheet arrangements.

The following summarizes our contractual obligations at December 31, 2002, and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

Contractual Obligations (in thousands):

	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt obligations	$720,000	$—	$—	$345,000	$375,000
Capital lease obligations	297	110	187	—	—
Operating lease obligations	114,922	20,544	34,182	37,172	23,024

Total contractual cash obligations	$835,219	$20,654	$34,369	$382,172	$398,024

In January 2003, we borrowed $499.0 million under the existing credit facility to finance our acquisition of NCS (see note 6 of the notes to our first quarter 2003 consolidated financial statements). The outstanding balance on the existing credit facility was $474.0 million at March 31, 2003, and since this contractual obligation is due in less than one year, it has been reflected as current debt in the March 31, 2003 balance sheet.

As of December 31, 2002, we had approximately $7.5 million outstanding relating to standby letters of credit, substantially all of which are subject to automatic annual renewals.

In March 2001, we completed the issuance, at par value, of $375.0 million of 8 1/8% senior subordinated notes due 2011. The senior subordinated notes were subsequently exchanged for replacement notes with identical terms, which were registered with the Securities and Exchange Commission. Concurrent with the issuance of the senior subordinated notes due 2011, we entered into a three-year syndicated $495.0 million revolving line of credit facility, our existing credit facility. Subsequent to the closing of the revolving credit facility, we received commitments from additional financial institutions that allowed us to increase the size of the revolving credit facility to $500.0 million. Net proceeds from the senior subordinated notes due 2011 of approximately $365.0 million and borrowings under the revolving credit facility of approximately $70.0 million were used to repay outstanding indebtedness under our former revolving credit facilities, which totaled $435.0 million at December 31, 2000, and such former facilities were terminated. Borrowings under the existing credit facility bear interest, at our option, at a rate equal to either: (i) London Inter-bank Offerer Rate, or LIBOR, plus a margin that varies depending on certain ratings on our long-term debt; or (ii) the higher of (a) the prime rate or (b) the sum of the federal funds rate plus 0.50%. As of March 31, 2003, the existing credit facility bears an interest rate of LIBOR plus 1.375%, or 2.7%. Additionally, we are charged a commitment fee on the unused portion of the existing credit facility, which also varies depending on certain credit ratings. At March 31, 2003, the commitment fee was 0.375%. We have classified the outstanding borrowings associated with the existing credit facility as current at March 31, 2003, based on its March 2004 maturity date.

In December 1997, we issued $345.0 million of 5.0% convertible subordinated debentures due 2007. The convertible subordinated debentures are convertible into common stock at any time after March 4, 1998 at the option of the holder at a price of $39.60 per share.

The existing credit facility, the convertible subordinated debentures due 2007 and the senior subordinated notes due 2011 contain representations and warranties, covenants and events of default customary for such facilities. Interest rates charged on borrowings outstanding under the existing credit facility are based on prevailing market rates as discussed above.

On January 15, 2003, we closed our $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. We accepted all validly-tendered shares for payment on January 15, 2003. We subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by us immediately following the acquisition. We financed the acquisition with available cash, working capital and borrowings under our three-year, $500.0 million existing credit facility.

We believe that net cash flows from operating activities, credit facilities and other short- and long-term debt financings, if any, including the trust PIERS offered in this prospectus supplement and our other concurrent financing transactions, will be sufficient to satisfy our future working capital, acquisition contingency commitments, capital expenditures, debt servicing and other financing requirements for the foreseeable future. We are currently pursuing the restructuring of our outstanding borrowings over a longer term through this offering and the concurrent financing transactions. We also may, in the future, refinance our indebtedness, issue additional indebtedness, or issue additional equity as deemed appropriate. We believe that, if needed, these additional external sources of financing are readily available.

Critical Accounting Policies

The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingencies. On an on-going basis, we evaluate the estimates used, including those related to bad debts, contractual allowances, inventory valuation, impairment of goodwill, restructuring accruals, income taxes, pension obligations and other operating allowances and accruals. Management bases its estimates on historical experience, current conditions and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies involve more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

Pharmacy Services

Revenue is recognized when products or services are delivered or provided to the customer. A significant portion of our revenues from sales of pharmaceutical and medical products is reimbursable from state Medicaid and, to a lesser extent, the federal Medicare programs. We monitor our revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and record an estimated contractual allowance for certain sales and receivable balances. Accordingly, the total net sales and receivables reported in our financial statements are recorded at the amount ultimately expected to be received from these payors. Contractual allowances are adjusted to actual as cash is received and claims are settled. We evaluate several criteria in developing the estimated contractual allowances on a monthly basis, including historical trends based on actual claims paid, current contract and reimbursement terms and changes in customer base and payor/product mix.

Contract Research Services

A portion of our revenues are earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and diagnostics companies, based on contract terms. Most of the contracts provide for services to be performed on a units of service basis. These contracts specifically identify the units of service and unit pricing. Under these contracts, revenue is generally recognized upon completion of the units of service, unless the units of service are performed over an extended period of time. For extended units of service, revenue is recognized based on labor hours expended as a percentage of total labor hours expected to be expended. For time-and-materials contracts, revenue is recognized at contractual hourly rates, and for fixed-price contracts revenue is recognized using a method similar to that used for extended units of service. Our contracts provide for price renegotiations upon scope of work changes. We recognize revenue related to these scope changes when underlying services are performed and realization is assured. In a number of cases, clients are required to make termination payments in addition to payments for services already rendered. Any anticipated losses resulting from contract performance are charged to earnings in the period identified. Billings and payments are specified in each contract. Revenue recognized in excess of billings is classified as unbilled receivables, while billings in excess of revenue are classified as deferred revenue on the accompanying balance sheets. In accordance with EITF No. 01-14, we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and expenses, and have adjusted the prior year income statements to reflect the impact of EITF No. 01-14.

Allowance for Doubtful Accounts

We establish the allowance for doubtful accounts based on historical credit losses and specifically identified credit risks. Management reviews this allowance on an on-going basis for appropriateness. Factors considered in determining the adequacy of the allowance include current and expected economic conditions and each customer’s payment history and creditworthiness. Judgment is used to assess the collectibility of account balances, and the creditworthiness of a customer. Given our experience, management believes that the reserves for potential losses are adequate, but if one or more of our larger customers were to default on its obligations, we could be exposed to losses in excess of the provisions established. If economic conditions worsen, impacting our customers’ ability to pay, management may adjust the allowance for doubtful accounts.

Inventories

We maintain inventory at lower of cost or market, with cost determined on the basis of the first-in, first-out method. There are no significant obsolescence reserves recorded since we have not historically experienced (nor do we expect to experience) significant levels of inventory write-offs.

We use a periodic inventory system. Physical inventories are typically performed on a monthly basis at all pharmacy sites, and in all cases at least once a quarter. Cost of goods sold is recorded based on the actual results of the physical inventory counts, and is estimated during those circumstances when a physical inventory is not performed in a particular month. We evaluate various criteria in developing estimated cost of goods sold during non-inventory months, including the historical cost of goods sold trends based on prior physical inventory results; a review of cost of goods sold information reflecting current customer contract terms; and consideration and analysis of changes in customer base, product mix, payor mix, state Medicaid and third-party insurance reimbursement levels or other issues that may impact cost of goods sold. Actual cost of goods sold have not varied significantly from estimated amounts in non-inventory months.

Goodwill

SFAS 142 requires that goodwill and other indefinite lived intangible assets be reviewed for impairment using a fair value based approach upon adoption and at least annually thereafter. SFAS 142 requires us to assess whether there is an indication that goodwill is impaired, and requires goodwill to be tested between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our assessments to date have indicated that goodwill has not been impaired. Events may occur in the future which could result in an impairment of our goodwill, and any resulting impairment charge could be material to our financial position, results of operations or cash flows.

The assessment of goodwill impairment requires estimates of future cash flows. To the extent the carrying value of the assets exceed their fair value, an impairment loss would be recorded. Changes in these estimates of future cash flows due to unforeseen events could affect the outcome of our impairment analysis.

Restructuring Programs

We have recorded accruals in connection with our restructuring programs, primarily for facility exit costs and involuntary termination benefits. The accruals were established based on management’s best estimate of the costs to be incurred, timing of payments and employee retention rates. Changes in these estimates or actual results could require us to make adjustments to the recorded accruals. Management reviews these accruals on an on-going basis for appropriateness.

Employee Benefit Plans

For certain of our employee benefit plans, we estimate the expected return on plan assets, discount rate, rate of compensation increase and future healthcare costs, among other items, and rely on actuarial estimates, to assess the future potential liability and funding requirements. These estimates, if assessed differently, could have an impact on our consolidated financial position, results of operations or cash flows. However, a 1% change in the discount rate used to calculate our pension obligations would not have a material impact on our operating results.

Income Taxes

We estimate our tax liabilities based on current tax laws in the statutory jurisdictions in which we operate. These estimates include judgments about deferred tax assets and liabilities resulting from temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as well as about the realization of deferred tax assets. If the provisions for current or deferred taxes are not adequate, if we are unable to realize certain deferred tax assets or if the tax laws change unfavorably, we could experience potential losses. Likewise, if provisions for current and deferred taxes are in excess of those eventually needed, if we are able to realize additional deferred tax assets or if tax laws change favorably, we could experience potential gains.

Recently Issued Accounting Standards

Effective January 1, 2003, we adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” or SFAS 145. The adoption of SFAS 145 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an on-going benefit arrangement or an individual deferred-compensation contract. SFAS 146 supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires liabilities associated with exit and disposal activities to be expensed as incurred rather than at the date of the commitment to an exit or disposal plan. SFAS 146 is effective for our exit or disposal activities that are initiated after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, “Acquisition of Certain Financial Institutions,” which is not applicable to us. In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which is not applicable to us.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123.” While limited in scope, SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The standard is intended to encourage the adoption of the provisions of SFAS 123 by providing three transitional implementation methodologies. Even for those companies choosing not to adopt the provisions of SFAS 123, SFAS 148 includes new disclosure requirements related to a company’s issuance of stock compensation. The transition and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. The disclosure provisions of SFAS 148 have been incorporated into the notes to consolidated financial statements and we currently intend to continue accounting for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by U.S. GAAP.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires us to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 have been incorporated into the notes to consolidated financial statements, and its implementation has not had a material impact on our financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement will be effective for us beginning July 1, 2003. Management does not expect the standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) in the statement of financial position. This Statement is effective for us for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us beginning July 1, 2003. Management does not expect the standard to have a material impact on our consolidated financial position, results of operations or cash flows.

Outlook

We derive approximately one-half of our revenues directly from government sources, principally state Medicaid and to a lesser extent federal Medicare programs, and one-half from the private sector (including individual residents, third-party insurers and skilled nursing facilities).

In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system. The Balanced Budget Act of 1997, or BBA, sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers. In a significant change for the skilled nursing facility industry, the BBA provided for the introduction in 1998 of the prospective payment system for Medicare-eligible residents of skilled nursing facilities. Prior to the prospective payment system, skilled nursing facilities under Medicare received cost-based reimbursement. Under the prospective payment system, Medicare pays skilled nursing facilities a fixed fee per patient per day based upon the acuity level of the resident, covering substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. The prospective payment system resulted in a significant reduction of reimbursement to skilled nursing facilities. Admissions of Medicare residents, particularly those requiring complex care, declined in many skilled nursing facilities due to concerns relating to the adequacy of reimbursement under the prospective payment system. This caused a weakness in Medicare census leading to a significant reduction of overall occupancy in the skilled nursing facilities we serve. This decline in occupancy and acuity levels adversely impacted our results beginning in 1999, as we experienced lower utilization of our services, coupled with the prospective payment system-related pricing pressure from our skilled nursing facility customers. In 1999 and 2000, Congress sought to restore some of the reductions in reimbursement resulting from the prospective payment system. A BBRA provision (subsequently modified by BIPA) gave skilled nursing facilities a temporary rate increase for certain specific high-acuity patients beginning April 1, 2000, and ending when CMS implements a refined patient classification system under the prospective payment system. CMS did not implement such refinements in fiscal year 2003, and CMS indicated in its May 8, 2003 proposed annual update to the skilled nursing facility prospective payment system rate that the refinements also will not be implemented in fiscal year 2004, thus continuing the additional rate increases currently in place for certain high-acuity patients. CMS estimates that these temporary payments would equal approximately $1 billion in fiscal year 2004. BBRA also included an overall 4% across the board increase in payments otherwise determined under the BBA for all patients for federal fiscal years 2001 and 2002. In 2000, BIPA further increased reimbursement by means of a temporary 16.66% across the board increase in the nursing component of the federal rate for all patients for services furnished before October 1, 2002, and for fiscal year 2001, a 3.16% rate increase for all patients. These provisions of the BBRA and BIPA helped to improve the financial condition of skilled nursing facilities, motivated them to increase admissions, particularly of higher acuity residents, and stabilized the unfavorable operating trends attributable to the prospective payment system. However, as noted, certain of the increases in Medicare reimbursement for skilled nursing facilities provided for under the BBRA and the BIPA expired on October 1, 2002 with no further action taken by Congress. In accordance with the annual update to the skilled nursing facility prospective payment system, on May 8, 2003, CMS announced that it is proposing a 2.9% increase in Medicare payment rates to skilled nursing facilities for federal fiscal year 2004 (beginning October 1, 2003). The final rule is expected in July 2003. Congress also may consider these additional funding issues in 2003. If no legislation is enacted, the loss of revenues associated with the expiration of the BBRA and BIPA increases, could have an adverse effect on the financial condition of our skilled nursing facility customers which, in turn, could adversely affect the timing or level of their payments to us.

Looking beyond the stabilization of Medicare funding for skilled nursing facilities, other key healthcare funding issues remain, including the pressures on federal and state Medicaid budgets arising from the economic downturn which has led to decreasing reimbursement rates in certain states. While we have managed to adjust to these pricing pressures to date, such pressures are likely to continue or escalate if economic recovery does not emerge and there can be no assurance that such occurrence will not have an adverse impact on our business. On May 28, 2003, President Bush signed into law legislation providing $20 billion in temporary assistance to the states, $10 billion of which is earmarked for state Medicaid programs. In the longer term, funding for federal and state healthcare programs must consider the aging of the population and the growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new, more efficacious but also more expensive medications; the implementation of a Medicare drug benefit for seniors; and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact on us of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs.

Demographic trends indicate that demand for long-term care will increase well into the middle of this century as the elderly population grows significantly. Moreover, those over 65 consume a disproportionately high level of healthcare services when compared with the under 65 population. There is widespread consensus that appropriate pharmaceutical care is generally considered the most cost-effective form of treatment for the chronic ailments afflicting the elderly and also one which is able to improve the quality of life. Further, the pace and quality of new drug development is yielding many promising new drugs targeted at the diseases of the elderly. These new drugs may be more expensive than older, less effective drug therapies due to rising research costs. However, they are significantly more effective in curing or ameliorating illness and in lowering overall healthcare costs by reducing among other things, hospitalizations, physician visits, nursing time and lab tests.

These trends not only support long-term growth for the geriatric pharmaceutical industry but also containment of healthcare costs and the well being of the nation’s growing elderly population.

In order to fund this growing demand, we anticipate that the government and the private sector will continue to review, assess and possibly alter healthcare delivery systems and payment methodologies. While it is not possible to predict the effect of any further initiatives on our business, management believes that our expertise in geriatric pharmaceutical care and pharmaceutical cost management positions Omnicare to help meet the challenges of today’s healthcare environment. Further, while volatility can occur from time to time in the contract research business owing to factors such as the success or failure of its clients’ compounds, the timing or budgeting constraints of its clients, or consolidation in the pharmaceutical industry, new drug discovery remains an important priority of pharmaceutical manufacturers that will be enhanced by the advances in science such as the mapping of the human genome. Pharmaceutical manufacturers, in order to optimize their research and development efforts, will continue to turn to CROs to assist them in accelerating drug research development and commercialization.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk exposure relates to interest rate risk exposure through our borrowings. Our debt obligations at March 31, 2003 include $474.0 million outstanding under our March 2001 three-year, $500 million variable-rate existing credit facility at an interest rate of LIBOR plus 1.375%, or 2.7%, at March 31, 2003 (a one-hundred basis point change in the interest rate would impact pretax interest expense by approximately $4.7 million per year); $345.0 million outstanding under our 5.0% fixed rate convertible subordinated debentures due 2007; and $375.0 million outstanding under our 8 1/8% fixed rate senior subordinated notes due 2011. At March 31, 2003, the approximate fair value of our 5% convertible subordinated debentures due 2007 and 8 1/8% senior subordinated notes due 2011 was $344.6 million and $403.1 million, respectively.

We have operations and revenue that occur outside of the U.S. and transactions that are settled in currencies other than the U.S. dollar, exposing us to market risk related to changes in foreign currency exchange rates. However, the substantial portion of our operations and revenues and the substantial portion of our cash settlements are exchanged in U.S. dollars. Therefore, changes in foreign currency exchange rates do not represent a substantial market risk exposure to us.

Historically we have not had any financial instruments held for trading purposes, and have not hedged any of our market risks with derivative instruments.

BUSINESS

We are the nation’s largest independent provider of pharmaceuticals and related pharmacy services to long-term care institutions such as skilled nursing facilities, assisted living facilities, retirement centers, hospitals and other institutional healthcare facilities. We also provide comprehensive clinical research for the pharmaceutical and biotechnology industries.

Our pharmacy services segment provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities throughout the United States. Pharmacy services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating residents’ drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, our pharmacy services segment provides ancillary services, such as infusion therapy, dialysis and respiratory services, distributes medical supplies and offers clinical and financial software information systems to long-term care facilities. We provided our pharmacy services to long-term care facilities comprising approximately 935,000 beds in 47 states at March 31, 2003. We also provide pharmaceutical case management services for those over 55 who have drug benefits under corporate-sponsored retirement programs. In addition, we provide operational software and support systems to long-term care pharmacy providers across the United States. Our CRO services business is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, medical device and diagnostics industries. Our CRO services segment provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering comprehensive and fully integrated clinical, quality assurance, data management, medical writing and regulatory support for our client’s drug development programs. As of March 31, 2003, our CRO services segment operated in 29 countries around the world. Sales of the pharmacy services and CRO services segments for the year ended December 31, 2002 were $2,467 million and $166 million, respectively.

Pharmacy Services

We purchase, repackage and dispense prescription and non-prescription medication in accordance with physician orders and deliver such prescriptions to the nursing facility for administration to individual residents by the facility’s nursing staff. We typically service nursing homes within a 150-mile radius of our pharmacy locations. We maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery or for consultation with the facility’s staff or the resident’s attending physician.

Upon receipt of a prescription, the relevant resident information is entered into our computerized dispensing and billing systems. At that time, the dispensing system checks the prescription for any potentially adverse drug interactions or resident sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed and generic drugs are substituted in accordance with applicable state and federal laws and as requested by the physician or resident. Subject to physician approval, and in accordance with our pharmaceutical care guidelines, we also provide for the substitution of more efficacious and/or safer drugs for those presently being prescribed.

We utilize a “unit dose” distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. We believe the unit dose system improves control over drugs in the nursing facility and improves resident compliance with drug therapy by increasing the accuracy and timeliness of drug administration.

Integral to our drug distribution system is our computerized medical records and documentation system. We provide to the facility computerized medication administration records and physician’s order sheets and treatment records for each resident. Data extracted from these computerized records also is formulated into monthly management reports on resident care and quality assurance. We believe the computerized documentation system, in combination with the unit dose drug delivery system, results in greater efficiency in nursing time, improved control, reduced drug waste in the facility and lower error rates in both dispensing and administration. We believe these benefits improve drug efficacy and result in fewer drug-related hospitalizations.

Consultant Pharmacist Services

Federal and state regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of resident care. The Omnibus Budget Reconciliation Act, or OBRA, implemented in 1990 seeks to further upgrade and standardize care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy as well as facility- wide drug usage. We provide consultant pharmacist services which help clients comply with the federal and state regulations applicable to nursing homes. The services offered by our consultant pharmacists include:

•	comprehensive, monthly drug regimen reviews for each resident in the facility to assess the appropriateness and efficacy of drug therapies, including a review of the resident’s medical records, monitoring drug reactions to other drugs or food, monitoring lab results and recommending alternate therapies or discontinuing unnecessary drugs;

•	participation on the pharmacy and therapeutics, quality assurance and other committees of client facilities as well as periodic involvement in staff meetings;

•	monitoring and monthly reporting on facility-wide drug usage;

•	development and maintenance of pharmaceutical policy and procedures manuals; and

•	assistance to the nursing facility in complying with state and federal regulations as they pertain to patient care.

We also have developed a proprietary software system for the use of our consultant pharmacists. The system, called OSC2OR (Omnicare System of Clinical and Cost Outcomes Retrieval), enables our pharmacists not only to perform their above described functions efficiently but also provides the platform for consistent data retrieval for outcomes research and management.

Additionally, we offer a specialized line of consulting services which help long-term care facilities to enhance care and reduce and contain costs as well as to comply with state and federal regulations. Under this service line, we provide:

•	data required for OBRA and other regulatory purposes, including reports on usage of chemical restraints known as psychotropic drugs, antibiotic usage (infection control) and other drug usage;

•	plan of care programs which assess each patient’s state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs;

•	counseling related to appropriate drug usage and implementation of drug protocols;

•	on-site educational seminars for the nursing facility staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, and information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues;

•	mock regulatory reviews for nursing staffs; and

•	nurse consultant services and consulting for dietary, social services and medical records.

The Omnicare Guidelines

In June 1994, to enhance the pharmaceutical care management services that we offer, we introduced to our client facilities and their attending physicians the Omnicare Guidelines. We believe the Omnicare Guidelines is the first drug formulary ranking drugs according to their clinical effectiveness as well as cost and which is specifically designed for the elderly residing in long-term care institutions. The Omnicare Guidelines ranks specific drugs in therapeutic classes as preferred, acceptable or unacceptable based solely on their disease-specific clinical effectiveness in treating the elderly. The formulary takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the frail elderly population residing in facilities and for those living independently. The clinical evaluations and rankings were developed exclusively for us by the University of the Sciences in Philadelphia (formerly the Philadelphia College of Pharmacy), an academic institution recognized for its expertise in geriatric long-term care. In addition, the Omnicare Guidelines provides relative cost information comparing the prices of the drugs to patients, their insurers or other payors of the pharmacy bill.

As the Omnicare Guidelines focuses on health benefits, rather than solely on cost, in assigning rankings, we believe that use of the Omnicare Guidelines assists physicians in making the best clinical choices of drug therapy for the patient at the lowest cost to the payor of the pharmacy bill. Accordingly, we believe that the development of and compliance with the Omnicare Guidelines is important in lowering costs for skilled nursing facilities operating under the prospective payment system as well as state Medicaid programs, managed care and other payors, including residents or their families.

Health and Outcomes Management

We have expanded upon the data in the Omnicare Guidelines to develop health and outcomes management programs targeted at major categories of disease commonly found in the elderly, such as congestive heart failure, osteoporosis and atrial fibrillation. These programs seek to identify patients who may be candidates for more clinically efficacious drug therapy and to work with physicians to optimize pharmaceutical care for these geriatric patients. We believe these programs can enhance the quality of care of elderly patients while reducing costs to the healthcare system which arise from the adverse outcomes of sub-optimal or inappropriate drug therapy.

Outcomes-based Algorithm Technology

Combining data provided by our proprietary systems, the Omnicare Guidelines and health management programs, our pharmacists seek to determine the best clinical and most cost-effective drug therapies and make recommendations for the most appropriate pharmaceutical treatment. Since late 1997, we have augmented their efforts with the development of proprietary, computerized, data-base driven technology that electronically screens and identifies patients at risk for particular diseases and assists in determining treatment protocols. This system combines pharmaceutical, clinical, care planning and research data, and screens the data utilizing approximately 4,000 diseased-based formulas, known as algorithms, derived from medical best practice standards allowing our pharmacists to make recommendations to improve the effectiveness of drug therapy in seniors, including identifying potentially underdiagnosed and undertreated conditions.

Pharmaceutical Case Management

Combining our clinical resources, including the Omnicare Guidelines, health and outcomes management programs and our comprehensive database of medical and pharmacy data, we have begun to provide pharmaceutical case management services to seniors living independently who receive drug benefits under employer-sponsored retirement programs. Because seniors living independently are often under the care of multiple practitioners with no coordination of prescribing, this population is highly susceptible to drug-related problems. We address this need through Omnicare Senior Health Outcomes, which provides programs designed to reduce unnecessary and inappropriate drug use, to optimize therapy for certain at-risk groups and to make therapeutic interventions in accordance with the Omnicare Guidelines and health management programs. These services are provided on behalf of large corporate employers sponsoring post-retirement health care benefits that seek to protect the safety and quality of healthcare for their retirees while containing or reducing their costs.

Ancillary Services

We provide the following ancillary products and services to long-term care facilities:

Infusion Therapy Products and Services.

With cost containment pressures in healthcare, skilled nursing facilities and nursing facilities are increasingly called upon to treat patients requiring a high degree of medical care and who would otherwise be treated in the more costly hospital environment. We provide intravenous, or infusion, therapy products and services for these client facilities and, to a lesser extent, hospice and home care patients. Infusion therapy consists of the product (a nutrient, antibiotic, chemotherapy or other drugs in solution) and the intravenous administration of the product.

We prepare the product to be administered using proper equipment in a sterile environment and then deliver the product to the nursing home for administration by the nursing staff. Proper administration of intravenous drug therapy requires a highly trained nursing staff. Our consultant pharmacists and nurse consultants operate an education and certification program on intravenous therapy to assure proper staff training and compliance with regulatory requirements in client facilities offering an intravenous therapy program.

By providing an infusion therapy program, we enable our client skilled nursing facilities and nursing facilities to admit and retain patients who otherwise would need to be cared for in a hospital or another type of acute-care facility. The most common infusion therapies we provide are total parenteral nutrition, which provides nutrients intravenously to patients with chronic digestive or gastro-intestinal problems, antibiotic therapy, pain management and hydration.

Wholesale Medical Supplies/Medicare Part B Billing.

We distribute disposable medical supplies, including urological, ostomy, nutritional support and wound care products and other disposables needed in the nursing home environment. In addition, we provide direct Medicare billing services for several of these product lines for patients eligible under the Medicare Part B program. As part of this service, we determine patient eligibility, obtain certifications, order products and maintain inventory on behalf of the nursing facility. We also contract to act as billing agent for certain nursing homes that supply these products directly to the patient.

Other Services.

We provide clinical care plan and financial information systems to long-term care facilities to assist them in determining appropriate care as well as in predicting and tracking costs. We also offer respiratory therapy products and durable medical equipment. We provide comprehensive dialysis services on site in certain client long-term care facilities for residents with kidney failure or end-stage renal disease. Such services eliminate the need for transport of residents to off-site clinics for treatment, reducing trauma for the resident and costs for our client facilities. We continue to review the expansion of these as well as other products and services that may further enhance the ability of our client skilled nursing facilities and nursing facilities to care for their patients in a cost-effective manner.

Contract Research Organization

Our CRO segment provides comprehensive product development services globally to client companies in the pharmaceutical, biotechnology, medical devices and diagnostics industries. Our CRO provides support for the design of regulatory strategy and clinical development (phases I through IV) of pharmaceuticals by offering comprehensive and fully integrated clinical monitoring, quality assurance, data management, statistical analysis, medical writing and regulatory support for our clients’ drug development programs. Our CRO also provides pharmaceutics services, in parallel with the stages described above. This process involves product dose form development clinical manufacturing and process development for commercial manufacturing, the development of analytical methodology, execution of a high number of analytical tests, as well as stability testing, clinical packaging, storage, labeling and distribution. As of March 31, 2003, including the conduct of business in the United States, our CRO segment operated in 29 countries.

We believe that our involvement in the CRO business is a logical adjunct to our core institutional pharmacy business and will serve to leverage our assets and strengths, including our access to a large geriatric population and our ability to collect data for health and outcomes management. We believe such assets and strengths will be of significant value in developing new drugs targeted at diseases of the elderly and in meeting the Food and Drug Administration’s, or FDA’s, geriatric dosing and labeling requirements for all prescription drugs provided to the elderly, as well as in documenting health outcomes to payors and plan sponsors in a managed care environment.

Government Regulation

Institutional pharmacies, as well as the long-term care facilities they serve, are subject to extensive federal, state and local regulation. These regulations cover required qualifications, day-to-day operations, reimbursement and the documentation of activities. In addition, our CRO services are subject to substantial regulation, both domestically and abroad. We continuously monitor the effects of regulatory activity on our operations.

Licensure, Certification and Regulation.

States generally require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. At March 31, 2003, we had pharmacy licenses for each pharmacy we operate. In addition, at March 31, 2003, we delivered prescription products from our licensed pharmacies to one state in which we did not operate a pharmacy. This state regulates out-of-state pharmacies, however, as a condition to the delivery of prescription products to patients in this state. Our pharmacies hold the requisite license applicable in this state. In addition, our pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances.

Client long-term care facilities also are separately required to be licensed in the states in which they operate and, if serving Medicare or Medicaid patients, must be certified to be in compliance with applicable program participation requirements. Client facilities also are subject to the nursing home reforms of the Omnibus Budget Reconciliation Act of 1987, which imposed strict compliance standards relating to quality of care for nursing home operations, including vastly increased documentation and reporting requirements. In addition, pharmacists, nurses and other healthcare professionals who provide services on our behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct.

Federal and State Laws Affecting the Repackaging, Labeling, and Interstate Shipping of Drugs.

Federal and state laws impose repackaging, labeling, and package insert requirements on pharmacies that repackage drugs for distribution beyond the regular practice of dispensing or selling drugs directly to patients at retail outlets. A drug repackager must register with the FDA as a manufacturing establishment, and is subject to FDA inspection for compliance with relevant good manufacturing practices. We hold all required registrations and licenses, and we believe our repackaging operations are in compliance with applicable state and federal good manufacturing practices requirements. In addition, we believe we comply with all relevant requirements of the Prescription Drug Marketing Act for the transfer and shipment of pharmaceuticals.

State Laws Affecting Access to Services.

Some states have enacted “freedom of choice” or “any willing provider” requirements as part of their state Medicaid programs or in separate legislation. These laws and regulations may prohibit a third-party payor from restricting the pharmacies from which their participants may purchase pharmaceuticals. Similarly, these laws may preclude a nursing facility from requiring their patients to purchase pharmacy or other ancillary medical services or supplies from particular providers that deal with the nursing home. Limitations such as these may increase the competition which we face in providing services to nursing facility residents.

Medicare and Medicaid.

The nursing home pharmacy business has long operated under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

As is the case for nursing home services generally, we receive reimbursement from the Medicaid and Medicare programs, directly from individual residents, long-term care facilities, and from other payors such as third-party insurers. We believe that our reimbursement mix is in line with nursing home expenditures nationally. The table below represents our approximated payor mix for the last three years:

	2000	2001	2002
Private pay and long-term care facilities(1)	46%	44%	44%
Medicaid	43%	44%	46%
Medicare(2)	3%	3%	2%
Other private sources(3)	8%	9%	8%

Totals	100%	100%	100%

(1)	Includes payments from skilled nursing facilities on behalf of their federal Medicare program-eligible residents.
(2)	Includes direct billing for medical supplies.
(3)	Includes our CRO revenues.

For those patients who are not covered by government-sponsored programs or private insurance, we generally directly bill the patient or the patient’s responsible party on a monthly basis. Depending upon local market practices, we may alternatively bill private patients through the nursing facility. Pricing for private pay patients is based on prevailing regional market rates or “usual and customary” charges.

The Medicaid program is a cooperative federal-state program designed to enable states to provide medical assistance to aged, blind, or disabled individuals, or members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services. State participation in the Medicaid program is voluntary. To become eligible to receive federal funds, a state must submit a Medicaid “state plan” to the Secretary of the Department of Health and Human Services for approval. The federal Medicaid statute specifies a variety of requirements which the state plan must meet, including requirements relating to eligibility, coverage of services, payment and administration.

Federal law and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given authority, subject to standards, to limit or specify conditions for the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice. These standards include general requirements relating to patient counseling and drug utilization review and more specific standards for skilled nursing facilities and nursing facilities relating to drug regimen reviews for Medicaid patients in these facilities. Regulations clarify that, under federal law, a pharmacy is not required to meet the general requirements for drugs dispensed to nursing facility residents if the nursing facility complies with the drug regimen review standards. However, the regulations indicate that states may nevertheless require pharmacies to comply with the general requirements, regardless of whether the nursing facility satisfies the drug regimen review requirement, and the states in which we operate currently do require our pharmacies to comply with these general standards. Third, federal regulations impose requirements relating to reimbursement for prescription drugs furnished to Medicaid patients. Among other things, regulations establish “upper limits” on payment levels. In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs that may affect our operations.

The Medicare program is a federally funded and administered health insurance program for individuals age 65 and over or who are disabled. The Medicare program consists of three parts: Part A, which covers, among other things, inpatient hospital, skilled nursing facility, home healthcare and other types of healthcare services; Medicare Part B, which covers physicians’ services, outpatient services, items and services provided by medical suppliers, and a limited number of specifically designated prescription drugs; and Medicare Part C, established by the BBA, which generally allows beneficiaries to enroll in additional types of managed care programs beyond the traditional Medicare fee for service program. Part C is generally referred to as “Medicare+ Choice.” Many Medicare beneficiaries are being served through Medicare+ Choice organizations. In addition to the limited Medicare coverage for specified products described above, some Medicare+ Choice organizations providing healthcare benefits to Medicare beneficiaries offer expanded drug coverage. The Medicare program establishes requirements for participation of providers and suppliers in the Medicare program. Pharmacies are not subject to these certification requirements. Skilled nursing facilities and suppliers of medical equipment and supplies, however, are subject to specified standards. Failure to comply with these requirements and standards may adversely affect an entity’s ability to participate in the Medicare program and receive reimbursement for services provided to Medicare beneficiaries.

Medicare and Medicaid providers and suppliers are subject to inquiries or audits to evaluate their compliance with requirements and standards set forth under these government-sponsored programs. These audits and inquiries, as well as our own internal compliance programs, from time to time have identified overpayment and other billing errors resulting in repayment or self-reporting. We believe that our billing practices materially comply with applicable state and federal requirements. However, the requirements may be interpreted in the future in a manner inconsistent with our interpretation and application.

The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and funding reductions, all of which may adversely affect our business. Payments for pharmaceutical supplies and services under the Medicare and Medicaid programs may not continue to be based on current methodologies or remain comparable to present levels. In this regard, we may be subject to rate reductions as a result of federal budgetary or other legislation related to the Medicare and Medicaid programs. In addition, various state Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment reductions and delays in payment to us.

In addition, the failure, even if inadvertent, of our and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our business. Additionally, changes in reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect our business.

Referral Restrictions.

We are subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws include the federal anti-kickback statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under federal healthcare programs. We are also subject to the federal physician self-referral statute, which prohibits physicians from referring Medicare and Medicaid patients for certain “designated health services,” including outpatient prescription drugs, durable medical equipment, and enteral supplies and equipment to an entity if the referring physician (or a member of the physician’s immediate family) has a “financial relationship,” through ownership or compensation with the entity. Many states have enacted similar statutes which are not necessarily limited to items and services for which payment is made by federal healthcare programs. Violations of these laws may result in fines, imprisonment, denial of payment for services and exclusion from the federal programs or other state-funded programs.

Other provisions in the Social Security Act and in other federal and state laws authorize the imposition of penalties, including criminal and civil fines and exclusions from participation in Medicare and Medicaid, for false claims, improper billing and other offenses.

In addition, a number of states have undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws which generally prohibit false advertising, deceptive trade practices, and the like.

We believe our contract arrangements with other healthcare providers, our pharmaceutical suppliers and our pharmacy practices are in compliance with applicable federal and state laws. These laws may, however, be interpreted in the future in a manner inconsistent with our interpretation and application.

Health Care Reform and Federal Budget Legislation.

In recent years, federal legislation has resulted in major changes in the health care system, and included other provisions which significantly affected healthcare providers, either nationally or at the state level. The BBA signed into law on August 5, 1997, sought to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandated establishment of the prospective payment system for skilled nursing facilities under which facilities are paid a federal per diem rate for virtually all covered skilled nursing facility services, including ancillary services such as pharmacy. Payment is determined by one of 44 resource utilization group categories. The prospective payment system was implemented for cost reporting periods beginning on or after July 1, 1998. The BBA also imposed numerous other cost saving measures affecting Medicare skilled nursing facilities.

The BBRA and BIPA sought to mitigate the impact of reimbursement cuts resulting from the BBA. While certain of the payment increases mandated by these two laws expired October 1, 2002, skilled nursing facilities continue to benefit from a BBRA provision (subsequently modified by BIPA) that temporarily increases the prospective payment system per diem rates for certain high-acuity patients, including medically-complex patients with generally higher pharmacy costs, pending revisions to the prospective payment system. The increases will continue until CMS implements a refined Resource Utilization Group system that better accounts for medically-complex patients. The Secretary of the Department of Health and Human Services did not implement such refinements in fiscal year 2003, and CMS has indicated in its May 8, 2003 proposed annual update to the skilled nursing facility prospective payment system rates that such refinements will not be implemented in fiscal year 2004. CMS estimates that continuation of these temporary payments would equal approximately $1 billion in fiscal year 2004. The revised rates may be more or less than the temporary statutory increases. The BBRA also provided for a 4% increase in payments otherwise determined under the BBA for all patient acuity categories for fiscal years 2001 and 2002. In addition, the BIPA increased payment for the nursing component of each Resource Utilization Group category by 16.66% for services furnished between April 1, 2001 and October 1, 2002, and increased payment rates by 3.16% for all patients for fiscal year 2001. In accordance with the annual update to the skilled nursing facility prospective payment system, on May 8, 2003, CMS announced that it is proposing a 2.9% increase in Medicare payment rates to skilled nursing facilities for federal fiscal year 2004 (beginning October 1, 2003). The final rule is expected in July 2003. We believe these changes have improved the financial condition of skilled nursing facilities and provide incentives to increase occupancy and Medicare admissions, particularly among the more acutely ill.

Moreover, the BIPA further refined the consolidated billing requirements enacted under the BBA. Specifically, effective January 1, 2001, the law limits consolidated billing requirements to items and services furnished to skilled nursing facility residents in a Medicare Part A covered stay and to therapy services covered under Part B. In other words, for residents not covered under a Part A stay, skilled nursing facilities may choose to bill for non-therapy Part B services and supplies, or they may elect to have suppliers continue to bill Medicare directly for these services.

As noted, certain of the increases in Medicare reimbursement for skilled nursing facilities provided under the BBRA and BIPA expired on October 1, 2002 with no further action taken by Congress to date. Congress may consider these funding issues in 2003. If no additional legislation is enacted, the loss of revenues associated with the elimination of these increases could have an adverse effect on the financial condition of our skilled nursing facility customers which, in turn, could adversely impact the timing or level of their payments to us. While it is hoped that Congress will restore some or all of these reimbursement amounts, no assurances can be given as to whether Congress will take action, the timing of any action or the form of such action, if any, that may be enacted.

Moreover, for several years, the federal government has examined the appropriateness of the “average wholesale price,” or AWP, as a basis for reimbursement of outpatient prescription drugs under Part B of the Medicare program and certain state Medicaid programs. AWP is an industry term that typically is understood to represent a suggested resale price for wholesale sales to pharmacies. Our revenues for drugs dispensed under Medicare Part B are not significant in comparison to total revenues. Discounted AWP plus a dispensing fee is also the basis for many state Medicaid programs’ reimbursement of drugs to pharmacy providers for Medicaid beneficiaries generally as well as under certain private reimbursement programs. If government or private health insurance programs discontinue or modify the use of AWP or otherwise implement payment methods that reduce the reimbursement for drugs and biologicals, it could adversely affect our reimbursement.

With respect to Medicaid, the BBA repealed the “Boren Amendment” federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997, giving states greater latitude in setting payment rates for these facilities. The law also granted states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including Medicaid nursing facilities and institutional pharmacy services, some states do use managed care principles in their long-term care programs. Moreover, no assurance can be given that additional Medicaid programs ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. Our operations have not been adversely affected in states with managed care programs in effect. Many states, however, are facing significant budget shortfalls, and most states are taking steps to implement cost controls within their Medicaid programs. On May 28, 2003, President Bush signed into law legislation providing $20 billion in temporary assistance to the states, $10 billion of which is earmarked for state Medicaid programs. Nonetheless, there can be no assurance that future changes in Medicaid payments to pharmacies, nursing facilities or managed care systems will not have an adverse impact on our business.

It is uncertain at this time what additional healthcare reform initiatives, including an expanded Medicare prescription drug benefit, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretation of governmental policies or other changes affecting the healthcare system. There can be no assurance that future healthcare or budget legislation or other changes will not have an adverse effect on our business.

Contract Research Organization Service.

The preclinical, clinical, manufacturing, analytical and clinical trial supply services performed by our CRO services are subject to various regulatory requirements designed to ensure the quality and integrity of the data or products made as a result of these services.

The industry standard for conducting clinical testing is embodied in the good clinical practice and investigational new drugs regulations administered by the FDA. Research conducted at institutions supported by funds from the National Institutes of Health must also comply with multiple project assurance agreements and guidelines administered by the National Institute of Health and the Health and Human Services Office of Research Protection. The requirements for facilities engaging in pharmaceutical, analytical, manufacturing, clinical trial, supply preparation, labeling and distribution are set forth in the good manufacturing practice regulations and in good clinical practice guidelines. The U.S. and European Union also recognize the guidelines for good clinical practice adopted by the International Conference on Harmonisation. Good clinical practice, investigational new drugs, good manufacturing practice regulations and International Conference on Harmonisation guidelines have been mandated by the FDA and the European Medicines Evaluation Agency and have been adopted by similar regulatory authorities in other countries. These guidelines stipulate requirements for facilities, equipment, supplies and personnel engaged in the conduct of studies to which these regulations apply. They also require that written standard operating procedures are followed during the conduct of studies and for the recording, reporting and retention of study data and records. To help assure compliance, our CRO services has a worldwide staff of experienced quality assurance professionals which monitor ongoing compliance with these regulations and guidelines by auditing study data and conducting regular inspections of testing procedures and facilities. The FDA and other regulatory authorities require that study results and data submitted to such authorities are based on studies conducted in accordance with good clinical practice and investigational new drugs provisions. These provisions include:

•	complying with specific regulations governing the selection of qualified investigators;

•	obtaining specific written commitments from the investigators;

•	disclosure of financial conflicts of interest;

•	verifying that patient informed consent is obtained;

•	instructing investigators to maintain records and reports;

•	verifying drug or device accountability; and

•	permitting appropriate governmental authorities access to data and study sites for their review and inspection.

Records for clinical studies must be maintained for specific periods for inspection by the FDA, European Union or other authorities during audits. Non-compliance with good clinical practice or investigational new drugs requirements can result in the disqualification of data collected during the clinical trial and may lead to debarment of an investigator or CRO if fraud is detected.

CRO Services’ standard operating procedures related to clinical studies are written in accordance with regulations and guidelines appropriate to a global standard with regional variations in the regions where they will be used, thus helping to ensure compliance with good clinical practice. CRO Services also generally complies with a reasonable interpretation of the International Congress of Harmonisation guidelines for good clinical practice, European Union good clinical practice regulations and U.S. good clinical practice regulations for North America.

Manufacturing, analytical and other laboratories in the U.S. are subject to licensing and regulation under federal, state and local laws relating to maintenance of appropriate processes and procedures under the Clinical

Laboratories Improvement Act, hazard communication and employee right-to-know regulations, the handling and disposal of medical specimens and hazardous waste and radioactive materials, as well as the safety and health of laboratory employees. All of our laboratories are operated in material compliance with applicable federal and state laws and regulations relating to maintenance of trained personnel, proper equipment processes and procedures required by Clinical Laboratories Improvement Act regulations of the Department of Health and Human Services, and the storage and disposal of all laboratory specimens including the regulations of the Environmental Protection Agency and the Occupational Safety and Health Administration. Certain of our facilities are engaged in drug development activities involving controlled substances. The use of, and accountability for, controlled substances is regulated by the United States Drug Enforcement Administration. Our relevant employees receive initial and periodic training to ensure compliance with applicable hazardous material regulations and health and safety guidelines.

Although we believe that we are currently in compliance in all material respects with federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Health Information Practices.

We, along with the health care industry in general, are impacted by the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which mandates, among other things, the adoption of standards, for the exchange of electronic health information in an effort to enhance the efficiency and simplify the administration of the healthcare system. In addition, the HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets; unique identifiers for providers, employers, health plans and individuals; security and electronic signatures; privacy; and enforcement. While the HIPAA ultimately is designed to reduce administrative expenses within the healthcare system, the law likely will initially require significant, and possibly costly, changes for the industry. The Electronic Healthcare Transactions and Code Sets have gone into effect, but entities have until October 16, 2003 to comply with them, as long as they filed for a compliance extension. We filed for such an extension. Most entities, including us, were required to comply with the HIPAA privacy standards by April 14, 2003. On February 20, 2003, the Department of Health and Human Services published standards for the security of electronic health information. We must comply with the requirements of the security standards by April 21, 2005. Based on current information, we believe we will be able to fully comply with the HIPAA requirements; however, we cannot at this time estimate the cost of compliance or if implementation of the HIPAA standards will result in an adverse effect on our operations or profitability, or that of our customers.

Compliance Program and Corporate Integrity Agreement.

The Office of Inspector General has issued guidance to various sectors of the healthcare industry to help providers design effective voluntary compliance programs to prevent fraud, waste and abuse in healthcare programs, including Medicare and Medicaid. In 1998, Omnicare voluntarily adopted a compliance program to assist us in complying with applicable government regulations. In addition, in April 1998, Home Pharmacy Services, Inc., one of our wholly-owned subsidiaries, entered into a settlement agreement with the U.S. Department of Justice and the State of Illinois regarding practices involving refunds for returned drugs. Under the Settlement Agreement, Home Pharmacy Services, Inc. paid $5.3 million in fines and restitution to the United States and Illinois, and Omnicare and Home Pharmacy Services, Inc. agreed to a corporate integrity program for four years, which includes annual reporting obligations. The terms of the corporate integrity agreement expired in April 2002. Neither Omnicare nor any of its other operating units were implicated in the government investigation. We are continuing to maintain the compliance program.

MANAGEMENT

Directors and Executive Officers

The directors and executive officers of Omnicare, Inc. and their respective ages and positions are as follows:

Name	Age	Position with Omnicare
Edward L. Hutton	84	Chairman of the Board, Director
Joel F. Gemunder	63	President and Chief Executive Officer, Director
Patrick E. Keefe	57	Executive Vice President—Operations, Director
Timothy E. Bien	52	Senior Vice President—Professional Services and Purchasing
Jack M. Clark, Jr.	52	Senior Vice President—Sales and Marketing
David W. Froesel, Jr.	51	Senior Vice President and Chief Financial Officer, Director
Cheryl D. Hodges	51	Senior Vice President and Secretary, Director
Peter Laterza	45	Vice President and General Counsel
Charles H. Erhart, Jr.	77	Director
Sandra E. Laney	59	Director
Andrea R. Lindell, DNSc, RN	59	Director
Sheldon Margen, M.D.	84	Director
John H. Timoney	69	Director

Mr. E.L. Hutton has been Chairman or Chairman of the Board of Omnicare since May 1981. Additionally, he is Chairman and a director of Roto-Rooter, Inc. (formerly known as Chemed Corporation), Cincinnati, Ohio (a diversified public corporation with interests in plumbing and drain cleaning services, as well as major appliance and heating and ventilation and air conditioning repair services) and has held these positions since November 1993 and April 1970, respectively. Previously, he was President and Chief Executive Officer of Roto-Rooter, positions he had held from April 1970 to November 1993, and was Chairman and Chief Executive Officer of Roto-Rooter from November 1993 until May 2001.

Mr. Gemunder is President and Chief Executive Officer of Omnicare and has held these positions since May 1981 and May 2001, respectively. From January 1981 until July 1981, he served as Chief Executive Officer of the partnership organized as a predecessor to Omnicare for the purpose of owning and operating certain healthcare businesses of Roto-Rooter and Daylin, Inc., each then a subsidiary of W.R. Grace & Co. Mr. Gemunder was an Executive Vice President of Roto-Rooter and Group Executive of its Health Care Group from May 1981 through July 1981 and a Vice President of Roto-Rooter from 1977 until May 1981. Mr. Gemunder is a director of Roto-Rooter and Ultratech Stepper, Inc. (a manufacturer of photo-lithography equipment for the computer industry).

Mr. Keefe is Executive Vice President—Operations of Omnicare and has held this position since February 1997. Previously he was Senior Vice President—Operations since February 1994. From April 1993 to February 1994, he was Vice President—Operations of Omnicare. From April 1992 to April 1993, he served as Vice President—Pharmacy Management Programs of Diagnostek, Inc., Albuquerque, New Mexico (mail-service pharmacy and healthcare services). From September 1990 to April 1992, Mr. Keefe served as President of HPI Healthcare Services, Inc., a subsidiary of Diagnostek, which was acquired from Omnicare in August 1989. From August 1984 to September 1990, he served as Executive Vice President of HPI.

Mr. Bien is Senior Vice President—Professional Services and Purchasing of Omnicare, a position he has held since May 1996. From May 1992 until May 1996, he served as Vice President of Professional Services and Purchasing of Omnicare. Prior to that, he was Vice President and a former owner of Home Care Pharmacy, a wholly-owned subsidiary that Omnicare acquired in December 1988.

Mr. Clark is Senior Vice President—Sales and Marketing of Omnicare. He has held this position since joining Omnicare in September 2002. Mr. Clark was Vice President—Field Sales at Fisher Scientific International Inc. from August 2001 to August 2002. Prior to that, Mr. Clark was Senior Vice President—Sales and Marketing and later Group Vice President of Owens & Minor Inc. from November 1997 to November 2000, and November 2000 to August 2001, respectively. Mr. Clark’s preceding experience includes sales and marketing positions with The Coca-Cola Company and the Procter & Gamble Company.

Mr. Froesel is Senior Vice President and Chief Financial Officer of Omnicare. He has held these positions since joining Omnicare in March 1996. Mr. Froesel was Vice President of Finance and Administration at Mallinckrodt Veterinary, Inc., a subsidiary of Mallinckrodt, Inc., from May 1993 to February 1996. From July 1989 to April 1993, he was worldwide Corporate Controller of Mallinckrodt Medical Inc., a subsidiary of Mallinckrodt, Inc.

Ms. Hodges is Senior Vice President and Secretary of Omnicare and has held these positions since February 1994. From August 1986 to February 1994, she was Vice President and Secretary of Omnicare. From August 1982 to August 1986, she served as Vice President—Corporate and Investor Relations.

Mr. Laterza is Vice President and General Counsel of Omnicare. He has held these positions since joining Omnicare in July 1998. Mr. Laterza was Assistant General Counsel of The Pittston Company from October 1993 to June 1998. From January 1992 until September 1993 he was associated with the law firm of Gibson, Dunn & Crutcher, and from October 1985 until December 1991 he was associated with the law firm of Cravath, Swaine & Moore.

Mr. Erhart retired as President of W.R. Grace & Co., Columbia, Maryland (international specialty chemicals, construction and packaging) in August 1990. He had held this position since July 1989. From November 1986 to July 1989, he was Chairman of the Executive Committee of Grace. From May 1981 to November 1986, he served as Vice Chairman and Chief Administrative Officer of Grace. Mr. Erhart is a director of Roto-Rooter.

Ms. Laney is Chairman and Chief Executive Officer of Cadre Computer Resources Co., Cincinnati, Ohio (network security services), positions she has held since September 2001. Previously, she served as Executive Vice President and Chief Administrative Officer of Roto-Rooter from May 2001 and May 1991, respectively, until March 2003. From November 1993 until May 2001, she held the position of Senior Vice President of Roto-Rooter. From May 1984 to November 1993, she was a Vice President of Roto-Rooter. Ms. Laney is a director of Roto-Rooter.

Dr. Lindell is Dean and Professor in the College of Nursing at the University of Cincinnati, a position she has held since December 1990. Dr. Lindell is also Associate Senior Vice President and Vice-Provost for the Medical Center at the University of Cincinnati, positions she has held since July 1998 and May 2002, respectively. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor in the School of Nursing at Oakland University, Rochester, Michigan. In addition, from September 1977 until August 1981, Dr. Lindell also held the position of Chair, Department of Nursing with the University of New Hampshire, Durham, New Hampshire.

Dr. Margen is a Professor Emeritus in the School of Public Health, University of California, Berkeley, a position he has held since May 1989. He had served as a Professor of Public Health at the University of California, Berkeley, since 1979.

Mr. Timoney is a retired executive of Applied Bioscience International Inc. (research organization serving the pharmaceutical and biotechnology industries), at which he held a number of positions from 1986 through

1996. From December 1995 through September 1996, he was Chief Executive Officer of Clinix International, Inc., a wholly owned subsidiary of Applied Bioscience. From June 1992 to September 1996, Mr. Timoney was Senior Vice President of Applied Bioscience. From September 1986 through June 1992, he was Vice President, Chief Financial Officer, Secretary and Treasurer of Applied Bioscience. In addition, from September 1986 through June 1995, he was a director of Applied Bioscience. Mr. Timoney has also held financial and executive positions with IMS Health Incorporated (market research firm serving the pharmaceutical and healthcare industries), Roto-Rooter and Grace.

OMNICARE CAPITAL TRUST I

The Trust is a statutory trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State in February 2003. The Trust’s business is defined in the trust agreement, executed by Omnicare, as Depositor, and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the issue date substantially in the form filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Such amended and restated trust agreement is referred to herein as the declaration of trust. The declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. The Trust exists for the exclusive purposes of (i) issuing the trust PIERS representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the trust PIERS in the convertible debentures and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

JPMorgan Chase Bank will act as property trustee of the Trust and will act as trustee under the guarantee. Two of our officers also will act as trustees, referred to as the administrative trustees. Chase Manhattan Bank USA, National Association will be an additional trustee of the Trust, referred to as the Delaware trustee. SunTrust Bank will act as trustee under the subordinated debt securities indenture, as supplemented, pursuant to which the convertible debentures will be issued. Subject to the right of the holders of the trust PIERS to appoint a substitute property trustee in certain instances, Omnicare, as holder of all of the common securities, will have the right to appoint, remove or replace all of the trustees under the Trust.

Upon issuance of the trust PIERS, the purchasers thereof will own all of the trust PIERS. Omnicare will acquire all of the trust common securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. The trust common securities will rank on a parity with, and payments will be made thereon pro rata, with the trust PIERS, except that upon the occurrence and continuance of an event of default under the subordinated debt securities indenture, the rights of the holder of trust common securities to payment in respect of distribution and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust PIERS.

The property trustee will hold legal title to the convertible debentures for the benefit of the Trust and the holders of the trust PIERS and will have the power to exercise all rights, powers and privileges under the subordinated debt securities indenture as the holder of the convertible debentures. The property trustee will make payments of the distributions and payments on liquidation, redemption and otherwise to the holders of the trust PIERS. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust PIERS and common securities.

The convertible notes will constitute substantially all of the assets of the Trust. Other assets that may constitute property of the Trust include any cash on deposit in, or owing to, the payment account as established under the declaration of trust, as well as any other property or assets held by the property trustee pursuant to the declaration of trust. In addition, the Trust may, from time to time, receive cash pursuant to the agreement as to expenses and liabilities.

The rights of the holders of trust PIERS, including economic rights, rights to information and voting rights, are set forth in the declaration of trust, the Delaware Statutory Trust Act and the Trust Indenture Act. See “Description of Trust PIERS” in this prospectus supplement.

The Trust’s registered office in the State of Delaware is c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, Building 4 (3rd Floor), Newark, Delaware 19713. The Trust’s principal place of business is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, telephone number (859) 392-3300.

DESCRIPTION OF CONCURRENT FINANCING TRANSACTIONS

New Credit Facility

Concurrently with the closing of this offering, we will enter into a new credit facility with a four-year final maturity, consisting of a $500 million revolving credit facility (including a $25 million letter of credit subfacility) and a $250 million term facility. The new credit facility will be guaranteed by subsidiaries that, together with Omnicare, Inc., in the aggregate account for at least 90% of our consolidated assets and revenues. Loans under the new credit facility will bear interest, at our option, at a rate equal to either (i) the higher of (a) SunTrust Bank’s prime rate or (b) the federal funds rate plus 0.50% or (ii) (a) the quotient of (A) the interest rate in the London interbank market for loans of the same general interest period duration, divided by (B) one minus the maximum aggregate reserves imposed on Eurocurrency liabilities, plus (b) between one and one-quarter percent and two and one-half percent (depending on certain senior long-term debt ratings).

The new credit facility will require us to meet certain financial tests and will limit, among other things, our ability to incur contingent obligations, to make investments, to make additional acquisitions or merge with another entity, to sell or to create or incur liens on assets, to repay other indebtedness prior to its stated maturity and to amend documents governing our other indebtedness. In addition to customary conditions precedent, the initial borrowing under the term facility will be contingent on our receiving gross proceeds of at least $250 million (prior to underwriters’ discount) from the senior subordinated notes offering and gross proceeds of at least $150 million (prior to underwriters’ discount) from the common stock offering. The initial borrowing under the revolving credit facility will also be contingent on the closing of this offering and on receiving gross proceeds of at least $250 million (prior to underwriters’ discount) from this offering. Failure by Omnicare to receive gross proceeds from the trust PIERS of at least $250 million (prior to underwriters’ discount) within two business days of the closing of the new credit facility and the failure to deliver a notice of redemption for Omnicare’s outstanding 5% convertible debentures due 2007 promptly following the issuance of the trust PIERS will constitute events of default under the new credit facility. We will be able to reborrow amounts repaid under the revolving credit facility prior to maturity with no penalty.

The closing of this offering is conditioned on the closing of the new credit facility. At closing, we expect to draw down the entire $250 million term loan and use those proceeds, together with the proceeds of the senior subordinated notes offering, to repay all outstanding borrowings under Omnicare’s existing credit facility and for general corporate purposes.

Offering of Senior Subordinated Notes

Concurrently with this offering, Omnicare is offering $250 million aggregate principal amount of 6 1/8% senior subordinated notes due 2013. The notes will pay interest semi-annually and will mature on June 1, 2013. Prior to June 1, 2008, we may redeem all, but not part, of the notes and thereafter, we may redeem all or part of the notes, each at specified redemption prices. In addition, before June 1, 2006, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of certain equity offerings. The notes will be guaranteed on a senior subordinated basis by our subsidiaries that guarantee the new credit facility. The notes and the guarantees will be unsecured and subordinated to our and our subsidiaries’ senior debt. The notes will be pari passu to our existing 8 1/8% senior subordinated notes due 2011 and senior to our newly issued convertible subordinated debentures due 2033. The indenture governing the notes will limit our ability to, among other things, incur indebtedness, pay dividends or make other restricted payments and investments, sell assets, create liens, merge with other entities, enter into affiliate transactions or encumber our subsidiaries’ ability to make certain distributions. If Omnicare experiences a change of control (as defined in the indenture governing the notes), holders of the notes will have the right to require Omnicare to repurchase their notes at a price equal to 101% of principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase. The closing of this offering is conditioned upon the closing of the senior subordinated notes offering. Net proceeds from the senior subordinated notes offering will be used, together with the net proceeds from our $250 million term loan, to repay outstanding indebtedness under Omnicare’s existing credit facility and the remainder for general corporate purposes. Concurrently with the completion of the senior subordinated notes offering, we expect to enter into an interest rate swap contract to exchange the fixed interest rate on the notes into variable interest rate debt.

Offering of Common Stock

Concurrently with this offering, Omnicare is offering 5,625,000 shares of its common stock. The closing of this offering is conditioned upon the closing of the common stock offering. A portion of the net proceeds from the common stock offering, together with the net proceeds from this offering of trust PIERS, will be used to redeem Omnicare’s existing 5% convertible subordinated debentures due 2007 and the remainder for general corporate purposes.

Redemption of Convertible Debentures

We intend to use the net proceeds from this offering of trust PIERS and a portion of the proceeds from the offering of common stock to redeem the entire outstanding aggregate principal amount of Omnicare’s 5% convertible subordinated debentures due 2007 at a redemption price of 102.5% of the principal amount plus accrued and unpaid interest, as set forth in the indenture under which the convertible debentures were issued. At March 31, 2003, Omnicare had outstanding $345 million aggregate principal amount of these convertible debentures. We expect to send out a notice of redemption to holders of these convertible debentures on or about the closing date of this offering, and the debentures will be redeemed after a requisite 30-day period following the notice.

DESCRIPTION OF TRUST PIERS

The Trust will issue the trust PIERS under the amended and restated trust agreement, which we refer to as the “declaration of trust.” The terms of the trust PIERS will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act of 1939. The following description of certain terms of the trust PIERS and certain provisions of the declaration of trust in this prospectus supplement supplements the description under “Description of Trust Preferred Securities and Related Guarantees” in the accompanying prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying prospectus. This description is only a summary and does not purport to be complete. We urge you to read the declaration of trust in its entirety, the Delaware Statutory Trust Act and the Trust Indenture Act of 1939 because they, and not this description, will define your rights as a holder of the trust PIERS. We will file the declaration of trust and the trust PIERS as exhibits to a Current Report on Form 8-K which will be incorporated by reference herein. You may also request copies of the declaration of trust from us at our address set forth in this prospectus supplement under “Documents Incorporated by Reference into this Prospectus Supplement.” Unless otherwise specified, when we refer to “Omnicare” in the following description, we mean only Omnicare, Inc. and not its subsidiaries.

Distributions

Cash distributions on the trust PIERS will be fixed at a rate per annum of 4.00% of the stated liquidation amount of $50 per trust PIERS, payable quarterly, in arrears, on March 15, June 15, September 15 and  December 15 of each year, commencing September 15, 2003, when, as and if available for payment, by the property trustee. Distributions will accumulate from June 13, 2003. The ability of the Trust to pay the quarterly distributions on the trust PIERS will depend solely upon its receipt of corresponding interest payments from Omnicare on the convertible debentures. Interest on the convertible debentures not paid on the scheduled payment date will accrue and compound quarterly, to the extent permitted by law, at the applicable interest rate, and, as a result, distributions on the trust PIERS will accumulate and compound quarterly, to the extent permitted by law, at the applicable distribution rate.

The term “distribution” as used in this prospectus supplement includes any regular quarterly distributions, together with any compounded distribution and any contingent distributions, unless otherwise stated. The amount of distributions payable for any period will be computed as follows:

•	for any full 90-day quarterly distribution period, on the basis of a 360-day year of twelve 30-day months;

•	for any period shorter than a full 90-day distribution period, on the basis of a 30-day month; and

•	for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month.

As used in the accompanying prospectus and this prospectus supplement, a “business day” means a day other than a Saturday or Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or a day on which the corporate trust office or principal corporate trust office of the trustee under the subordinated debt securities indenture is closed for business.

Distributions payable on any trust PIERS that are not punctually paid on any distribution date will cease to be payable to the person in whose name such trust PIERS are registered on the original record date, and such defaulted distribution will instead be payable to the person in whose name such trust PIERS are registered on the special record date or other specified date determined in accordance with the declaration of trust.

At all times, the distribution rate, the distribution dates and other payment dates for the trust PIERS will correspond to the interest rate, interest payment dates and other payment dates on the convertible debentures, which will be the sole assets of the Trust. Holders of trust PIERS will also be entitled to receive a pro rata distribution of payments of principal on the convertible debentures, except that payments of principal following an exchange of trust PIERS for convertible debentures will be paid to holders of the convertible debentures.

Distributions on the trust PIERS will be paid on the dates payable only to the extent that payments are made in respect of the convertible debentures held by the property trustee and to the extent that the Trust has funds available for the payment of such distributions. If Omnicare does not make payments on the convertible debentures, the property trustee will not have funds available to make payments (including distributions) on the trust PIERS.

Contingent Distributions

In addition to the distributions described above, the Trust will pay contingent distributions to the holders of the trust PIERS during any quarterly period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14 commencing with the quarterly period beginning on June 15, 2009, if the average of the trading prices (as described below under “—Conversion Rights—Events Triggering Conversion Rights—Conversion Rights Based on Trust PIERS Trading Price”) of the trust PIERS for the five consecutive trading days ending on the second trading day preceding such quarterly period equals 115% or more of the stated liquidation amount of the trust PIERS.

The rate of contingent distribution payable in respect of any quarterly period will equal 0.125% of the average trading price of the trust PIERS over the measuring period triggering the contingent distribution payment. Contingent distributions will be computed on the same basis as regular distributions.

Omnicare will pay contingent interest on the convertible debentures at the same rate as the contingent distributions on the trust PIERS during any quarterly period during which contingent distributions are payable. Contingent distributions on the trust PIERS will be paid on the dates payable only to the extent that payments are made in respect of the convertible debentures held by the property trustee and to the extent that the Trust has funds available for the payment of such contingent distributions. If Omnicare does not make payments on the convertible debentures, the property trustee will not have funds available to make the contingent distributions on the trust PIERS.

Upon determination that holders of trust PIERS will be entitled to receive contingent distributions during any relevant quarterly period, on or prior to the start of the relevant period, Omnicare will issue a press release with respect to the amount of the contingent distribution.

The Trust will pay contingent distributions, if any, in the same manner as it will pay distributions described above under “—Distributions,” and your rights and obligations in respect of the payment of contingent distributions in connection with the conversion of any trust PIERS will also be the same as described below under “—Conversion Rights—General.”

Option to Extend Interest Payment Period

So long as Omnicare is not in default in the payment of interest on the convertible debentures, Omnicare has the right under the subordinated debt securities indenture to defer payments of interest, other than contingent interest, on the convertible debentures by extending the interest payment period at any time, and from time to time, on the convertible debentures. As a consequence of each such extension, distributions, other than contingent distributions, on the trust PIERS would be also deferred by the Trust for a corresponding period. Despite any such deferral, interest on the convertible debentures would continue to accrue at the then-applicable annual interest rate compounded quarterly, and, as a result, distributions on the trust PIERS would continue to accumulate at the then-applicable distribution rate compounded quarterly, in each case to the extent permitted by law. Omnicare may not extend the interest payment period for the convertible debentures for more than 20 consecutive quarters and no extension may extend beyond the stated maturity of the convertible debentures. If

Omnicare exercises its right to defer payments of interest, then under the terms of the convertible debentures, Omnicare may not, and may not permit any subsidiary to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of Omnicare, other than:

(1)    purchases of the capital stock of Omnicare in connection with employee, director or agent benefit plans or under any dividend reinvestment or stock purchase plan;

(2)    in connection with the reclassifications of any class or series of Omnicare’s capital stock, or the exchange or conversion of one class or series of Omnicare’s capital stock for or into another class or series of its capital stock;

(3)    the payment of any dividend within 60 days after the date of declaration of the dividend if, at the date of declaration, (a) if paid on that date, the payment of the dividend would not have been prohibited by an election to defer interest payments and (b) the declaration was in accordance with Omnicare’s dividend policy in effect immediately prior to its declaration of the dividend;

(4)    the purchase of fractional interests in shares of Omnicare’s capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(5)    dividends or distributions payable in Omnicare’s capital stock, or options, warrants or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock;

(6)    any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant to any such shareholders’ rights plan;

(7)    the purchase of Omnicare common stock, or securities convertible or exercisable for Omnicare’s common stock, in satisfaction of Omnicare’s obligations under an acquisition transaction that Omnicare has entered into prior to the beginning of the period during which Omnicare elects to defer interest payments, in an amount not greater than $10 million in the aggregate in any extension period; or

(8)    repurchases of Omnicare common stock in connection with acquisitions of businesses made by Omnicare or any of its subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated debentures) issued by Omnicare that rank equally with or junior to the convertible debentures (which will not include the 6 1/8% senior subordinated notes due 2013, the 8 1/8% senior subordinated notes due 2011, the 5% convertible subordinated debentures due 2007 or the new credit facility), in each case other than through the issuance or exchange of debt securities that rank equally with or junior to the convertible debentures; or

•	make any guarantee payments with respect to any guarantee by Omnicare of the debt securities (including other guarantees) of any of its subsidiaries, if such guarantee ranks equally with or junior in interest to the convertible debentures, other than payments under Omnicare’s guarantee of the trust PIERS or any other similar guarantee in respect of future issuances of trust PIERS or any other trust preferred securities.

Prior to the termination of any extension period, Omnicare may further defer payments of interest (other than contingent interest) by extending the interest payment period, subject to the limitations described above. If any extension period ends on a day that is not an interest payment date, then by the last day of the extension period, Omnicare must deposit with the indenture trustee the full amount of unpaid interest (other than contingent interest) that has accrued on the convertible debentures through the last interest payment date that falls prior to the last day of the extension period, and on the interest payment date following the last day of the extension period, all unpaid interest (other than contingent interest) accrued on the convertible debentures through that following interest payment date will be due and payable unless Omnicare further extends the interest payment period to a later date, in which case the amounts deposited with the indenture trustee will be returned to it. Upon the termination of any extension period and the payment of all amounts then due, Omnicare may commence a new extension period, subject to the above requirements. Omnicare has no current intention of exercising its right to defer payments of interest on the convertible debentures.

Conversion Rights

General

At the option of the holders of the trust PIERS, the trust PIERS will be convertible into shares of Omnicare’s common stock if one or more of the events described below occurs. The trust PIERS will be convertible at an initial conversion ratio of 1.2248 shares of Omnicare common stock for each trust PIERS (equivalent to an initial conversion price of approximately $40.82 per share of Omnicare common stock), subject to adjustment as described below.

A holder of a trust PIERS wishing to exercise its conversion right must deliver an irrevocable notice of conversion to the property trustee, as conversion agent, and pay any transfer or similar tax, if required. If the trust PIERS is in certificated form, the holder also must include the certificate representing such trust PIERS, along with appropriate endorsements and transfer documents if required. A holder of the trust PIERS will not be required to pay any taxes or duties relating to the issuance or delivery of Omnicare common stock but will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance and delivery of the common stock in a name other than that of such holder. The conversion agent will exchange such trust PIERS for a portion of the convertible debentures held by the Trust and immediately convert such convertible debentures into Omnicare common stock. The Trust will covenant in the subordinated debt securities indenture not to convert convertible debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of the trust PIERS. You may obtain copies of the required form of the conversion notice from the conversion agent.

Except as described in this paragraph, no distribution will be payable on converted trust PIERS with respect to any distribution date subsequent to the date of conversion, and neither the Trust nor Omnicare will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions or contingent distributions, if any, whether or not in arrears, on trust PIERS surrendered for conversion. If any trust PIERS are surrendered for conversion during the period from 5:00 p.m., New York time, on any record date through and including the related distribution date, the trust PIERS surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the distribution, including any contingent distribution, which the registered holder on such record date is to receive. However, the previous sentence will not apply in the case of trust PIERS called for redemption on a redemption date between a record date and the related distribution date or in the case of trust PIERS surrendered for conversion after such trust PIERS have been called for redemption during a deferral period. Each conversion will be deemed to have been effected immediately prior to 5:00 p.m., New York time, on the day on which the related conversion notice and any other required deliveries were received by the conversion agent.

Omnicare has authorized and will reserve for issuance the maximum number of shares of its common stock that it may be required to issue upon the conversion of trust PIERS. Shares of Omnicare common stock issued upon conversion of trust PIERS will be validly issued, fully paid and nonassessable. No fractional shares of Omnicare common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by Omnicare in cash based on the last reported sale price of Omnicare common stock on the date the trust PIERS are surrendered for conversion.

Events Triggering Conversion Rights

A holder’s right to convert its trust PIERS will arise only upon the occurrence of one or more of the events described below.

Conversion Rights Based on Omnicare Common Stock Price

If, as of the last day of any calendar quarter beginning with the quarter ending September 30, 2003, the closing sale price of Omnicare common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than 130% of the trust PIERS’ conversion price in effect on the last day of such quarter, then on and after the first day of the following quarter (and only during such following quarter), holders may surrender their trust PIERS for conversion into shares of Omnicare common stock at any time at their option until 5:00 p.m., New York time, on the business day immediately preceding the stated maturity date or earlier redemption date of the trust PIERS.

The “closing sale price” of Omnicare common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions by the principal U.S. securities exchange on which Omnicare common stock is traded or, if Omnicare common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

If Omnicare common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “closing sale price” will be the last quoted bid price for Omnicare common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If Omnicare common stock is not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for Omnicare common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Omnicare for this purpose.

Conversion Rights Based on Notice of Redemption

A holder may surrender for conversion a trust PIERS that has been called for redemption at any time prior to 5:00 p.m., New York time, on the day that is two business days immediately preceding the date of redemption, even if such trust PIERS is not otherwise convertible at that time.

Conversion Rights Based on Trust PIERS Trading Price

Holders may also surrender a trust PIERS for conversion during the five-business-day period following any 10-consecutive-trading-day period in which the daily average of the trading prices for the trust PIERS for that 10-trading-day period was less than a specified trigger percentage of the average of the conversion values for the trust PIERS for each day during that period. The specified trigger percentage will be 105% for any 10-trading-day period that ends before June 15, 2028, and 98% for any 10-trading-day period ending after that date.

The “trading price” of the trust PIERS on any date means the closing sale price per trust PIERS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions by the principal U.S. securities exchange on which the trust PIERS are traded or, if the trust PIERS are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

If the trust PIERS are not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “trading price” will be the last quoted bid price for trust PIERS in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If the trust PIERS are not so quoted, the “trading price” will be the average of the mid-point of the last bid and ask prices for trust PIERS on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Omnicare for this purpose.

“Conversion value” is equal to the product of the sale price for Omnicare common stock on a given day multiplied by the then-current conversion rate, which is the number of shares of common stock into which each trust PIERS is then convertible.

Conversion Rights Based on Occurrence of Certain Corporate Transactions

If:

•	Omnicare distributes to all holders of its common stock rights entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the trading price of the common stock at the time of the announcement of such distribution;

•	Omnicare elects to distribute to all holders of its common stock cash or other assets, debt securities or rights to purchase its securities, which distribution has a per share value (as determined by Omnicare’s board of directors) exceeding 10% of the trading price of Omnicare common stock on the business day preceding the declaration date for the distribution; or

•	a change of control, as described below under “—Change of Control,” occurs but holders of trust PIERS do not have the right to require Omnicare to repurchase their trust PIERS as a result of such change of control because either (1) the trading price of Omnicare common stock during the period described under “—Change of Control” equals or exceeds the level specified in that section or (2) the consideration received in such change of control consists of common stock that is freely tradable and the trust PIERS become convertible into that common stock (each as more fully described under “—Change of Control”), then Omnicare will be required to notify the holders of the trust PIERS at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be. Once Omnicare has given that notice, holders may surrender their trust PIERS for conversion at any time until either (a) the earlier of the close of business on the business day immediately prior to the ex-dividend date and the date on which Omnicare announces that the distribution will not take place, in the case of a distribution or (b) 30 days after the date of the change of control notice, in the case of a change of control. A holder will not have the right to convert trust PIERS as a result of a distribution if the holder participates or will participate in the distribution without conversion.

In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock will be converted into cash, securities or other property or if we sell, transfer or lease all or substantially all of our assets, each of which we refer to as a “business consolidation transaction,” a holder may convert trust PIERS at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. At and after the effective time of a business consolidation transaction, the right to convert a trust PIERS into Omnicare common stock will be changed into a right to convert the trust PIERS into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such trust PIERS into Omnicare common stock immediately prior to the transaction. Such adjustment would be made assuming the holders did not exercise any rights of election as to the kind or amount of consideration receivable. Omnicare will agree not to become a party to any such transaction unless its terms are consistent with the conversion rights described in this paragraph.

The changes resulting from a business consolidation transaction could substantially lessen or eliminate the value of the conversion privilege associated with the trust PIERS in the future. For example, if Omnicare were acquired in a cash merger, each trust PIERS would become convertible solely into cash and would no longer be convertible into securities.

Conversion Ratio Adjustments

The conversion ratio is subject to adjustment if Omnicare takes certain actions after the trust PIERS are issued, including:

•	issuances of Omnicare common stock as a dividend or distribution on Omnicare common stock;

•	certain subdivisions and combinations of Omnicare common stock;

•	issuances to all holders of Omnicare common stock of certain rights or warrants to purchase Omnicare common stock or securities convertible into Omnicare common stock at less than, or having a conversion price per share less than, the then-current market price of Omnicare common stock;

•	distributions to all holders of Omnicare common stock of shares of Omnicare capital stock (other than Omnicare common stock), evidences of Omnicare indebtedness or assets including securities, but excluding:

—the rights and warrants referred to in the preceding bullet point;

—any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance that results in a change in the conversion consideration as described above in the penultimate paragraph under “—Events Triggering Conversion Rights—Conversion Rights Based on Occurrence of Certain Corporate Transactions;” or

—any dividends or distributions paid exclusively in cash;

•	distributions consisting of cash, excluding

—any quarterly cash dividend to the extent that the aggregate cash dividend per share in any fiscal quarter does not exceed the greater of

(a)	the amount per share of the most recent quarterly cash dividend to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this provision (as adjusted to reflect subdivisions or combinations of Omnicare common stock); and

(b)	3.75% of the average of the last reported sales price of Omnicare common stock during the ten trading days immediately prior to the date of declaration of such dividend; and

—any dividend or distribution in connection with the liquidation, dissolution or winding up of Omnicare.

If an adjustment is required to be made under this bullet point as a result of a cash distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this bullet point. If an adjustment is required to be made under this bullet point as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

•	payment in respect of a tender offer or exchange offer by Omnicare or any of its subsidiaries for Omnicare common stock to the extent that the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	payment in respect of a tender offer or exchange offer by a person other than Omnicare or any of its subsidiaries in which, as of the closing date of the offer, Omnicare’s board of directors is not recommending rejection of the offer. The adjustment referred to in this provision will only be made if

(a)	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Omnicare common stock to more than 50% of the total shares of common stock outstanding; and

(b)	if the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the business day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The adjustment referred to in this bullet point will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause Omnicare to engage in a business consolidation transaction described above under “—Events Triggering Conversion Rights—Conversion Rights Based on Occurrence of Certain Corporate Transactions.”

If Omnicare distributes shares of capital stock of any of its subsidiaries, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of Omnicare common stock, in each case over a measurement period following the distribution.

The applicable conversion price will not be adjusted:

•	if holders of the trust PIERS are entitled to participate in the transaction;

•	upon the issuance of any shares of Omnicare common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Omnicare securities and the investment of additional optional amounts in shares of Omnicare common stock under any plan;

•	upon the issuance of any shares of Omnicare common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Omnicare or any of its subsidiaries;

•	upon the issuance of any shares of Omnicare common stock pursuant to any option, warrant, right or exercisable or exchangeable or convertible security outstanding as of the date the trust PIERS were first issued;

•	for a change in the par value of Omnicare common stock;

•	for accrued and unpaid interest; or

•	for the issuance of rights under any shareholder rights plan.

The conversion ratio will not be adjusted unless such adjustment would require a change of at least 1% in the conversion ratio then in effect at such time. Any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as described above, the conversion ratio will not be adjusted for the issuance of Omnicare common stock or any securities convertible into or exchangeable for Omnicare common stock or carrying the right to purchase any of the foregoing.

If Omnicare elects to make a distribution described in the third or fourth bullet points of the first paragraph of this subsection, then, if the distribution would also trigger a conversion right as described above under  “—Conversion Rights Based on Occurrence of Certain Corporate Transactions,” or if the trust PIERS are otherwise convertible, Omnicare will be required to give notice to the holders of trust PIERS at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the trust PIERS may be surrendered for conversion at any time until the close of business on the business day immediately prior to the ex-dividend date or until Omnicare announces that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of trust PIERS to convert will be made if the holder participates or will participate in the distribution without conversion or in certain other cases.

If a taxable distribution to holders of Omnicare common stock or other transaction occurs which results in any adjustment of the conversion price, holders of trust PIERS may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Omnicare common stock. See “Material United States Federal Income Tax Considerations” below.

We may from time to time, to the extent permitted by law, reduce the conversion price of the trust preferred securities by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of Omnicare common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Redemption

Upon the repayment of the convertible debentures held by the Trust, whether at stated maturity or otherwise, the proceeds from such repayment will be applied by the property trustee to redeem a like aggregate liquidation amount of the trust PIERS and trust common securities. Omnicare may redeem the convertible debentures prior to maturity:

•	in whole or in part, on one or more occasions at any time on or after June 15, 2009; or

•	in whole, but not in part, at any time following an investment company event or a tax event, each as described below.

The trust PIERS and, unless there is a debenture event of default, the trust common securities will be redeemed at a redemption price equal to the sum of:

•	the liquidation amount of $50 per security; plus

•	accrued and unpaid distributions, including contingent distributions, if any, on the redeemed securities to the date of redemption.

Accordingly, the redemption price of the trust PIERS will correspond to the redemption price of the convertible debentures. If less than all of the debentures held by the Trust are to be repaid, then, except as described under “— Subordination of Common Securities of the Trust,” and in the next paragraph, the proceeds from such repayment will be allocated pro rata (based on liquidation amounts) to the redemption of the trust PIERS and trust common securities.

Under certain circumstances, a holder of trust PIERS may elect to exchange its trust PIERS for an equivalent amount of convertible debentures. See “— Conversion Rights” and “— Change of Control.” Also, in connection with a liquidation of the Trust, the convertible debentures will be distributed to holders of trust PIERS. See “—Distribution of Convertible Debentures” and “—Liquidation Distribution Upon Dissolution.” In any such event, payments made by Omnicare on account of the convertible debentures will be paid to holders of the convertible debentures.

Subject to applicable law, Omnicare or its affiliates may at any time and from time to time purchase outstanding trust PIERS by tender, in the open market or by private agreement.

Special Event Redemption

Upon the occurrence of an investment company event or a tax event at any time, Omnicare will have the option to redeem the convertible debentures in whole, but not in part (and thus cause the redemption of the trust PIERS in whole).

An “investment company event” means Omnicare and the Trust shall have received an opinion of independent securities counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

•	any official administrative written pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust PIERS are first issued, the Trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act of 1940.

A “tax event” means Omnicare and the Trust shall have received an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, change in or announced prospective change in, the laws (or regulations thereunder) of the United States or any political subdivision or taxing authority of or in the United States; or

•	any official administrative written pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the trust PIERS are initially issued and sold, there is more than an insubstantial risk that:

•	the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to any interest received or accrued on the convertible debentures;

•	interest payable by Omnicare on the convertible debentures is not, or within 90 days of the date of such opinion will not be, deductible by Omnicare, in whole or in part, for federal income tax purposes; or

•	the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Redemption Procedures

Trust PIERS will be redeemed at the redemption price with the applicable proceeds from the contemporaneous payment of the convertible debentures. Redemptions of the trust PIERS will be made and the redemption price will be payable on the redemption date only to the extent that the Trust has sufficient funds available for the payment of the redemption price.

Notice of any redemption will be mailed between 30 and 60 days before the redemption date to each holder of trust PIERS at its registered address, provided that the holders of at least a majority in aggregate stated liquidation amount of trust PIERS may agree to reduce the notice period to not less than five days. Any notice of redemption will be irrevocable.

On the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price for all securities held at DTC and will give DTC irrevocable instructions and authority to pay the redemption price to holders of the trust PIERS. See “Book-Entry Issuance” in this prospectus supplement. If any trust PIERS are not represented by one or more global certificates, the Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the trust PIERS funds sufficient to pay the applicable redemption price and will give the paying agent for the trust PIERS irrevocable instructions and authority to pay the redemption price to holders of the trust PIERS upon surrender of their certificates evidencing the trust PIERS. Notwithstanding the foregoing, distributions and contingent distributions, if any, payable on or prior to the redemption date for any trust PIERS will be payable to holders of record of such trust PIERS as they appear on the securities register who are holders on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and consideration deposited as required, then upon the date of such deposit, all rights of holders of trust PIERS called for redemption will cease, except (i) the right of holders of trust PIERS to receive the redemption price, but without interest on such redemption price, (ii) the right of holders to cause the conversion agent to convert the trust PIERS and (iii) the trust PIERS which are called for redemption will cease to be outstanding. If any date set for redemption of trust PIERS is not a business day, then payment of the redemption price payable on such date will be made on the next day which is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date such payment was originally payable.

If payment of the redemption price in respect of trust PIERS called for redemption is improperly withheld or refused and not paid either by the Trust or by Omnicare pursuant to the guarantee as described under “Description of Guarantee” in this prospectus supplement, distributions and contingent distributions, if any, on such trust PIERS will continue to accumulate at the then-applicable rate per annum, from the redemption date originally established by the Trust for the trust PIERS to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Change of Control

If a change of control (as defined below) occurs, each holder of a trust PIERS will have the right to exchange any or all of that holder’s trust PIERS for convertible debentures having a principal amount equal to the liquidation amount of such trust PIERS and to simultaneously require Omnicare to repurchase such convertible debentures on the repurchase date at a repurchase price in cash equal to 100% of the principal amount of the convertible debentures that are exchanged for such holder’s trust PIERS, plus accrued and unpaid interest (including deferred interest and contingent interest, if any) on such convertible debentures to, but excluding, the repurchase date.

A “change of control” will be deemed to have occurred when any of the following has occurred:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Omnicare and its subsidiaries taken as a whole to any person, other than any transaction:

—that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Omnicare’s capital stock; and

—pursuant to which holders of Omnicare’s capital stock entitled to vote generally in elections of directors immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Omnicare’s capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, other than one or more Principals and their Related Parties, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Omnicare entitled at the time to vote in elections of directors of Omnicare, measured by voting power rather than number of shares; or

•	the first day on which a majority of the members of the board of directors of Omnicare are not “continuing directors,” which means, as of any date of determination, any member of the board of directors of Omnicare who:

—was a member of the board of directors on June 13, 2003; or

—was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of a new director’s nomination or election.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Principal” means Joel Gemunder, an entity controlled by Joel Gemunder and/or a Trust for his benefit or any employee benefit plan of Omnicare (including plans for the benefit of employees of its subsidiaries).

“Related Party” means:

•	any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member (in the case of an individual) of any Principal; or

•	any Trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other persons referred to in the immediately preceding bullet point.

However, a change of control will not be deemed to have occurred if:

•	the closing sale price per share of Omnicare’s common stock for any five full trading days within the period of ten consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or the period of ten consecutive full trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above, equals or exceeds 110% of the conversion price per share of common stock in effect on each of those trading days (as adjusted); or

•	at least 90% of the consideration (excluding cash payments or fractional shares and dissenters’ appraisal rights) in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the trust PIERS become convertible into such common stock (and any rights attached thereto).

Except as described above with respect to a change of control, none of the trust PIERS, the convertible debentures or the agreements governing them will contain provisions that permit holders of trust PIERS to require that Omnicare redeem the trust PIERS or repurchase the convertible debentures in the event of, or otherwise prohibit Omnicare from undertaking, a merger, takeover, recapitalization or similar business combination or restructuring transaction. In addition, Omnicare could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect Omnicare’s capital structure or the value of Omnicare’s common stock, but that would not constitute a change of control.

Within 30 days after the occurrence of a change of control, Omnicare must give notice to each holder of a trust PIERS and the property trustee of the transaction that constitutes the change of control and of the resulting repurchase right. To exercise the repurchase right, a trust PIERS holder must deliver, within a 30-day period specified in Omnicare’s notice, irrevocable written notice to Omnicare, the Trust and the property trustee and exchange agent of the holder’s exercise of its repurchase right. The trust PIERS will be exchanged for convertible debentures no less than three business days prior to the repurchase date, which will not be later than 60 days after the date of the change of control notice.

Omnicare will comply with the requirements of the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the redemption of the trust PIERS or the repurchase of the convertible debentures as a result of a change of control.

Omnicare’s ability to repurchase convertible debentures upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of Omnicare’s senior or senior subordinated debt. As a result, any repurchase of the convertible debentures would, absent a waiver, be prohibited under the indentures until the senior debt is paid in full. Further, there can be no assurance that Omnicare would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the convertible debentures that might be delivered by holders of convertible debentures seeking to exercise their repurchase right. Any failure by Omnicare to repurchase the convertible debentures when required following a change of control would result in an event of default under the subordinated debt securities indenture and the declaration of trust. Any such default may, in turn, cause a default under other Omnicare indebtedness.

Distribution of Convertible Debentures

The administrative trustees may, with the consent of Omnicare except in certain limited circumstances, at any time dissolve the Trust and, after satisfaction of liabilities to creditors, cause the convertible debentures held by the property trustee to be distributed to holders of the trust PIERS and the trust common securities in liquidation of such holders’ interests in the Trust on a pro rata basis as described in the accompanying prospectus. Such dissolution and distribution shall be conditioned, however, on the administrative trustees’ receipt of an opinion of independent counsel to the effect that holders of the trust PIERS will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of convertible debentures.

Under current United States federal income tax law and interpretations thereof and assuming that, as expected, the Trust is treated as a grantor trust, a distribution of the convertible debentures will not be a taxable event to the Trust and/or to holders of the trust PIERS. Should there be a change in law, a change in legal interpretation, certain tax events or other circumstances, however, the distribution of convertible debentures could be a taxable event to holders of the trust PIERS in which event Omnicare would not be permitted to distribute the convertible debentures at such time.

If convertible debentures are distributed in exchange for trust PIERS and trust common securities, the holders of such convertible debentures will have the same right of repurchase and change of control right of repurchase. If the convertible debentures are distributed to the holders of the trust PIERS, Omnicare will use its reasonable efforts to cause the convertible debentures to be listed on the market or exchange on which the trust PIERS are then listed, if any.

We cannot assure you of the market price for convertible debentures that may be distributed to you in exchange for trust PIERS if dissolution and liquidation of the Trust were to occur. Accordingly, the convertible debentures that you may receive upon a dissolution and liquidation of the Trust may trade at a discount to the price of the trust PIERS prior to the dissolution and liquidation of the Trust.

Liquidation Distribution Upon Dissolution

The Trust will be dissolved upon the occurrence of any of the events described in the accompanying prospectus under “Description of Trust Preferred Securities and Related Guarantees—Dissolution” or when Omnicare common stock is distributed upon conversion of all outstanding trust PIERS.

In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust, which we refer to as a “liquidation,” holders of the trust PIERS on the date of the liquidation will be entitled to receive, out of the assets of the Trust available for distribution to holders of trust PIERS and the trust common securities after satisfaction of the Trust’s liabilities to creditors, if any, distributions in cash or other immediately available funds in an amount equal to the liquidation amount of the trust PIERS plus accumulated and unpaid distributions, including contingent distributions, if any, thereon to the date of payment, which we refer to as the “liquidation distribution,” unless, in connection with such liquidation, convertible debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of such trust PIERS and trust common securities are distributed on a pro rata basis to holders of the trust PIERS and trust common securities in exchange for the trust PIERS and trust common securities. If liquidation distributions can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the trust PIERS and trust common securities shall be paid on a pro rata basis so that holders of the trust common securities will be entitled to receive distributions upon any such liquidation pro rata with holders of the trust PIERS. If an indenture event of default has occurred and is continuing, however, the trust PIERS will have a preference over the trust common securities of the Trust with regard to liquidation distributions.

After the liquidation date is fixed for any distribution of convertible debentures to holders of the trust PIERS:

•	the trust PIERS will no longer be deemed to be outstanding;

•	if the trust PIERS are represented by one or more global certificates, DTC or its nominee, as a record holder of trust PIERS, will receive a registered global certificate or certificates representing the convertible debentures to be delivered upon such distribution; and

•	any certificates representing trust PIERS not held by DTC or its nominee will be deemed to represent convertible debentures having a principal amount equal to the liquidation amount of such trust PIERS, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust PIERS, until such certificates are presented for cancellation, whereupon Omnicare will issue to such holder, and the indenture trustee will authenticate, a certificate representing such convertible debentures.

Subordination of Common Securities of the Trust

Payment of distributions and contingent distributions, if any, on, and the redemption price of, the trust PIERS and trust common securities, as applicable, will be made pro rata based on the liquidation amount of such trust PIERS and trust common securities so long as no indenture event of default has occurred and is continuing on the distribution date. If an indenture event of default has occurred and is continuing, no payment of any distribution or contingent distribution on, or redemption price of, any of the trust common securities, and no other payment on account of the redemption or liquidation of, or otherwise with respect to, the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions, including contingent distributions, if any, on all of the outstanding trust PIERS for all distribution periods ending on or prior to the distribution date, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding trust PIERS then called for redemption, shall have been made or provided for. In this event, all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions and contingent distributions, if any, on, or redemption price of, the trust PIERS then due and payable.

Trust Events of Default

An event of default under the subordinated debt securities indenture, which we refer to as an “indenture event of default,” constitutes an event of default under the declaration of trust with respect to the trust PIERS and trust common securities, which we refer to as a “trust event of default.” See “Description of Convertible Debentures—Indenture Events of Default” in this prospectus supplement.

Upon the occurrence and continuance of a trust event of default, the property trustee as the sole holder of the convertible debentures will have the right under the subordinated debt securities indenture to declare the principal amount of the convertible debentures due and payable. Omnicare and the Trust are each required to file annually with the property trustee an officer’s certificate as to its compliance with all conditions and covenants under the declaration of trust.

If the property trustee fails to enforce its rights under the convertible debentures after a registered holder of trust PIERS has made a written request, such holder may institute a legal proceeding against Omnicare to enforce the property trustee’s rights under the convertible debentures. Notwithstanding the foregoing, if a trust event of default has occurred and is continuing and such event is attributable to the failure of Omnicare to pay interest or principal on the convertible debentures on the date such interest or principal is otherwise payable (or in connection with a repurchase of trust PIERS, the repurchase date), then a registered holder of trust PIERS may institute a direct action against Omnicare for payment after the respective due date specified in the convertible debentures. Except as provided in this paragraph, holders of trust PIERS will not be able to exercise directly any other remedy available to holders of the convertible debentures.

Pursuant to the declaration of trust, the holder of the trust common securities will be deemed to have waived any trust event of default with respect to the trust common securities until all trust events of default with respect to the trust PIERS have been cured, waived or otherwise eliminated. Until all trust events of default with respect to the trust PIERS have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of holders of the trust PIERS and only holders of the trust PIERS will have the right to direct the property trustee in accordance with the terms of the trust PIERS.

Voting Rights and Amendment of the Declaration

Except as provided below and other than as required by law and the declaration of trust, holders of the trust PIERS will have no voting rights.

Subject to the property trustee receiving a tax opinion, as described below, so long as any convertible debentures are held by the property trustee, holders of a majority in liquidation amount of the trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee, as holder of the convertible debentures, to:

•	exercise the remedies available to it under the subordinated debt securities indenture as a holder of the convertible debentures;

•	consent to any amendment, modification or termination of the subordinated debt securities indenture or the convertible debentures where such consent is required; or

•	waive any past default and its consequences that is waivable under the subordinated debt securities indenture;

provided, however, that if an indenture event of default has occurred and is continuing, then holders of at least 25% of the aggregate liquidation amount of the trust PIERS may direct the property trustee to declare the principal of and premium, if any, and interest, including any contingent interest, on the convertible debentures due and payable. In addition, where a consent or action under the subordinated debt securities indenture would require the consent or act of holders of more than a majority of the aggregate principal amount of convertible debentures affected thereby, only holders of the percentage of the aggregate stated liquidation amount of the trust PIERS which is at least equal to the percentage required under the subordinated debt securities indenture may direct the property trustee to give such consent or to take such action.

The property trustee shall notify each holder of the trust PIERS of any notice of any indenture event of default which it receives with respect to the convertible debentures. Except with respect to directing the time, method, and place of conducting a proceeding for a remedy, the property trustee will be under no obligation to take any of the actions described above unless the property trustee has received an opinion of tax counsel to the effect that the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes as a result of such action, and each holder will be treated as owning an undivided beneficial ownership interest in the convertible debentures.

The declaration of trust may be amended from time to time by Omnicare and the property trustee as described in the accompanying prospectus under “Description of Trust Preferred Securities and Related Guarantees—Amendment of Amended Trust Agreement.” Any amendments of the declaration of trust will become effective when notice of the amendment is given to holders of trust PIERS and trust common securities.

In any event, without the consent of each holder of trust PIERS and trust common securities affected by the amendment, the declaration of trust may not be amended to:

•	reduce the principal amount or the distribution rate or change the payment date or maturity of the trust PIERS;

•	change the holder’s rights to have its trust PIERS exchanged for convertible debentures and simultaneously have such convertible debentures repurchased upon a change of control, as described under “—Change of Control”;

•	restrict the right of a holder of trust PIERS and trust common securities to institute suit for the enforcement of any such payment on or after such date; or

•	change the right of any holder of trust PIERS to convert its trust PIERS upon the occurrence of the trigger events and at the conversion ratio, as adjusted, described under “—Conversion Rights.”

Notwithstanding the foregoing, the declaration of trust may be amended with the consent of the holders of at least a majority in aggregate stated liquidation amount of trust PIERS to reduce the redemption notice period to not less than five days.

Any required approval or direction of holders of trust PIERS may be given at a meeting of holders of trust PIERS convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust PIERS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust PIERS in the manner set forth in the declaration of trust.

No vote or consent of holders of trust PIERS will be required for the Trust to redeem and cancel the trust PIERS or to distribute the convertible debentures in accordance with the declaration of trust.

Notwithstanding that holders of trust PIERS are entitled to vote or consent under any of the circumstances described above, any of the trust PIERS that are owned by Omnicare, the administrative trustees or any affiliate of Omnicare or any other trustees of the Trust, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Registrar and Transfer Agent

JPMorgan Chase Bank, as property trustee, will also act as registrar and transfer agent for the trust PIERS.

Registration of transfers or exchanges of trust PIERS will be effected without charge by or on behalf of the Trust, but upon payment of any tax or any other governmental charges that may be imposed in connection with any transfer or exchange, the Trust may charge a sum sufficient to cover any such payment. If the trust PIERS are to be redeemed in part, the Trust will not be required to:

•	issue, register the transfer of or exchange any trust PIERS during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of such mailing; or

•	register the transfer or exchange of any trust PIERS so selected for redemption, except, in the case of any trust PIERS being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agency

Payments in respect of the global certificates will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the trust PIERS are not represented by one or more global certificates, such payments shall be made by check mailed to the address of the holder entitled to the payment as such address appears on the register in respect of the registrar. The paying agent for the trust PIERS initially will be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Omnicare. The paying agent for the trust PIERS will be permitted to resign as paying agent for the trust PIERS upon 30 days’ written notice to Omnicare and the administrative trustees. In the event that the property trustee is no longer the paying agent for the trust PIERS, the administrative trustees will appoint a successor, which must be a bank or trust company acceptable to Omnicare, to act as paying agent for the trust PIERS.

Merger, Consolidation and Sale of Assets of the Trust

The Trust may not consolidate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity except as described in the accompanying prospectus under “Description of Trust Preferred Securities and Related Guarantees—Merger, Consolidation and Sale of Assets.”

Merger or Consolidation of Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which such trustee may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the declaration of trust, provided such corporation is otherwise qualified and eligible.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act of 1940 or classified as other than a grantor trust for United States federal income tax purposes and so that the convertible debentures will be treated as indebtedness of Omnicare for United States federal income tax purposes. Omnicare and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the declaration of trust, that Omnicare and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust PIERS.

The Trust may not make any loans or incur any indebtedness, vary the investment of the Trust, or take or consent to any action that would result in a lien on any of its assets. In addition, the Trust may not take any action inconsistent with the status of the Trust as a grantor trust for United States federal income tax purposes.

Holders of the trust PIERS have no preemptive or similar rights.

DESCRIPTION OF CONVERTIBLE DEBENTURES

Omnicare will issue the junior subordinated convertible debentures under the subordinated debt securities indenture dated as of June 13, 2003 and supplemented by the second supplemental indenture dated as of June 13, 2003, each between Omnicare and SunTrust Bank, as indenture trustee, which we refer to as the subordinated debt securities indenture. The following description of certain terms of the convertible debentures and certain provisions of the subordinated debt securities indenture in this prospectus supplement supplements the description under “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, will define your rights as a beneficial holder of the convertible debentures. We will file the subordinated debt securities indenture and the convertible debentures as exhibits to a Current Report on Form 8-K which will be incorporated by reference herein. You may also request copies of these documents from us at our address set forth in this prospectus supplement under “Documents Incorporated by Reference into this Prospectus Supplement.” Unless otherwise specified, when we refer to “Omnicare” in the following description, we mean only Omnicare, Inc. and not its subsidiaries.

General

The convertible debentures will be limited in aggregate principal amount to the aggregate liquidation amount of all trust PIERS and trust common securities as set forth in the declaration of trust.

The convertible debentures will not be subject to a sinking fund provision. The entire principal amount of the convertible debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including compounded interest (as defined below under “—Option to Extend Interest Payment Period”) and contingent interest, if any, on June 15, 2033.

If the convertible debentures are distributed to holders of the trust PIERS, the convertible debentures will be issued as a global certificate. See “Book-Entry Issuance” in this prospectus supplement. As described in this prospectus supplement, under certain limited circumstances, convertible debentures may be issued in certificated form in exchange for a global certificate. See “Book-Entry Issuance—Exchange of Global Securities for Certificated Securities” in this prospectus supplement. Payments on convertible debentures issued as a global certificate will be made through the debenture paying agent for the debentures to DTC. If convertible debentures are issued in certificated form, principal, premium, if any, and interest, including contingent interest, if any, will be payable, the transfer of the convertible debentures will be registrable and convertible debentures will be exchangeable for convertible debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York, provided that payment of interest may be made, at the option of Omnicare, by check mailed to the address of the holder entitled to it at the address held by the registrar. Notwithstanding the foregoing, so long as the beneficial holder of some or all of the convertible debentures is the property trustee, the payment of principal, premium, if any, and interest, including contingent interest, if any, on the convertible debentures held by the property trustee will be made through DTC to such account as may be designated by the property trustee.

Under certain circumstances involving the dissolution of the Trust, including following the occurrence of a tax event or an investment company event, the convertible debentures may be distributed to holders of the trust PIERS and trust common securities in liquidation of the Trust, unless the trust PIERS are otherwise redeemed in connection with that event. See “Description of Trust PIERS—Distribution of Convertible Debentures” in this prospectus supplement.

Subordination

The payment of principal of and interest, including contingent interest, if any, on the convertible debentures will be, to the extent provided in the subordinated debt securities indenture, subordinated to the prior payment in full of all present and future senior indebtedness (as defined below) and as described under “Description of Debt Securities—Subordination Provisions Relating to Subordinated Debt” in the accompanying prospectus.

Subject to the qualifications described below, the term “senior indebtedness” includes principal and premium, if any, of and interest on the following:

•	all indebtedness of Omnicare, whether outstanding on the date of the issuance of the debentures or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, security, debenture, bond or similar instrument;

•	all obligations of Omnicare under leases required or permitted to be capitalized under generally accepted accounting principles;

•	any indebtedness of others of the kinds described in the first bullet point above for the payment of which Omnicare is responsible or liable as guarantor or otherwise;

•	all of Omnicare’s obligations issued or assumed as the deferred purchase price of property, all of Omnicare’s conditional sale obligations and all of Omnicare’s obligations under any title retention agreement;

•	all of Omnicare’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	any indebtedness of others described in the first bullet point above secured by a lien on any property or asset of Omnicare, whether or not such obligation is assumed by Omnicare; and

•	amendments, renewals, extensions and refundings of any of the above types of indebtedness.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the convertible debentures and (3) obligations by Omnicare owed to its subsidiaries. Senior indebtedness will include, without limitation, the senior subordinated notes being offered concurrently herewith, the 8 1/8% senior subordinated notes due 2011, the 5% convertible subordinated debentures due 2007 and indebtedness incurred under the new credit facility.

In the event that, notwithstanding any of the foregoing prohibitions, the indenture trustee or the holders of the convertible debentures receive any payment or distribution on account of or in respect of the convertible debentures at a time when a responsible officer of the indenture trustee or such holder has actual knowledge that such payment or distribution should not have been made to it, the trustee or such holder shall hold such payment or distribution in trust for the benefit of, and, upon written request, shall pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of the all principal, premium, if any, and interest then payable with respect to any senior indebtedness.

Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities (including the convertible debentures) will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of the convertible debentures and any other type of

Omnicare’s creditors, any payments or distributions that would otherwise be paid to holders of senior indebtedness and that are made to holders of the convertible debentures because of this subrogation will be deemed a payment by Omnicare on account of senior indebtedness and not on account of the convertible debentures.

Due to the subordination provisions in the indenture under which the convertible debentures will be issued, in the event of Omnicare’s insolvency, funds which we would otherwise use to pay the holders of the convertible debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, Omnicare’s general creditors may recover less, ratably, than the holders of our senior indebtedness. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the convertible debentures or distributions on the trust PIERS. As of March 31, 2003, after giving effect to this offering, to the concurrent offerings of the senior subordinated notes and the common stock and Omnicare’s refinancing of its existing credit facility with a new credit facility and the anticipated use of proceeds from these transactions, Omnicare would have had approximately $1.2 billion of debt, including approximately $876 million of senior indebtedness.

In addition, because Omnicare conducts most of its operations through its subsidiaries, its principal assets consist of the stock of its subsidiaries and absent any additional capital raising or borrowing, its principal cash flow would be derived from dividends and other distributions or loans from its subsidiaries. Therefore, Omnicare’s ability to service its debt, including the guarantee and the convertible debentures, will be dependent upon the earnings of these subsidiaries and their ability to distribute those earnings as dividends or make loans or other payments to Omnicare. See “Risk Factors—Omnicare conducts most of its operations through, and depends on funds from, its subsidiaries” in this prospectus supplement.

In addition to the contractual subordination provisions described above, both the guarantee and the convertible debentures will be structurally subordinated to all existing and future obligations of Omnicare’s subsidiaries. Omnicare only has a stockholder’s claim in the assets of its subsidiaries. This stockholder’s claim is junior to claims that creditors of Omnicare’s subsidiaries have against those subsidiaries. Holders of the convertible debentures and beneficiaries of the guarantee of the trust PIERS will only be creditors of Omnicare, and such holders will not be creditors of Omnicare’s subsidiaries, where most of Omnicare’s consolidated assets are located. All of Omnicare’s subsidiaries’ existing and future liabilities, including any claims of trade creditors, debt obligations and other liabilities and third-party preferred shareholders, will be effectively senior to the guarantee of the trust PIERS and the convertible debentures. As of March 31, 2003, the total liabilities of Omnicare’s subsidiaries were approximately $0.5 billion.

Covenants of Omnicare

Except as otherwise provided in the subordinated debt securities indenture, for so long as the convertible debentures are held by the property trustee, Omnicare will covenant:

•	to maintain directly or indirectly ownership of all of the trust common securities; provided, however, that any permitted successor of Omnicare under the subordinated debt securities indenture may succeed to Omnicare’s ownership of the trust common securities;

•	to use its commercially reasonable efforts to cause the Trust to remain a statutory trust, except in connection with the distribution of the convertible debentures to holders of trust PIERS and trust common securities, the redemption of all trust PIERS and trust common securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust, and not to voluntarily dissolve, wind-up, liquidate or terminate the Trust except as permitted by the declaration of trust and otherwise to cause the Trust to continue to be classified as a grantor trust for U.S. federal income tax purposes;

•	to take no action that would be reasonably likely to cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes; and

•	to use its commercially reasonable efforts to ensure that the Trust will not be an “investment company” under the Investment Company Act of 1940.

Redemption

Omnicare may redeem the convertible debentures, and thus cause the redemption of the trust PIERS, prior to maturity:

•	in whole or in part, on one or more occasions at any time on or after June 15, 2009; or

•	in whole, but not in part, at any time following an investment company event or a tax event, each as described above under “Description of Trust PIERS—Redemption—Special Event Redemption.”

The redemption price will be equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, including contingent interest, if any, and other amounts to the date of redemption.

The property trustee will mail any notice of redemption at least 30 and no more than 60 days before the redemption date to each holder of convertible debentures to be redeemed at its registered address provided that the holders of at least a majority in aggregate principal amount of convertible debentures may agree to reduce the notice period to not less than five days. Unless Omnicare defaults in payment of the redemption price, on the redemption date interest and contingent interest, if any, shall cease to accrue on the convertible debentures called for redemption.

Restrictions on Certain Payments

Omnicare has agreed that if:

•	at the time an event has occurred that with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and Omnicare has not taken reasonable steps to cure the event;

•	Omnicare is in default with respect to payment of any obligations under the guarantee relating to the trust PIERS; or

•	Omnicare has given notice of its intention to begin an interest deferral period, as described below under “—Option to Extend Interest Payment Period” and has not rescinded the notice, or any deferral period is continuing;

then Omnicare will not and will not permit any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of Omnicare, other than:

(1)    purchases of the capital stock of Omnicare in connection with employee, director or agent benefit plans or under any dividend reinvestment or stock purchase plan;

(2)    in connection with the reclassifications of any class or series of Omnicare’s capital stock, or the exchange or conversion of one class or series of Omnicare’s capital stock for or into another class or series of its capital stock;

(3)    the payment of any dividend within 60 days after the date of declaration of the dividend if, at the date of declaration, (a) if paid on that date the payment of the dividend would not have been prohibited by an election to defer interest payments and (b) the declaration was in accordance with Omnicare’s dividend policy in effect immediately prior to its declaration of the dividend;

(4)    the purchase of fractional interests in shares of Omnicare’s capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(5)    dividends or distributions payable in Omnicare’s capital stock, or options, warrants or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock;

(6)    any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant to any such shareholders’ rights plan;

(7)    the purchase of Omnicare common stock, or securities convertible or exercisable for Omnicare’s common stock, in satisfaction of Omnicare’s obligations under an acquisition transaction that Omnicare has entered into prior to the beginning of the period during which Omnicare elects to defer interest payments, in an amount not greater than $10 million in the aggregate in any extension period; or

(8)    repurchases of Omnicare common stock in connection with acquisitions of businesses made by Omnicare or any of its subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated debentures) issued by Omnicare that rank equally with or junior to the convertible debentures (which will not include the 6 1/8% senior subordinated notes due 2013, the 8 1/8% senior subordinated notes due 2011, the 5% convertible subordinated debentures due 2007 or the new credit facility), in each case other than through the issuance or exchange of debt securities that rank equally with or junior to the convertible debentures; or

•	make any guarantee payments with respect to any guarantee by Omnicare of the debt securities (including other guarantees) of any of its subsidiaries, if such guarantee ranks equally with or junior in interest to the convertible debentures, other than payments under Omnicare’s guarantee of the trust PIERS or any other similar guarantee in respect of future issuances of trust PIERS or any other trust preferred securities.

Conversion of Convertible Debentures

The convertible debentures will be convertible into Omnicare common stock at the option of the holders of the convertible debentures as described under “Description of Trust PIERS—Conversion Rights—Events Triggering Conversion Rights.” If the convertible debentures have been distributed to holders of the trust PIERS, then the events triggering the right to convert debentures based upon the redemption of the trust PIERS and the trading price of the trust PIERS shall refer instead to the redemption of the convertible debentures and the trading price of the convertible debentures. The Trust will covenant not to convert convertible debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of trust PIERS in the manner described under “Description of Trust PIERS—Conversion Rights—General.” Upon surrender of a trust PIERS to the conversion agent for conversion, the trust will distribute $50 principal amount of the convertible debentures per trust PIERS to the conversion agent on behalf of the holder electing to convert the trust PIERS. The conversion agent will then convert the convertible debentures into shares of Omnicare common stock on behalf of such holder. The conversion agent’s delivery to the holders of the convertible debentures of the shares of Omnicare common stock into which the convertible debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Omnicare’s obligation to pay the principal amount of the convertible debentures so converted. You will not receive any payment representing accrued and unpaid interest, including contingent interest, if any, upon conversion of a convertible debenture and we will not adjust the conversion rate to account for the accrued and unpaid interest or contingent interest.

If any convertible debentures are converted after a record date for an interest payment and on or before the related interest payment date, the interest payment with respect to such convertible debentures will be paid on the related interest payment date to the trust (which will distribute an equivalent amount to the holder of such trust PIERS on the related record date) or other holder of convertible debentures, as the case may be. Except in the case of convertible debentures called for redemption on a redemption date between a record date and a related payment date (and except as set forth in the following paragraph), the holder of the convertible debentures must deliver an amount equal to the interest, including contingent interest, if any, payable on the related interest payment date prior to receiving the shares of Omnicare common stock.

If any convertible debentures are delivered for conversion during a deferral period by a holder after receiving a notice of redemption from the property trustee, Omnicare will be required to pay to the Trust or other holder of the debentures so converted all accrued and unpaid interest and contingent interest, if any, on such convertible debentures through the date of conversion. This amount will then be simultaneously distributed to the holders of the trust PIERS delivered for conversion. Except as provided above, neither the Trust nor Omnicare will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid interest or contingent interest, whether or not in arrears, on the convertible debentures surrendered for conversion.

Distribution and Liquidation

As described in this prospectus supplement under “Description of Trust PIERS—Distribution of Convertible Debentures,” under certain circumstances convertible debentures may be distributed to the holders of the trust PIERS and trust common securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. If this occurs, Omnicare will use its reasonable efforts to list the convertible debentures on the market or exchange on which the trust PIERS are then listed, if any. There can be no assurance as to the market price of any convertible debentures that may be distributed to the holders of trust PIERS.

Interest and Contingent Interest

Each convertible debenture will bear interest at the rate of 4.00% per annum from and including June 13, 2003. Interest is payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, each of which we refer to as an “interest payment date,” commencing on September 15, 2003, to the person in whose name the convertible debenture is registered at the close of business on the day next preceding the interest payment date. If the trust PIERS do not remain in book-entry only form and the convertible debentures are not in the form of a global certificate, Omnicare will have the right to select record dates, which must be at least one business day before an interest payment date.

The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full 90-day quarterly interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the convertible debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

In addition, Omnicare will pay contingent interest during any quarterly period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14 commencing with the quarterly period beginning on June 15, 2009, if the average of the trading prices of the trust PIERS for the five consecutive trading days ending on the second trading day preceding such quarterly period equals 115% or  more of the stated liquidation amount of the trust PIERS. If the convertible debentures have been distributed to the holders of the trust PIERS, then Omnicare will pay contingent interest during any quarterly period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14 commencing with the quarterly period beginning on June 15, 2009, if the average of the trading prices of the convertible debentures for the five consecutive trading days ending on the second trading day preceding such quarterly period equals 115% or more of the principal amount of the convertible debentures.

The rate of contingent interest payable in respect of any quarterly period will equal 0.125% of the average trading price of the trust PIERS, or of the convertible debentures following any distribution of the convertible debentures to the holders of the trust PIERS, over the measuring period triggering the contingent interest payment. Contingent interest will be computed on the same basis as regular interest.

Option to Extend Interest Payment Period

So long as Omnicare is not in default in the payment of interest or contingent interest on the convertible debentures, Omnicare will have the right to defer payments of interest (other than contingent interest) on the convertible debentures as described in this prospectus supplement under “Description of Trust PIERS—Option to Extend Interest Payment Period.”

If the property trustee is the only holder of the convertible debentures, Omnicare will be required to give the administrative trustees, the property trustee and the indenture trustee notice of its election of such extension period at least one business day before the earlier of (1) the next date on which distributions on the trust PIERS are payable or (2) the date the administrative trustees are required to give notice of the record date or the date such distributions are payable for the first quarter of such extension period to any national stock exchange or other organization on which the trust PIERS are listed or quoted, if any, or to holders of the trust PIERS as of the record date or the distribution date. The administrative trustees will give notice of Omnicare’s election of the extension period to the holders of the trust PIERS. If the property trustee is not the only holder of the convertible debentures, Omnicare will be required to give the holders of the convertible debentures notice of its election of such extension period at least ten business days before the earlier of (1) the interest payment date for the first quarter of such extension period or (2) the date upon which Omnicare is required to give notice of the record or payment date of such related interest payment for the first quarter to any national stock exchange or other organization on which the convertible debentures are listed or quoted, if any, or to holders of the convertible debentures.

Payment of Expenses of the Trust

Omnicare, as borrower, has agreed to pay all fees and expenses related to the organization, maintenance and operations, and any dissolution of the Trust (including any taxes, other than U.S. withholding taxes, duties, assessments or governmental charges of whatever nature imposed on the Trust by the United States, or any other taxing authority) and the offering of the trust PIERS, trust common securities and the convertible debentures and the retention of the indenture trustee, the property trustee and the guarantee trustee, and be responsible for all debts and obligations of the Trust (other than U.S. withholding taxes with respect to the trust PIERS and trust common securities), so that the net amounts received, retained or paid by the Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the Trust would have received or paid had no such fees, expenses, debts and obligations been incurred by or imposed on the Trust. In addition, Omnicare will be primarily liable for any indemnification obligations with respect to the declaration of trust. The foregoing obligations of Omnicare are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed, whom we refer to as a “creditor,” whether or not such creditor has received notice thereof. Any such creditor may enforce such obligations of Omnicare directly against Omnicare, and Omnicare irrevocably waives any right or remedy to require that any such creditor take any action against the Trust or any other person before proceeding against Omnicare. Omnicare shall execute such additional agreements as may be necessary to give full effect to the foregoing.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

The provisions of the subordinated debt securities indenture relating to Omnicare’s possible consolidation, merger, conveyance, sale of assets and other transfers will apply to the convertible debentures. You should refer to the description of these provisions under “Description of Debt Securities—Merger, Consolidation and Sale of Assets” in the accompanying prospectus.

Indenture Events of Default

An event of default with respect to the convertible debentures will occur upon:

•	Omnicare’s failure for 30 days to pay any interest, including contingent interest, if any, on the convertible debentures when due, whether or not such payment is prohibited by the subordination provisions of the subordinated debt securities indenture, provided that a valid deferral of the interest payment period does not constitute a default in the payment of interest;

•	Omnicare’s failure to pay any principal on the convertible debentures when due, whether at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the subordination provisions of the subordinated debt securities indenture;

•	Omnicare’s breach of a covenant contained in the subordinated debt securities indenture for 90 days after written notice to Omnicare from the indenture trustee or to Omnicare and the indenture trustee from the holders of at least 25% in aggregate principal amount of the convertible debentures; or

•	certain events related to Omnicare’s bankruptcy, insolvency or reorganization.

If any indenture event of default has occurred and is continuing, the indenture trustee, or the holders of at least 25% in principal amount of the convertible debentures, will have the right under the subordinated debt securities indenture to declare the principal of the convertible debentures (including any compounded interest, if any) and any other amounts payable under the subordinated debt securities indenture to be due and payable and to enforce its other rights as a creditor with respect to the convertible debentures. An indenture event of default will also constitute a trust event of default. The holders of trust PIERS in certain circumstances have the right to direct the property trustee to exercise its rights as the holder of the convertible debentures. See “Description of Trust PIERS—Trust Events of Default” and “Description of Trust PIERS—Voting Rights and Amendment of the Declaration” in this prospectus supplement. Notwithstanding the foregoing, if an indenture event of default has occurred and is continuing and such event is attributable to the failure of Omnicare to pay interest or principal on the convertible debentures on the date such interest or principal is otherwise payable, a holder of trust PIERS may institute a direct action against Omnicare for payment after the respective due date specified in the convertible debentures. Omnicare shall have the right under the subordinated debt securities indenture to set-off any payment made by Omnicare to such holder of trust PIERS in connection with a direct action. The holders of trust PIERS will not be able to exercise directly any other remedy available to the holders of the convertible debentures.

Defeasance; Satisfaction and Discharge

The legal defeasance, satisfaction and discharge provisions of the subordinated debt securities indenture will apply to the convertible debentures. You should refer to the description of these provisions under “Description of Debt Securities—Discharge” and “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Modification and Waiver

Modification of Indenture

The modification provisions of the subordinated debt securities indenture will apply to the convertible debentures. You should refer to the description of these provisions under “Description of Debt Securities—Amendment, Supplement and Waiver” in the accompanying prospectus. In addition, the subordinated debt securities indenture will provide that any supplemental indenture will not be effective until the holders of a majority in aggregate stated liquidation amount of trust PIERS and trust common securities shall have consented to such supplemental indenture; provided, that if the consent of the holder of each outstanding convertible debenture is required, any supplemental indenture will not be effective until each holder of the trust PIERS and trust common securities shall have consented to that supplemental indenture.

Waiver of Default

The holders of not less than a majority of aggregate principal amount of the convertible debentures then outstanding may, on behalf of the holders of all convertible debentures, waive any past default under the subordinated debt securities indenture with respect to the convertible debentures except a default in the payment of principal, premium, if any, or any interest on the convertible debentures and a default in respect of a covenant or provision of the subordinated debt securities indenture which cannot be modified or amended without the consent of each holder of the convertible debentures then outstanding. Such waiver will not be effective until the holders of a majority in aggregate stated liquidation amount of trust PIERS and trust common securities have consented to such waiver. In addition, where a consent under the subordinated debt securities indenture would require the consent of the holders of more than a majority in principal amount of the convertible debentures, such waiver will not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the trust PIERS and trust common securities have consented to such waiver.

DESCRIPTION OF GUARANTEE

Omnicare will issue the guarantee under the Guarantee Agreement between Omnicare and JPMorgan Chase Bank, as guarantee trustee. The following description of certain provisions of the guarantee agreement in this prospectus supplement supplements the description under “Description of Trust Preferred Securities and Related Guarantees” in the accompanying prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the guarantee agreement in its entirety because it and the Trust Indenture Act of 1939 and not this summary will define your rights as a holder of the guarantee. We will file the guarantee agreement as an exhibit to a Current Report on Form 8-K which will be incorporated by reference herein. You may also request copies of the guarantee agreement at our address set forth in this prospectus supplement under “Documents Incorporated by Reference into this Prospectus Supplement.” Unless otherwise specified, when we refer to “Omnicare” in the following description, we mean only Omnicare, Inc. and not its subsidiaries.

General

Certain payments and distributions, including contingent distributions, if any, with respect to the trust PIERS, to the extent not paid by or on behalf of the Trust, are guaranteed by Omnicare on a subordinated basis as described in the accompanying prospectus under “Description of Trust Preferred Securities and Related Guarantees—Description of the Guarantees.”

The holders of a majority in aggregate stated liquidation amount of the trust PIERS, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any Trust or other power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, then any holder of the trust PIERS, subject to the subordination provisions of the guarantee for that payment, may institute a legal proceeding directly against Omnicare to enforce the holder’s rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. If Omnicare were to default on its obligation to pay amounts payable under the convertible debentures, the Trust would lack sufficient funds for the payment of distributions or amounts payable on redemption of the trust PIERS or otherwise, and, in such event, holders of the trust PIERS would not be able to rely upon the guarantee for payment of such amounts. Instead, if an indenture event of default has occurred and is continuing and such event is attributable to the failure of Omnicare to pay interest, including contingent interest, if any, on or principal of the convertible debentures on the applicable payment date, then a holder of trust PIERS may institute a legal proceeding directly against Omnicare pursuant to the terms of the subordinated debt securities indenture for enforcement of payment to such holder of the principal of or interest, including contingent interest, if any, on such convertible debentures having a principal amount equal to the aggregate liquidation amount of the trust PIERS of such holder. Except as described in this prospectus supplement, holders of trust PIERS will not be able to exercise directly any other remedy available to the holders of convertible debentures or assert directly any other rights in respect of the convertible debentures. Omnicare’s obligations under the guarantee will rank subordinated and junior in right of payment to all “senior indebtedness” of Omnicare as defined in this prospectus supplement under the heading “Description of Convertible Debentures—Subordination.”

The declaration of trust will provide that each holder of trust PIERS will agree to the provisions of the guarantee, including the subordination provisions, and the subordinated debt securities indenture.

Termination

The accompanying prospectus describes the events upon which the guarantee will terminate. See “Description of Trust Preferred Securities and Related Guarantees—Description of the Guarantees—Termination” in the accompanying prospectus. In addition to these provisions, the guarantee will terminate upon distribution of Omnicare common stock to holders of the trust PIERS in respect of the conversion of such trust PIERS into Omnicare common stock.

RELATIONSHIP AMONG THE TRUST PIERS,

THE CONVERTIBLE DEBENTURES AND THE GUARANTEE

Unless otherwise specified, when we refer to “Omnicare” in the following summary, we mean only Omnicare, Inc. and not its subsidiaries.

Full and Unconditional Guarantee

Payments of distributions, including contingent distributions, if any, and other amounts due on the trust PIERS (to the extent the Trust has funds available for the payment of such distributions and contingent distributions) are irrevocably guaranteed by Omnicare as and to the extent set forth under “Description of Guarantee” in this prospectus supplement. If and to the extent that Omnicare does not make payments under the convertible debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the trust PIERS. The guarantee does not cover payment of distributions or contingent distributions when the Trust does not have sufficient funds to pay such distributions or contingent distributions. In such event, a holder of trust PIERS, as described below, may institute a legal proceeding directly against Omnicare to enforce payment of such distributions, including contingent distributions, if any, to such holder after the respective due dates. We and the Trust believe that, taken together, Omnicare’s obligations under the declaration of trust, the convertible debentures, the subordinated debt securities indenture and the guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions, including contingent distributions, if any, and other amounts due on the trust PIERS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee to the extent provided in this prospectus supplement of the Trust’s obligations under the trust PIERS. The obligations of Omnicare under the guarantee will be subordinated and junior in right of payment to all senior indebtedness of Omnicare as defined in the instruments governing the trust PIERS.

Sufficiency of Payments

As long as payments of interest, including contingent interest, if any, principal and other payments are made when due on the convertible debentures, such payments will be sufficient to cover distributions and other payments due on the trust PIERS, because of the following factors: (1) the aggregate principal amount of the convertible debentures will be equal to the sum of the aggregate stated liquidation amount of the trust PIERS and trust common securities, (2) the interest rate and interest and other payment dates on the convertible debentures will match the distribution rate and distribution and other payment dates for the trust PIERS, (3) Omnicare will pay contingent interest at the same rate and under the same circumstances as the Trust is obligated to make contingent distributions, (4) pursuant to the subordinated debt securities indenture, Omnicare, as borrower, will pay, and the Trust will not be obligated to pay, all costs, expenses and liabilities of the Trust except the Trust’s obligations under the trust PIERS and trust common securities and (5) the declaration of trust further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Notwithstanding anything to the contrary in the subordinated debt securities indenture, Omnicare has the right to set-off any payment it is otherwise required to make under the subordinated debt securities indenture with and to the extent Omnicare has already made, or is concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Trust PIERS

If a trust event of default occurs and is continuing, the holders of trust PIERS would rely on the enforcement by the property trustee of its rights as holder of the convertible debentures against Omnicare. In addition, the holders of a majority in liquidation amount of the trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the convertible debentures. The subordinated debt securities indenture provides that the indenture trustee shall give holders of convertible debentures notice of all defaults or events of default within 30 days after occurrence.

If the property trustee fails to enforce its rights under the convertible debentures in respect of an indenture event of default after a holder of record of trust PIERS has made a written request, such holder of record of trust PIERS may, to the extent permitted by applicable law, institute a legal proceeding against Omnicare to enforce the property trustee’s rights in respect of convertible debentures having a principal amount equal to the aggregate stated liquidation amount of the trust PIERS of such holder. In addition, if Omnicare fails to pay interest, including contingent interest, if any, or principal on the convertible debentures on the date such interest or principal is otherwise payable, and such failure to pay is continuing, a holder of trust PIERS may institute a direct action against Omnicare for enforcement of payment to such holder of the principal of or interest, including contingent interest, if any, on the convertible debentures having a principal amount equal to the aggregate stated liquidation amount of the trust PIERS of such holder after the respective due date specified in the convertible debentures. In connection with such a direct action, any payment made by Omnicare directly to a holder of a trust PIERS will reduce the amount that Omnicare must pay the Trust under the convertible debentures held by the Trust. As the holder of the trust common securities of the Trust, Omnicare will be subrogated to the rights of such holder of trust PIERS under the declaration to the extent of any payment made by us to such holder of trust PIERS in that suit. The holders of trust PIERS will not be able to exercise directly any other remedy available to the holders of the convertible debentures.

Limited Purpose of Trust

The trust PIERS and trust common securities will evidence beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing the trust PIERS and trust common securities and investing the proceeds thereof in convertible debentures. A principal difference between the rights of a holder of trust PIERS and a holder of convertible debentures is that a holder of convertible debentures is entitled to receive from Omnicare the principal amount of and interest accrued on convertible debentures held, while a holder of trust PIERS is entitled to receive distributions from the Trust (or from Omnicare under the guarantee) if and to the extent the Trust has funds available for the payment of such distributions.

Rights Upon Termination

Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the convertible debentures, the holders of the trust PIERS and trust common securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. See “Description of Trust PIERS—Liquidation Distribution Upon Dissolution” in this prospectus supplement. Upon any voluntary or involuntary liquidation or bankruptcy of Omnicare, the property trustee, as holder of the convertible debentures, would be a subordinated creditor of Omnicare, subordinated in right of payment to all senior indebtedness as set forth in the subordinated debt securities indenture, but entitled to receive payment in full of principal and interest, including contingent interest, if any, before any shareholders of Omnicare receive payments or distributions. The positions of a holder of trust PIERS and a holder of the convertible debentures relative to other creditors and to shareholders of Omnicare in the event of liquidation or bankruptcy of Omnicare should be substantially the same.

BOOK-ENTRY ISSUANCE

Book-Entry, Delivery, and Form

The trust PIERS will be issued in registered, global form and will be issued at the closing of this offering only against payment in immediately available funds.

The trust PIERS will only be represented by one or more securities in registered, global form, which we refer to as the “global securities.” Upon issuance, the trust PIERS will be deposited with the property trustee, and the convertible debentures will be deposited with the indenture trustee, in each case as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC as described below. We refer to this nominee in this section as the “Global Security Holder.” DTC may also act as securities depositary for the convertible debentures in the event of the distribution of the convertible debentures to the holders of the trust PIERS.

Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for trust PIERS or convertible debentures, as the case may be, in certificated form except in the limited circumstances described below. See “—Exchange of Global Securities for Certificated Securities.” Except in the limited circumstances described below, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of trust PIERS or convertible debentures, as the case may be, in certificated form.

In addition, transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised Omnicare and the Trust that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to collectively as the “Participants,” and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to collectively as the “Indirect Participants.” Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Omnicare and the Trust that, pursuant to procedures established by it:

(1)    upon deposit of the global securities, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the global securities; and

(2)    ownership of these interests in the global securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global securities who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global securities will not have the trust PIERS or the convertible debentures, as the case may be, registered in their names, will not receive physical delivery of the trust PIERS or the convertible debentures, as the case may be, in certificated form and will not be considered the registered owners or “holders” thereof under the declaration of trust for any purpose.

Payments in respect of the principal of, and interest on, a global security registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the trust PIERS under the declaration of trust or of the convertible debentures under the subordinated debt securities indenture, as the case may be. Under the terms of the declaration of trust and the subordinated debt securities indenture, the property trustee and the indenture trustee, respectively, will treat the persons in whose names the global securities are registered as the owners of the trust PIERS or the convertible debentures, as the case may be, for the purpose of receiving payments and for all other purposes. Consequently, none of the property trustee, the indenture trustee nor any of their respective agents has or will have any responsibility or liability for:

(1)    any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global securities; or

(2)    any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Omnicare and the Trust that its current practice, upon receipt of any payment in respect of securities such as the trust PIERS and the convertible debentures, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the global securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, Omnicare, the Trust, the property trustee or the indenture trustee. None of Omnicare, the Trust, the property trustee or the indenture trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the global securities, and Omnicare, the Trust, the property trustee and the indenture trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. Such cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Omnicare and the Trust that it will take any action permitted to be taken by a holder of global securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the global securities as to which such Participant or Participants has or have given such direction. However, if there is an indenture event of default (or, in the case of trust PIERS, any event which after notice or lapse of time or both would be a trust event of default), DTC reserves the right to exchange the global securities for legended securities in certificated form, and to distribute such securities to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Omnicare, the Trust, the property trustee nor the indenture trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

Exchange of Global Securities for Certificated Securities

A global security is exchangeable for definitive trust PIERS or convertible debentures, as the case may be, in registered certificated form, or “certificated securities,” if:

(1)    DTC (a) notifies the Trust that it is unwilling or unable to continue as depositary for the global securities and Omnicare and the Trust fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)    Omnicare, at its option, notifies the property trustee and the indenture trustee in writing that it elects to cause the issuance of the certificated securities; or

(3)    there has occurred and is continuing an indenture event of default or, in the case of trust PIERS, any event which after notice or lapse of time or both would be a trust event of default.

In addition, beneficial interests in a global security may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the declaration of trust or the subordinated debt securities indenture, as the case may be. In all cases, certificated securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Same Day Settlement and Payment

Omnicare will make payments in respect of the securities represented by the global securities by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. Omnicare will make all payments with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The securities represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such securities will, therefore, be required by DTC to be settled in immediately available funds. Omnicare expects that secondary trading in any certificated securities will also be settled in immediately available funds. Transfers between Participants in DTC will be effected in accordance with DTC procedures, and will be settled in same-day funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Omnicare that cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations to a holder with respect to the purchase, ownership and disposition of the trust PIERS, the convertible debentures and our common stock acquired upon conversion of a trust PIERS. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal estate or gift tax consequences or the tax consequences arising under any state, local or foreign law.

This discussion applies only to initial beneficial owners that purchase trust PIERS upon original issuance at the initial offering price shown on the cover page of this prospectus supplement and that hold trust PIERS, the convertible debentures or our common stock as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be important to particular beneficial owners in light of their individual circumstances, or to certain types of beneficial owners. Such beneficial owners may include banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, holders subject to the U.S. federal alternative minimum tax, certain former citizens or former long-term residents of the United States, partnerships or other entities classified as partnerships or flow-through entities for U.S. federal income tax purposes, certain trusts, hybrid entities, holders who mark to market their investment in the trust PIERS, persons holding the trust PIERS, the convertible debentures or our common stock as part of a hedging or conversion transaction or as part of a straddle or other risk reduction transaction for U.S. federal income tax purposes, or “U.S. holders” that have a functional currency other than the U.S. dollar.

As used herein, the term “U.S. holder” means a beneficial owner of a trust PIERS (owning, as explained below, an undivided interest in the convertible debentures), the convertible debentures or our common stock (acquired upon conversion of a trust PIERS) that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, or an estate or trust that is a United States person as defined in the Code. The term “non-U.S. holder” means a beneficial owner of a trust PIERS, the convertible debentures or our common stock that is not a U.S. holder, and that is not a partnership for U.S. federal income tax purposes.

If a partnership is the beneficial owner of a trust PIERS, the convertible debentures or our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of trust PIERS, the convertible debentures or our common stock that is a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the U.S. federal, state, local, foreign, and other tax consequences of the acquisition, ownership, and disposition of the trust PIERS, the convertible debentures and our common stock.

No statutory or judicial authority directly addresses the treatment of the trust PIERS or instruments similar to the trust PIERS for U.S. federal income tax purposes, and no ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences to the holders of the trust PIERS. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal tax consequences to them of the acquisition, ownership and disposition of the trust PIERS, the convertible debentures and our common stock as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

Classification of the Trust

In the opinion of Dewey Ballantine LLP, tax counsel to the Trust and Omnicare, assuming full compliance with the declaration of trust and based on certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust and will not be classified as an association taxable as a corporation for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, each holder of a trust PIERS generally will be considered the owner of an undivided interest in the convertible debentures.

Classification of the Convertible Debentures

Omnicare will treat the convertible debentures as indebtedness of Omnicare for U.S. federal income tax purposes under current law, and each holder, by acceptance of a trust PIERS, covenants to treat the convertible debentures as indebtedness, and to treat the trust PIERS as evidence of ownership of an undivided interest in the convertible debentures. No assurance can be given, however, that the classification of the convertible debentures as debt will not be challenged by the IRS or that any such challenge will not be successful. The remainder of this discussion assumes that the convertible debentures will be classified as indebtedness of Omnicare.

Omnicare intends to take the position that the convertible debentures will be subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”), and each holder of a trust PIERS will be bound by that position pursuant to the terms of the indenture. The remainder of this discussion assumes that the convertible debentures will be treated as subject to the CPDI regulations. In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of our common stock received by such holder upon conversion as a contingent payment and to accrue interest with respect to the convertible debentures as original issue discount for U.S. federal income tax purposes according to the “noncontingent bond method,” set forth in section 1.1275-4(b) of the CPDI regulations, using the comparable yield (as defined below) compounded quarterly and the projected payment schedule (as defined below) determined by us.

The IRS has issued a revenue ruling with respect to convertible instruments having contingent payments similar in some respects to the convertible debentures. Notwithstanding the issuance of the revenue ruling, the application of the CPDI regulations to instruments such as the convertible debentures is uncertain in several significant respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the trust PIERS. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the trust PIERS into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the trust PIERS, and might have an adjusted tax basis in the trust PIERS or our common stock acquired upon conversion of a trust PIERS materially different than discussed herein.

Holders should consult their tax advisors concerning the tax consequences of holding and disposing of the trust PIERS, including the tax consequences if the convertible debentures are not classified as indebtedness or as being subject to the CPDI regulations.

U.S. Holders

Accrual of Interest

Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income, which is sometimes referred to as original issue discount, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the stated quarterly cash interest payable and any contingent interest payments actually received in that year.

The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the convertible debentures, that equals:

(1)  the product of (i) the adjusted issue price (as defined below) of the convertible debentures as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the convertible debentures, adjusted for the length of the accrual period,

(2)  divided by the number of days in the accrual period, and

(3)  multiplied by the number of days during the accrual period that the U.S. holder held (through its interest in the trust PIERS) the convertible debentures.

The issue price of the convertible debentures is the first price at which a substantial amount of the trust PIERS is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a convertible debenture generally is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments (as defined below) previously made (including payments of stated cash interest) with respect to the convertible debenture.

Unless certain conditions are met, the term “comparable yield” means the annual yield we would pay, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the convertible debentures. We intend to take the position that the comparable yield for the convertible debentures is 8.01%, compounded quarterly. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could differ materially from the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.

The CPDI regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payments”) on the convertible debentures. This schedule must produce the comparable yield. The projected payment schedule includes the quarterly stated cash interest payable on the convertible debentures at the rate of 4.00% per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, Attention: Chief Financial Officer.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder’s interest accruals and adjustments thereof in respect of the convertible debentures for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the convertible debentures.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Convertible Debentures

As noted above, the projected payment schedule will include amounts attributable to the stated quarterly cash interest payable on the convertible debentures. Accordingly, the payment by Omnicare to the Trust of the stated quarterly cash interest payments will not give rise to separate amounts of taxable income to U.S. holders.

If, during any taxable year, the Trust receives actual contingent payments with respect to the convertible debentures for that taxable year that in the aggregate exceed the total amount of projected contingent payments for that taxable year, a U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to its share of such excess. The U.S. holder must treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon conversion.

If the Trust receives in a taxable year actual contingent payments with respect to the convertible debentures for that taxable year that in the aggregate are less than the amount of projected contingent payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to its share of such deficit. This adjustment will (a) first reduce the U.S. holder’s interest income on the convertible debentures for that taxable year and (b) to the extent of any excess, give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the convertible debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the convertible debentures and, to the extent not so used, will reduce the amount realized on the sale, exchange, purchase by us at the holder’s option, conversion, redemption or retirement of the trust PIERS.

If we elect to defer payments of interest on the convertible debentures, application of the CPDI regulations to such deferral is unclear. In particular, it is uncertain whether such deferred amounts should be treated as negative adjustments as described above (and whether and how positive adjustments would be taken into account thereafter). If we elect to defer payments of interest, we currently intend to treat as a negative adjustment the difference between (i) the amount of the fixed deferred interest payment and (ii) the present value as of the date of the deferral (discounting at the comparable yield) of the amount payable when the deferred interest payment becomes due (the deferred amount plus interest on the deferred amount at a rate of 4.00%, compounded quarterly). Other adjustments may also be necessary. No assurance can be given that the IRS or a court will agree with the treatment described herein and alternative treatments are possible.

Sale, Exchange, Conversion or Redemption of the Trust PIERS

Upon a sale, exchange or other disposition of the trust PIERS (including a distribution of cash in redemption of a U.S. holder’s trust PIERS upon redemption or repayment of the underlying convertible debentures, but excluding the distribution of convertible debentures), the U.S. holder will be considered to have disposed of all or part of its pro rata share of the convertible debentures in a taxable transaction.

As described above, our calculation of the comparable yield and the schedule of projected payments for the convertible debentures includes the receipt of common stock upon conversion as a contingent payment with respect to the convertible debentures. Accordingly, we intend to treat the transfer of our common stock to a U.S. holder upon the conversion of a trust PIERS as a contingent payment under the CPDI regulations. Under this treatment, conversion also would result in taxable gain or loss to the U.S. holder. As described above, holders will be deemed to have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

The amount of gain or loss on a taxable sale, exchange, purchase by us at the holder’s option, conversion, redemption or retirement would be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the trust PIERS. A U.S. holder’s adjusted tax basis in a trust PIERS will generally be equal to the U.S. holder’s original purchase price for the trust PIERS, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously made to the U.S. holder (without regard to the actual amount paid). Gain recognized upon a sale, exchange, purchase by us at the holder’s option, conversion, redemption or retirement of a trust PIERS will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the trust PIERS has been held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

A U.S. holder’s tax basis in our common stock received upon a conversion of a trust PIERS will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Distribution of the Convertible Debentures to a U.S. Holder of Trust PIERS

Under current law, and assuming the treatment of the Trust as a grantor trust is respected, a distribution by the Trust of the convertible debentures as described under the caption “Description of Trust PIERS—Distribution of Convertible Debentures” will be non-taxable and will result in a U.S. holder’s receiving directly its pro rata share of the convertible debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such U.S. holder was considered to have had in its pro rata share of the underlying convertible debentures prior to such distribution. If, however, the distribution is caused by a tax event that has occurred and is continuing, which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Trust and a U.S. holder of the trust PIERS.

Constructive Dividends

Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of trust PIERS as having received a constructive distribution from Omnicare in the event the conversion rate of the convertible debentures were adjusted if, as a result of such adjustment, the proportionate interest of such U.S. holder of the trust PIERS in the assets or earnings and profits of Omnicare were increased. Thus, under certain circumstances, an adjustment to the conversion rate may result in deemed dividend income to a U.S. holder to the extent of the current or accumulated earnings and profits of Omnicare. A U.S. holder of the trust PIERS would be required to include its allocable share of such deemed dividends in income but would not receive any cash related thereto. Such a constructive dividend may not be eligible for the reduced rate of taxation described below in “—New Tax Law Applicable to Dividends and Long-Term Capital Gain.”

Dividends on Common Stock

If, after a U.S. holder converts a trust PIERS into our common stock, we make distributions on our common stock, the distributions will constitute dividends taxable to the holder as ordinary income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s tax basis in the shares of common stock. Any such distributions in excess of the U.S. holder’s tax basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, distributions on our common stock constituting dividends paid to holders that are United States corporations will qualify for the dividends received deduction.

Sale of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the common stock, which will generally be the fair market value of the common stock at the time of the conversion. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period for the common stock is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

New Tax Law Applicable to Dividends and Long-Term Capital Gain

Under recently enacted tax legislation, dividends received by individual U.S. holders, and long-term capital gain realized by individual U.S. holders, generally are subject to a reduced maximum tax rate of 15 percent through December 31, 2008. The rate reduction does not apply to dividends received in respect of certain short-term or hedged positions in the common stock or in certain other situations. Holders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Backup Withholding Tax and Information Reporting

In general, a U.S. holder will be subject to U.S. federal backup withholding tax at the applicable rate with respect to amounts paid on the trust PIERS or the convertible debentures, dividends on our common stock acquired upon conversion of a trust PIERS and the proceeds from the sale, exchange, redemption, or other disposition of trust PIERS, convertible debentures or common stock, if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, such payments of interest, principal, premium or dividends to, and the proceeds of a sale, redemption, or other disposition by, the U.S. holder will generally be subject to information reporting requirements. The amount of any backup withholding from a payment to the U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. Holders

Ownership and Disposition of the Trust PIERS

All payments made to a non-U.S. holder, including interest payments, a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the trust PIERS will be exempt from United States income and withholding tax provided that: (i) the beneficial owner of the trust PIERS does not actually or by attribution own 10% or more of the total combined voting power of all classes of stock of Omnicare entitled to vote, (ii) the beneficial owner of the trust PIERS is not a controlled foreign corporation that is related to Omnicare, actually or by attribution, through stock ownership, (iii) the beneficial owner of the trust PIERS is not a bank receiving interest described in section 881(c)(3)(A) of the Code, (iv) such payments are not “effectively connected” with a trade or business of the beneficial owner conducted in the United States (or, if a treaty applies, are not attributable to a “permanent establishment” of such beneficial owner in the United States), (v) either (A) the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that it is not a “U.S. person,” as defined in the Code, and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the trust PIERS on behalf of the non-U.S. holder certifies under penalties of perjury that such a statement has been received from the non-U.S. holder and furnishes a copy thereof, and (vi) only with respect to payment pursuant to a conversion or any gain realized on a sale or exchange, we are not a “United States real property holding corporation” at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. However, if a non-U.S. holder were deemed to have received a constructive dividend (see “—Constructive Dividends” above), the non-U.S. holder will generally be subject to U.S. federal withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend (see “—Ownership and Disposition of Common Stock” below).

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a trust PIERS certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a non-U.S. holder of the trust PIERS is engaged in a trade or business in the United States, and if interest is effectively connected with the conduct of such trade or business (or, if a treaty applies, is attributable to a “permanent establishment” of such beneficial owner in the United States), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, purchase by us at the holder’s option, conversion, redemption or retirement of the trust PIERS in the same manner as if it were a U.S. holder. In lieu of the certificate described above, such a non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Ownership and Disposition of Common Stock

If, after a non-U.S. holder converts a trust PIERS into common stock, we make distributions on our common stock, the distributions will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

If dividends paid to a non-U.S. holder are effectively connected with the conduct of a United States trade or business by the non-U.S. holder and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes to us a valid IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a United States trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to a non-U.S. holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax).

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of our common stock received upon conversion of a trust PIERS unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

•	the gain is effectively connected with the conduct of a United States trade or business by the non-U.S. holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States); or

•	we are a “United States real property holding corporation” at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period, and certain other conditions are met.

Backup Withholding Tax and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to that holder and the tax withheld from those payments. Copies of those information returns may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. A non-U.S. holder may be subject to additional information reporting or to backup withholding at the applicable rate on these payments unless the certifications described in clause (v) under “—Payments of Interest” above are received.

In addition, sales of trust PIERS or common stock conducted through a broker generally must be reported to the IRS and may be subject to backup withholding unless the broker determines that the seller is exempt or the seller certifies its non-U.S. status (and certain other conditions are met).

The amount of any backup withholding paid to the IRS on behalf of a non-U.S. holder from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability (if any) and may entitle the non-U.S. holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

This discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, holders should consult their own tax advisors as to the particular tax consequences to them of the acquisition, ownership and disposition of the trust PIERS, the convertible debentures and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

UNDERWRITING

Subject to the conditions specified in the underwriting agreement dated as of June 10, 2003, each of the underwriters named below for whom Lehman Brothers Inc. and Wachovia Securities, LLC are joint book- running managers, has severally agreed to purchase from the Trust, and the Trust has agreed to sell to the underwriters, the principal amount of trust PIERS indicated in the following table:

Underwriters	Principal Amount of 4.00% Trust
PIERS
Lehman Brothers Inc.	$102,900,000
Wachovia Securities, LLC	42,450,000
J.P. Morgan Securities Inc.	40,350,000
SunTrust Capital Markets, Inc.	33,750,000
UBS Securities LLC	33,000,000
CIBC World Markets Corp.	31,050,000
Bear, Stearns & Co. Inc.	14,250,000
Thomas Weisel Partners LLC	2,250,000

Total	$300,000,000

The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the trust PIERS in this offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements that:

•	the representations and warranties made by us to the underwriters are true;

•	there has been no material adverse change in our condition or in the financial markets;

•	we deliver the customary closing documents to the underwriters; and

•	the underwriters deliver certain legal opinions by their counsel.

Over-Allotment Option

The Trust has granted the underwriters an option to purchase, within 13 days of the date of this prospectus supplement, in whole or in part, up to an aggregate of an additional $45,000,000 principal amount of trust PIERS at the offering price less the underwriting discounts and commissions indicated below. The option may be exercised to cover over-allotments made in connection with the offering of the trust PIERS. To the extent that the option is exercised, the underwriters will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase these additional trust PIERS and the Trust will be obligated to sell these additional trust PIERS to the underwriters.

Commission and Expenses

Omnicare and the Trust have been advised by the underwriters that the underwriters propose to offer the trust PIERS directly to the public at the price set forth on the cover page of this prospectus supplement and to selected dealers (who may include the underwriters) at the offering price less a selling concession not in excess of $0.75 per trust PIERS. If all the trust PIERS are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table summarizes the discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional $45,000,000 principal amount of trust PIERS. The underwriting discount is the difference between the public offering price and the amount the underwriters pay to the Trust to purchase the trust PIERS from the Trust.

	No Exercise	Full Exercise
Per Trust PIERS	$1.25	$1.25
Total	$7,500,000	$8,625,000

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.0 million. All such expenses will be the responsibility of Omnicare and not the Trust.

Lock-Up Agreements

Omnicare has agreed that, subject to certain exceptions, without the prior written consent of Lehman Brothers Inc., it will not, directly or indirectly, offer, sell or dispose of any of its common stock or any of its securities which may be converted into or exchanged for any of its common stock for a period of 90 days from the date of this prospectus supplement. Omnicare’s directors and executive officers have agreed under lock-up agreements not to, without the prior written consent of Lehman Brothers Inc., directly or indirectly, offer, sell or otherwise dispose of any Omnicare common stock or any other securities of Omnicare which may be converted into or exchanged or exercised for Omnicare common stock for a period of 90 days from the date of this prospectus supplement, except that such directors and executive officers may sell in the aggregate up to 500,000 shares of common stock during this period.

Discretionary Sales

The underwriters have informed Omnicare and the Trust that they do not intend to confirm sales of the trust PIERS to any account over which they exercise discretionary authority without the prior written approval of the customer.

Liquidity of the Trading Market

The trust PIERS are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the trust PIERS but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the trust PIERS.

Price Stabilization and Short Positions

The representatives may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the trust PIERS and our common stock, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of the trust PIERS in excess of the number of trust PIERS the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of trust PIERS over-allotted by the underwriters is not greater than the number of trust PIERS they may purchase in the over-allotment option. In a naked short position, the number of trust PIERS involved is greater than the number of trust PIERS in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing the trust PIERS in the open market. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the trust PIERS or preventing or retarding a decline in the market price of the trust PIERS. As a result, the price of the trust PIERS may be higher than the price that might otherwise exist in the open market.

•	Syndicate covering transactions involve purchases of the trust PIERS in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the trust PIERS to close out the short position, the underwriters will consider, among other things, the price of the trust PIERS available for purchase in the open market as compared to the price at which they purchase the trust PIERS through the over-allotment option. If the underwriters sell more trust PIERS than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying the trust PIERS in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the trust PIERS in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the trust PIERS originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and syndicate short covering transactions may cause the price of the trust PIERS and Omnicare common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust PIERS or Omnicare common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

Omnicare has agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the U.S. securities laws, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

Purchasers of the trust PIERS offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

Other Relationships

The underwriters and their affiliates have performed certain investment banking, advisory, and commercial banking services for us from time to time for which they have received customary fees and expenses. Certain affiliates of the underwriters, including Lehman Commercial Paper Inc., JPMorgan Chase Bank, UBS AG, Cayman Islands Branch, SunTrust Bank, Wachovia Bank, National Association, and CIBC Inc., are agents and/or lenders under our new credit facility, in connection with which they have received or will receive customary fees and expenses. Lehman Brothers Inc. has provided us with financial advisory services in connection with this offering and the concurrent financing transactions, for which we have paid or will pay customary fees. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriters, may be allowed to place orders online. The underwriters may agree with us to allocate a specific amount of trust PIERS for sale online. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by the underwriters is not part of this prospectus supplement, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the trust PIERS in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the trust PIERS are made. Any resale of the trust PIERS in Canada must be made under the applicable securities law which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the trust PIERS.

Representations of Purchasers

By purchasing the trust PIERS in Canada and accepting a purchase confirmation, a purchaser is representing to us and to the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the trust PIERS without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, a purchaser who purchases a trust PIERS offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the trust PIERS, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date on which payment is made for the trust PIERS. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the trust PIERS were offered to the purchaser and if the purchaser is shown to have purchased the trust PIERS with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the trust PIERS as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may be not possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the trust PIERS should consult their own legal and tax advisors with respect to the tax consequences of an investment in the trust PIERS in their particular circumstances and about the eligibility of the debentures for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

Omnicare is in compliance with the terms of the indebtedness owed by it under the existing credit facility to affiliates of certain of the underwriters, including Lehman Commercial Paper Inc., UBS AG, Stamford Branch, and SunTrust Bank. The decision of these underwriters to distribute the securities offered in this offering was not influenced by their respective affiliates that are lenders under the existing credit facility, and those affiliates had no involvement in determining whether or when to distribute the securities offered hereby or the terms of this offering.

LEGAL MATTERS

Certain legal matters with respect to the validity of the convertible debentures and the guarantee will be passed upon for Omnicare by Dewey Ballantine LLP, New York, New York. Certain matters of Delaware law relating to the validity of the trust PIERS, the enforceability of the declaration of trust and the creation of the Trust will be passed upon for the Trust and Omnicare by Richards, Layton & Finger, P.A., special Delaware counsel to the Trust and Omnicare. The underwriters have been represented by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain U.S. federal income tax matters will be passed upon for Omnicare and the Trust by Dewey Ballantine LLP.

EXPERTS

The consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included and incorporated by reference in this prospectus supplement, have been so included and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NCS HealthCare, Inc. appearing in NCS HealthCare, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about NCS HealthCare Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934 with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC:

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our filings also are available on the SEC’s website at http://www.sec.gov.

Copies of these reports, proxy statements and other information also can be inspected at the following address:

New York Stock Exchange

20 Broad Street

New York, New York 10005

This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus omit some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus supplement and the accompanying prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 27, 2003, including the portions of our proxy statement and related supplement incorporated by reference therein;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed May 15, 2003;

(c)	Current Reports on Form 8-K, filed January 30, 2003, as amended on Form 8-K/A filed March 27, 2003, February 14, 2003 and June 3, 2003; and

(d)	Description of our common stock set forth in our Registration Statement on Form 8-A, filed November 25, 1981.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Documents Incorporated by Reference into this Prospectus.” Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the trust PIERS made hereby also will be incorporated by reference in this prospectus supplement (other than information in such documents that is deemed not to be filed).

You may request a copy of our filings by writing or telephoning us at the following address:

Omnicare, Inc.

Attention: Peter Laterza—Vice President and General Counsel

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

Descriptions in this prospectus supplement or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference into, the prospectus supplement.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements as of and for the three years ended December 31, 2002

Unaudited Interim Financial Statements as of March 31, 2003 and December 31, 2002 and for the three months ended March 31, 2003 and March 31, 2002

Consolidated Statements of Income	F-35

Consolidated Balance Sheets	F-36

Consolidated Statements of Cash Flows	F-37

Notes to Consolidated Financial Statements	F-38

Report of Independent Accountants

To the Stockholders and

Board of Directors of Omnicare, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Omnicare, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP Chicago, Illinois January 31, 2003

CONSOLIDATED STATEMENTS OF INCOME

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	For the years ended December 31,
	2002	2001	2000
	(In thousands, except per share data)
Sales	$2,606,450	$2,159,131	$1,971,348
Reimbursable out-of-pockets	26,304	23,905	16,491

Total net sales	2,632,754	2,183,036	1,987,839

Cost of sales	1,915,397	1,579,732	1,445,955
Reimbursed out-of-pocket expenses	26,304	23,905	16,491

Total direct costs	1,941,701	1,603,637	1,462,446

Gross profit	691,053	579,399	525,393
Selling, general and administrative expenses	411,272	349,545	334,837
Goodwill amortization (Note 5)	—	33,199	32,670
Restructuring and other related charges (Note 13)	23,195	18,344	27,199
Other expense (Note 14)	—	4,817	—

Operating income	256,586	173,494	130,687
Investment income	3,276	2,615	1,910
Interest expense	(56,811)	(56,324)	(55,074)

Income before income taxes	203,051	119,785	77,523
Income taxes	77,145	45,514	28,706

Net income	$125,906	$74,271	$48,817

Earnings per share:
Basic	$1.34	$0.80	$0.53

Diluted	$1.33	$0.79	$0.53

Weighted average number of common shares outstanding:
Basic	94,168	93,124	92,012

Diluted	94,905	93,758	92,012

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	December 31,
	2002	2001
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$137,936	$168,396
Restricted cash	3,147	2,922
Accounts receivable, less allowances of $68,593 (2001—$45,573)	522,857	478,077
Unbilled receivables	25,062	23,621
Inventories	190,464	149,134
Deferred income tax benefits	18,621	28,147
Other current assets	103,471	77,297

Total current assets	1,001,558	927,594
Properties and equipment, at cost less accumulated depreciation of $177,870 (2001—$160,164)	139,908	155,073
Goodwill	1,188,907	1,123,800
Other noncurrent assets	97,212	83,809

Total assets	$2,427,585	$2,290,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$175,648	$140,327
Current debt	110	393
Accrued employee compensation	22,627	25,015
Deferred revenue	25,254	39,338
Income taxes payable	6,837	9,256
Other current liabilities	66,174	54,944

Total current liabilities	296,650	269,273
Long-term debt	187	30,669
5.0% convertible subordinated debentures, due 2007	345,000	345,000
8.125% senior subordinated notes, due 2011	375,000	375,000
Deferred income tax liabilities	84,071	81,495
Other noncurrent liabilities	51,615	39,056

Total liabilities	1,152,523	1,140,493

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 95,441,400 shares issued (2001-94,671,800 shares issued)	95,441	94,672
Paid-in capital	737,421	722,701
Retained earnings	498,856	381,441

	1,331,718	1,198,814
Treasury stock, at cost-1,139,900 shares (2001—986,600 shares)	(23,471)	(19,824)
Deferred compensation	(29,018)	(24,273)
Accumulated other comprehensive income	(4,167)	(4,934)

Total stockholders’ equity	1,275,062	1,149,783

Total liabilities and stockholders’ equity	$2,427,585	$2,290,276

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	For the years ended December 31,
	2002	2001	2000
	(In thousands)
Cash flows from operating activities:
Net income	$125,906	$74,271	$48,817
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	33,129	32,164	32,211
Amortization	12,134	41,906	41,762
Provision for doubtful accounts	31,163	25,490	26,729
Deferred tax provision	15,428	17,305	19,767
Non-cash portion of restructuring charges	9,060	2,811	6,804
Changes in assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable and unbilled receivables	(41,788)	(50,774)	(44,314)
Inventories	(28,261)	(12,949)	(8,988)
Current and noncurrent assets	(37,046)	6,292	(10,710)
Accounts payable	34,829	15,130	11,115
Accrued employee compensation	517	(1,993)	(14,436)
Deferred revenue	(14,084)	11,005	4,012
Current and noncurrent liabilities	18,122	(7,571)	19,932

Net cash flows from operating activities	159,109	153,087	132,701

Cash flows from investing activities:
Acquisition of businesses	(127,783)	(20,263)	(41,664)
Capital expenditures	(24,648)	(26,222)	(32,423)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	(225)	(622)	(2,300)
Other	273	305	271

Net cash flows from investing activities	(152,383)	(46,802)	(76,116)

Cash flows from financing activities:
Borrowings on line of credit facilities	90,000	70,000	—
Proceeds from long-term borrowings	—	375,000	—
Payments on line of credit facilities	(120,000)	(475,000)	(30,000)
Principal payments on long-term obligations	(214)	(2,898)	(1,838)
Fees paid for financing arrangements	—	(16,254)	(635)
Proceeds from (payments for) stock awards and exercise of stock options, net of stock tendered in payment	667	8,065	(1,011)
Dividends paid	(8,491)	(8,468)	(8,293)
Other	72	—	—

Net cash flows from financing activities	(37,966)	(49,555)	(41,777)

Effect of exchange rate changes on cash	780	59	(468)

Net increase (decrease) in cash and cash equivalents	(30,460)	56,789	14,340
Cash and cash equivalents at beginning of year—unrestricted	168,396	111,607	97,267

Cash and cash equivalents at end of year—unrestricted	$137,936	$168,396	$111,607

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock
	(In thousands, except per share data)
Balance at January 1, 2000	$91,612	$684,419	$275,114	$(6,950)
Dividends paid ($0.09 per share)	—	—	(8,293)	—
Stock acquired for benefit plans	—	—	—	(88)
Exercise of stock options	173	1,559	—	(1,882)
Stock awards, net of amortization	946	7,161	—	(1,840)
Other	—	(444)	—	(48)

Subtotal	92,731	692,695	266,821	(10,808)

Net income	—	—	48,817	—
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	—	—	—
Unrealized appreciation in fair value of investments	—	—	—	—

Comprehensive income (loss)	—	—	48,817	—

Balance at December 31, 2000	92,731	692,695	315,638	(10,808)
Dividends paid ($0.09 per share)	—	—	(8,468)	—
Stock acquired for benefit plans	—	—	—	(83)
Exercise of stock options	1,430	20,691	—	(6,614)
Stock awards, net of amortization	511	9,747	—	(2,319)
Other	—	(432)	—	—

Subtotal	94,672	722,701	307,170	(19,824)

Net income	—	—	74,271	—
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	—	—	—
Unrealized appreciation in fair value of investments	—	—	—	—
Equity adjustment for minimum pension liability	—	—	—	—

Comprehensive income (loss)	—	—	74,271	—

Balance at December 31, 2001	94,672	722,701	381,441	(19,824)
Dividends paid ($0.09 per share)	—	—	(8,491)	—
Stock acquired for benefit plans	—	—	—	(112)
Exercise of stock options	229	4,055	—	(313)
Stock awards, net of amortization	540	10,807	—	(3,222)
Other	—	(142)	—	—

Subtotal	95,441	737,421	372,950	(23,471)

Net income	—	—	125,906	—
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	—	—	—
Unrealized appreciation in fair value of investments	—	—	—	—
Equity adjustment for minimum pension liability	—	—	—	—

Comprehensive income	—	—	125,906	—

Balance at December 31, 2002	$95,441	$737,421	$498,856	$(23,471)

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

OMNICARE, INC. AND SUBSIDIARY COMPANIES

	Deferred Compensation	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	(in thousands, except per share data)
Balance at January 1, 2000	$(14,098)	$(1,717)	$1,028,380
Dividends paid ($0.09 per share)	—	—	(8,293)
Stock acquired for benefit plans	—	—	(88)
Exercise of stock options	—	—	(150)
Stock awards, net of amortization	(4,817)	—	1,450
Other	—	—	(492)

Subtotal	(18,915)	(1,717)	1,020,807

Net income	—	—	48,817
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	(1,694)	(1,694)
Unrealized appreciation in fair value of investments	—	493	493

Comprehensive income (loss)	—	(1,201)	47,616

Balance at December 31, 2000	(18,915)	(2,918)	1,068,423
Dividends paid ($0.09 per share)	—	—	(8,468)
Stock acquired for benefit plans	—	—	(83)
Exercise of stock options	—	—	15,507
Stock awards, net of amortization	(5,358)	—	2,581
Other	—	—	(432)

Subtotal	(24,273)	(2,918)	1,077,528

Net income	—	—	74,271
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	59	59
Unrealized appreciation in fair value of investments	—	208	208
Equity adjustment for minimum pension liability	—	(2,283)	(2,283)

Comprehensive income (loss)	—	(2,016)	72,255

Balance at December 31, 2001	(24,273)	(4,934)	1,149,783
Dividends paid ($0.09 per share)	—	—	(8,491)
Stock acquired for benefit plans	—	—	(112)
Exercise of stock options	—	—	3,971
Stock awards, net of amortization	(4,745)	—	3,380
Other	—	—	(142)

Subtotal	(29,018)	(4,934)	1,148,389

Net income	—	—	125,906
Other comprehensive income (loss), net of tax:
Cumulative translation adjustment	—	781	781
Unrealized appreciation in fair value of investments	—	1,274	1,274
Equity adjustment for minimum pension liability	—	(1,288)	(1,288)

Comprehensive income	—	767	126,673

Balance at December 31, 2002	$(29,018)	$(4,167)	$1,275,062

The Notes to Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business

Omnicare, Inc. and its subsidiaries (“Omnicare” or the “Company”) provide geriatric pharmaceutical care and clinical research services. At December 31, 2002, Omnicare served long-term care facilities comprising approximately 754,000 beds in 45 states, making Omnicare the nation’s largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. The Company also provided clinical research services to the pharmaceutical and biotechnology industries in 28 countries worldwide at December 31, 2002.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Translation of Foreign Financial Statements

Assets and liabilities of the Company’s foreign operations are translated at the year-end rate of exchange, and the income statements are translated at the average rate of exchange for the year. Gains or losses from translating foreign currency financial statements are accumulated in a separate component of stockholders’ equity.

Cash Equivalents

Cash equivalents include all investments in highly liquid instruments with original maturities of three months or less.

Restricted Cash

Restricted cash represents cash transferred to separate irrevocable trusts for settlement of employee health and severance costs.

Inventories

Inventories consist primarily of purchased pharmaceuticals and medical supplies held for sale to customers and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Omnicare uses a periodic inventory system. Physical inventories are typically performed on a monthly basis at all pharmacy sites, and in all cases at least once a quarter. Cost of goods sold is recorded based on the actual results of the physical inventory counts, and is estimated during those circumstances when a physical inventory is not performed in a particular month. The Company evaluates various criteria in developing estimated cost of goods sold during non-inventory months, including the historical cost of goods sold trends based on prior physical inventory results; a review of cost of goods sold information reflecting current customer contract terms; and consideration and analysis of changes in customer base, product mix, payor mix, state Medicaid and third-party insurance reimbursement levels or other issues that may impact cost of goods sold. Actual costs of goods sold have not varied significantly from estimated amounts in non-inventory months.

Properties and Equipment

Properties and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance, repairs, renewals and betterments that do not materially prolong the useful lives of the assets are charged to expense as incurred. Depreciation of properties and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from five to ten years for computer equipment and software, machinery and equipment, and furniture and fixtures. Buildings and building improvements are depreciated over forty years, and leasehold improvements are amortized over the lesser of the lease terms, or their useful lives. The Company capitalizes certain costs that are directly associated with the development of internally developed software, representing the historical cost of these assets. Once the software is completed and placed into service, such costs are amortized over the estimated useful lives, ranging from five to ten years.

Business Combinations

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests methods is no longer permitted. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. The Company has adopted SFAS 141 for business combinations. The net assets and operating results of acquired businesses have been included in the Company’s financial statements from the date of acquisition.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing cash and cash equivalents and accounts receivable.

The Company is exposed to credit risk in the event of default by the financial institutions or issuers of cash and cash equivalents to the extent recorded on the balance sheet. At any given point in time, the Company has cash on deposit with financial institutions, and cash invested in high quality short-term money market funds and U.S. government-backed repurchase agreements, generally having original maturities of three months or less, in order to minimize its credit risk.

The Company establishes allowances for doubtful accounts based on historical credit losses and specifically identified credit risks. Management reviews this allowance on an ongoing basis for appropriateness, and such losses have been within management’s expectations. For the years ended December 31, 2002, 2001 and 2000, no single customer accounted for 10% or more of revenues. The Company generally does not require collateral.

Approximately one-half of Omnicare’s pharmacy services billings are directly reimbursed by government sponsored programs. These programs include state Medicaid and, to a lesser extent, the federal Medicare programs. The remainder of Omnicare’s billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs. The table below represents the Company’s approximated payor mix for the last three years:

	2002	2001	2000
State Medicaid programs	46%	44%	43%
Private pay and long-term care facilities(a)	44%	44%	46%
Federal Medicare programs(b)	2%	3%	3%
Other private sources(c)	8%	9%	8%

Totals	100%	100%	100%

(a)	Includes payments from skilled nursing facilities on behalf of their federal Medicare program-eligible residents.
(b)	Includes direct billing for medical supplies.
(c)	Includes the Company’s contract research organization revenues.

Leases

Leases that substantially transfer all of the benefits and risks of ownership of property to Omnicare or otherwise meet the criteria for capitalization under U.S. Generally Accepted Accounting Principles (“GAAP”) are accounted for as capital leases. An asset is recorded at the time a capital lease is entered into together with its related long-term obligation to reflect its purchase and financing. Property and equipment recorded under capital leases are depreciated on the same basis as previously described. Rental payments under operating leases are expensed as incurred.

Goodwill, Intangibles and Other Assets

Intangible assets are comprised primarily of goodwill, noncompete agreements and customer relationship assets, all originating from business combinations accounted for as purchase transactions. Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In accordance with SFAS 142, goodwill is no longer amortized but instead reviewed for impairment at least annually and upon the occurrence of an event that indicates impairment may have occurred. Intangible assets that will continue to be amortized under SFAS 142 are amortized using the straight-line method over their useful lives of 4.7 to 10.0 years.

Debt issuance costs are included in other assets and are amortized using the effective interest method over the life of the related debt.

Valuation of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” long-lived assets such as property and equipment, software (acquired and internally-developed) and investments are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No impairment losses have been recognized in the periods presented.

Fair Value of Financial Instruments

For cash and cash equivalents, restricted cash, accounts receivable and unbilled receivables, the carrying value of these items approximates their fair value. The fair value of restricted funds held in trust for settlement of the Company’s pension obligations is based on quoted market prices of the investments held by the trustee. For accounts payable, the carrying value approximates fair value. The fair value of the Company’s line of credit facilities approximates their carrying value, as the effective interest rate fluctuates with changes in market rates. The fair value of the convertible subordinated debentures and the senior subordinated notes, respectively, was $329.0 million and $401.3 million at December 31, 2002, as determined by quoted market rates on that date.

Revenue Recognition

Pharmacy Services

Revenue is recognized when products or services are delivered or provided to the customer. A significant portion of the Company’s revenues from sales of pharmaceutical and medical products is reimbursable from state Medicaid and, to a lesser extent, the federal Medicare programs. The Company monitors its revenues and receivables from these reimbursement sources, as well as other third-party insurance payors, and records an estimated contractual allowance for certain sales and receivable balances. Accordingly, the total net sales and receivables reported in the Company’s financial statements are recorded at the amount ultimately expected to be received from these payors. Contractual allowances are adjusted to actual as cash is received and claims are settled. The Company evaluates several criteria in developing the estimated contractual allowances on a monthly basis, including historical trends based on actual claims paid, current contract and reimbursement terms and changes in customer base and payor/product mix.

Contract Research Services

A portion of the Company’s revenues are earned by performing services under contracts with various pharmaceutical, biotechnology, medical device and diagnostics companies, based on contract terms. Most of the contracts provide for services to be performed on a units of service basis. These contracts specifically identify the units of service and unit pricing. Under these contracts, revenue is generally recognized upon completion of the units of service, unless the units of service are performed over an extended period of time. For extended units of service, revenue is recognized based on labor hours expended as a percentage of total labor hours expected to be expended. For time-and-materials contracts, revenue is recognized at contractual hourly rates, and for fixed-price contracts revenue is recognized using a method similar to that used for extended units of service. The Company’s contracts provide for price renegotiations upon scope of work changes. The Company recognizes revenue related to these scope changes when underlying services are performed and realization is assured. In a number of cases, clients are required to make termination payments in addition to payments for services already rendered. Any anticipated losses resulting from contract performance are charged to earnings in the period identified. Billings and payments are specified in each contract. Revenue recognized in excess of billings is classified as unbilled receivables, while billings in excess of revenue are classified as deferred revenue on the accompanying consolidated balance sheets. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), the Company has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and expenses, and has adjusted the prior year income statements to reflect the impact of EITF No. 01-14.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

Stock-Based Employee Compensation

At December 31, 2002, the Company has three stock-based employee compensation plans, which are described more fully in Note 8. As permitted per U.S. GAAP, the Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations. No stock-based employee compensation cost for stock options is reflected in net income as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), for stock options (in thousands, except per share data):

	For the years ended December 31,
	2002	2001	2000
Net income, as reported	$125,906	$74,271	$48,817
Deduct: Total stock-based employee compensation expense determined under fair value based method for all options, net of related tax effects	(7,835)	(3,528)	(5,635)

Pro forma net income	$118,071	$70,743	$43,182

Earnings per share:
Basic—as reported	$1.34	$0.80	$0.53

Basic—pro forma	$1.25	$0.76	$0.47

Diluted—as reported	$1.33	$0.79	$0.53

Diluted—pro forma	$1.24	$0.75	$0.47

The fair value of each option at the grant date is estimated using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in 2002, 2001 and 2000:

	2002	2001	2000
Volatility	63%	64%	61%
Risk-free interest rate	3.1%	3.75%	5.0%
Dividend yield	0.4%	0.4%	0.4%
Expected term of options (in years)	5.5	4.9	4.0
Weighted average fair value per option	$14.80	$10.97	$8.36

The above pro forma information is based on the circumstances and assumptions in effect for each of the respective periods and, therefore, is not necessarily representative of the actual effect of SFAS 123 on net income or earnings per share in future years.

Comprehensive Income

The accumulated aftertax other comprehensive income (loss) adjustments at December 31, 2002 and 2001, net of aggregate tax benefits of $1.0 million and $1.0 million, respectively, by component and in the aggregate, follows (in thousands):

	December 31,
	2002	2001
Cumulative foreign currency translation adjustments	$(2,571)	$(3,352)
Unrealized appreciation in fair value of investments	1,975	701
Equity adjustment for minimum pension liability	(3,571)	(2,283)

Total accumulated other comprehensive loss adjustments, net	$(4,167)	$(4,934)

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods, and amounts reported in the accompanying notes. Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts; the net carrying value of inventories; the goodwill impairment assessment; accruals pursuant to the Company’s restructuring initiatives; employee benefit plan assumptions and reserves; current and deferred income tax assets, liabilities and provisions; and various other operating allowances and accruals (including health and property/casualty insurance accruals). Actual results could differ from those estimates depending upon certain risks and uncertainties.

Potential risks and uncertainties, many of which are beyond the control of Omnicare include, but are not necessarily limited to, such factors as overall economic, financial and business conditions; delays in reimbursement by the government and other payors to customers and Omnicare; the overall financial condition of Omnicare’s customers; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and in the interpretation and application of such policies; efforts by payors to control costs; the outcome of litigation; other contingent liabilities; loss or delay of contracts pertaining to the Company’s Contract Research Organization (“CRO” or “CRO Services”) segment for regulatory or other reasons; currency fluctuations between the U.S. dollar and other currencies; changes in tax law and regulation; access to capital and financing; the demand for Omnicare’s products and services; pricing and other competitive factors in the industry; variations in costs or expenses; and changes in accounting rules and standards.

Recently Issued Accounting Standards

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement updates, clarifies and simplifies existing accounting pronouncements. This Statement is effective for the Company beginning January 1, 2003. The adoption of the standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 supersedes EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires liabilities associated with exit and disposal activities to be expensed as incurred rather than at the date of the commitment to an exit or disposal plan. SFAS 146 is effective for exit or disposal activities of the Company that are initiated after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, “Acquisition of Certain Financial Institutions,” which is not applicable to the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123” (“SFAS 148”). While limited in scope, SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS 123. The standard is intended to encourage the adoption of the provisions of SFAS 123 by providing three transitional implementation methodologies. Even for those companies choosing not to adopt the provisions of SFAS 123, SFAS 148 includes new disclosure requirements related to a company’s issuance of stock compensation. The transition and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. The disclosure provisions of SFAS 148 have been incorporated into the notes to consolidated financial statements and Omnicare currently intends to continue accounting for stock-based compensation plans in accordance with APB 25 and related Interpretations, as permitted by U.S. GAAP.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires Omnicare to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure provisions of FIN 45 have been incorporated into the notes to consolidated financial statements, and its implementation has not had a material impact on the Company’s financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which is not applicable to the Company.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Note 2—Acquisitions

Since 1989, the Company has been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents.

The Company’s strategy has included the acquisition of freestanding institutional pharmacy businesses as well as other assets, generally insignificant in size, which have been combined with existing pharmacy operations to augment their internal growth. From time to time, the Company may acquire other businesses such as long-term care software companies, contract research organizations, pharmacy consulting companies and medical supply companies, which complement the Company’s core business. During the year ended December 31, 2002, the Company completed one acquisition, which was an institutional pharmacy business that was accounted for using the purchase method. No acquisitions of businesses were completed during the years ended December 31, 2001 and 2000.

In accordance with accounting rules, all business combinations entered into after July 1, 2001 are accounted for using the purchase method. For acquisitions accounted for as purchases, including insignificant acquisitions, the purchase price paid for each has been allocated to the fair value of the assets acquired and liabilities assumed. Purchase price allocations are subject to final determination within one year after the acquisition date.

In January 2002, Omnicare completed the acquisition of the assets comprising the pharmaceutical business of American Pharmaceutical Services, Inc. and other related entities (collectively, “APS”). The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs which aggregated approximately $114 million (including an adjustment based on the closing balance sheet review). Up to an additional $18.0 million in total deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next three years. The Company has completed its purchase price allocation, including the identification of goodwill and other intangible assets based on an appraisal performed by an independent valuation firm.

At the time of the acquisition, APS provided professional pharmacy and related consulting services to approximately 60,000 residents of skilled nursing and assisted living facilities through its network of 32 pharmacies in 15 states, as well as respiratory and Medicare Part B services for residents of long-term care facilities. With the acquisition, Omnicare has achieved certain economies of scale and cost synergies, as well as expanded its geographic reach. The net assets and operating results of APS have been included in the Company’s financial statements beginning in the first quarter of 2002.

The following table summarizes the estimated fair values of the net assets acquired at the date of the acquisition (in thousands):

Current assets	$40,934
Property and equipment	8,358
Intangible assets	4,400
Goodwill	60,072

Total net assets acquired	$113,764

In connection with the purchase of APS, the Company acquired amortizable intangible assets comprised of non-compete agreements and customer relationship assets totaling $1.3 million and $3.1 million, respectively. Amortization periods for the non-compete agreements and customer relationship assets are 10.0 years and 4.7 years, respectively, and 6.3 years on a weighted-average basis. The Company has also recorded goodwill totaling approximately $60 million (all of which is tax deductible) in connection with the acquisition, although this amount is subject to adjustment based primarily on the potential payment of any deferred consideration discussed above. Further discussion of goodwill and other intangible assets is included in Note 5.

Unaudited pro forma combined results of operations of the Company and APS for the year ended December 31, 2001 are presented below. Such pro forma presentation has been prepared assuming that the APS acquisition had been made as of January 1, 2001. Pro forma information is not presented for the year ended December 31, 2002 as the results of APS are included in those of the Company from the closing date of January 7, 2002, and the difference from the beginning of the period is not significant.

The unaudited pro forma combined financial information follows (in thousands, except per share data):

For the year ended December 31, 2001
Net sales	$2,451,214
Net income	$ 73,461
Earnings per share:
Basic	$ 0.79
Diluted	$ 0.78

Warrants outstanding as of December 31, 2002, issued in prior years in connection with acquisitions, represent the right to purchase 1.8 million shares of Omnicare common stock. These warrants can be exercised at any time through 2006 at prices ranging from $29.70 to $48.00 per share. There were no warrants to purchase shares of common stock exercised in 2002.

The purchase agreements for acquisitions generally include clauses whereby the seller will or may be paid additional consideration at a future date depending on the passage of time and/or whether certain future events occur. The agreements also include provisions containing a number of representations and covenants by the seller and provide that if those representations or covenants are violated or found not to have been true, Omnicare may offset any payments required to be made at a future date against any claims it may have under indemnity provisions in the agreement. There are no significant anticipated future offsets against acquisition-related payables and/or contingencies under indemnity provisions as of December 31, 2002 and 2001. Amounts contingently payable through 2005, primarily payments originating from earnout provisions (including up to an additional $18.0 million relating to APS), total approximately $27.2 million as of December 31, 2002 and, if paid, will be recorded as additional purchase price, serving to increase goodwill in the period in which the contingencies are resolved and payment is made. The amount of cash paid for acquisitions of businesses in the Consolidated Statements of Cash Flows represents acquisition related payments made in each of the years of acquisition, as well as acquisition related payments made during each of the years pursuant to acquisition transactions entered into in prior years.

Note 3—Cash and Cash Equivalents

A summary of cash and cash equivalents follows (in thousands):

	December 31,
	2002	2001
Cash (including restricted cash)	$58,751	$48,226
Money market funds	20,334	9,206
U.S. government-backed repurchase agreements	61,998	113,886

	$141,083	$171,318

Repurchase agreements represent investments in U.S. government-backed securities (government agency issues and treasury issues at December 31, 2002 and 2001, respectively), under agreements to resell the securities to the counterparty. The term of the agreement usually spans overnight, but in no case is longer than 30 days. The Company has a collateralized interest in the underlying securities of repurchase agreements, which are segregated in the accounts of the bank counterparty.

Note 4—Properties and Equipment

A summary of properties and equipment follows (in thousands):

	December 31,
	2002	2001
Land	$1,553	$1,553
Buildings and building improvements	5,256	5,044
Computer equipment and software	172,605	154,532
Machinery and equipment	79,804	89,855
Furniture, fixtures and leasehold improvements	58,560	64,253

	317,778	315,237
Accumulated depreciation	(177,870)	(160,164)

	$139,908	$155,073

Note 5—Goodwill and Other Intangible Assets

In accordance with SFAS 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of the previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill amortization, net of tax, follows (in thousands, except per share data):

	For the years ended December 31,
	2002	2001	2000
Net income, as reported	$125,906	$74,271	$48,817
Goodwill amortization, net of tax	—	20,583	20,582

Adjusted net income	$125,906	$94,854	$69,399

Basic earnings per share:
Net income, as reported	$1.34	$0.80	$0.53
Goodwill amortization, net of tax	—	0.22	0.22

Adjusted net income	$1.34	$1.02	$0.75

Diluted earnings per share:
Net income, as reported	$1.33	$0.79	$0.53
Goodwill amortization, net of tax	—	0.22	0.22

Adjusted net income	$1.33	$1.01	$0.75

The Company determined that there was no indication that goodwill was impaired at the date of adoption of SFAS 142. During the third quarter of 2002, the Company completed its annual goodwill impairment assessment based on an evaluation of estimated future cash flows and determined that goodwill was not impaired.

Changes in the carrying amount of goodwill for the year ended December 31, 2002, by business segment, are as follows (in thousands):

	Pharmacy Services	CRO Services	Total
Balance as of January 1, 2002	$1,085,938	$37,862	$1,123,800
Goodwill acquired in the year ended December 31, 2002	61,272	—	61,272
Other	2,729	1,106	3,835

Balance as of December 31, 2002	$1,149,939	$38,968	$1,188,907

The “Other” caption above includes the settlement of acquisition matters relating to pre-2002 acquisitions (including payments pursuant to acquisition agreements such as deferred payments, indemnification payments and payments originating from earnout provisions), as well as the effect of adjustments due to foreign currency translations.

The table below presents the Company’s other intangible assets at December 31, 2002 and 2001, all of which are subject to amortization (in thousands):

	December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$10,106	$(6,500)	$3,606
Customer relationship assets	3,100	(660)	2,440
Other	373	(230)	143

Total	$13,579	$(7,390)	$6,189

	December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-compete agreements	$8,963	$(5,754)	$3,209
Other	190	(149)	41

Total	$9,153	$(5,903)	$3,250

Pretax amortization expense related to intangible assets was $1.5 million, $1.2 million and $0.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Estimated annual amortization expense for intangible assets subject to amortization at December 31, 2002 for the next five fiscal years is as follows (in thousands):

Year Ended December 31,	Amortization Expense
2003	$1,329
2004	1,160
2005	1,095
2006	750
2007	309

Note 6—Leasing Arrangements

The Company has operating leases that cover various operating and administrative facilities, and certain operating equipment. In most cases, the Company expects that these leases will be renewed or replaced by other leases in the normal course of business. There are no significant contingent rentals in the Company’s operating leases.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 2002 (in thousands):

2003	$20,544
2004	18,267
2005	15,915
2006	14,366
2007	22,806
Later years	23,024

Total minimum payments required	$114,922

Total rent expense under operating leases for the years ended December 31, 2002, 2001 and 2000 were $31.8 million, $27.1 million and $27.9 million, respectively.

Note 7—Long-Term Debt

A summary of long-term debt follows (in thousands):

	December 31,
	2002	2001
Revolving line of credit facilities	$—	$30,000
Convertible subordinated debentures	345,000	345,000
Senior subordinated notes	375,000	375,000
Capitalized lease obligations	297	1,062

	720,297	751,062
Less current portion	(110)	(393)

	$720,187	$750,669

The following is a schedule of required long-term debt payments due during each of the next five years and thereafter, as of December 31, 2002 (in thousands):

2003	$110
2004(a)	180
2005	7
2006	—
2007	345,000
Later years	375,000

$720,297

(a)	In January 2003, the Company borrowed $499.0 million under the Revolving Credit Facility to finance its acquisition of NCS HealthCare, Inc. (“NCS”) (see Note 19).

Total interest payments made for the years ended December 31, 2002, 2001 and 2000 were $51.8 million, $44.1 million and $54.0 million, respectively. As of December 31, 2002, the Company had approximately $7.5 million outstanding relating to standby letters of credit, substantially all of which are subject to automatic annual renewals.

Revolving Credit Facilities

In March 2001, the Company entered into a new three-year syndicated $495.0 million revolving line of credit facility (the “Revolving Credit Facility”), including a $25.0 million letter of credit subfacility, with various lenders. Subsequent to the closing of the Revolving Credit Facility, the Company received commitments from additional financial institutions that allowed the Company to increase the size of the Revolving Credit Facility to $500.0 million.

Borrowings under the Revolving Credit Facility bear interest, at the Company’s option, at a rate equal to either: (i) London Inter-bank Offerer Rate (“LIBOR”) plus a margin that varies depending on certain ratings on the Company’s long-term debt; or (ii) the higher of (a) the prime rate or (b) the sum of the federal funds rate plus 0.50%. The margin was 1.375% at December 31, 2002. Additionally, the Company is charged a commitment fee on the unused portion of the Revolving Credit Facility, which also varies depending on such ratings. At December 31, 2002, the commitment fee was 0.375%. The Revolving Credit Facility agreement contains financial covenants, which include a fixed charge coverage ratio and minimum consolidated net worth levels as well as certain representations and warranties, affirmative and negative covenants, and events of default customary for such a facility. The Company was in compliance with these covenants as of December 31, 2002. The three-year Revolving Credit Facility had no outstanding loans as of December 31, 2002, compared with $30.0 million outstanding at December 31, 2001. In January 2003, the Company borrowed $499.0 million under the Revolving Credit Facility to finance its acquisition of NCS (see Note 19).

Upon the issuance of the Revolving Credit Facility, the Company had deferred debt issuance costs of $6.3 million. During 2002, 2001 and 2000, respectively, the Company amortized approximately $2.0 million, $1.9 million and $1.2 million of deferred debt issuance costs related to its revolving credit facilities.

Convertible Subordinated Debentures

In December 1997, the Company issued $345.0 million of 5.0% convertible subordinated debentures (“Debentures”), due 2007. The Debentures are convertible into common stock at any time after March 4, 1998 at the option of the holder at a price of $39.60 per share. At any time on or after December 6, 2000, the Debentures are redeemable at the Company’s option on at least 30 days’ notice as a whole or, from time to time, in part at prices (expressed as a percentage of the principal amount) ranging from 102.5% at December 1, 2002, scaling downward ratably at 0.5% intervals to 100.0% at December 1, 2007 together with accrued interest to, but excluding, the date fixed for redemption. In connection with the issuance of the Debentures, the Company deferred $8.5 million in debt issuance costs, of which approximately $0.9 million was amortized in each of the three years ended December 31, 2002. The Debentures contain certain covenants and events of default customary for such instruments.

Senior Subordinated Notes

Concurrent with the issuance of the Revolving Credit Facility, the Company completed the issuance, at par value, of $375.0 million of 8.125% senior subordinated notes (the “Senior Notes”), due 2011. In connection with the issuance of the Senior Notes, the Company deferred $11.1 million in debt issuance costs, of which approximately $1.1 million and $0.8 million, were amortized during 2002 and 2001, respectively. The Senior Notes contain certain affirmative and negative covenants and events of default customary for such instruments. The Senior Notes were subsequently exchanged for replacement notes with identical terms, which were registered with the Securities and Exchange Commission.

Note 8—Stock Incentive Plans

At December 31, 2002, the Company has three stock incentive plans under which it may grant stock-based incentives to key employees. Under these plans, stock options generally become exercisable beginning one year following the date of grant and vest in four equal annual installments of 25%, or become exercisable beginning four years following the date of grant and vest in one installment of 100%.

Under the 1992 Long-Term Stock Incentive Plan, the Company may grant stock awards, stock appreciation rights and stock options at not less than the fair market value of the Company’s common stock on the date of grant. As of December 31, 2002, approximately 0.2 million shares were available for grant under this plan.

During 1995, the Company’s Board of Directors and stockholders approved the 1995 Premium-Priced Stock Option Plan, providing options to purchase 2.5 million shares of Company common stock available for grant at an exercise price of 125% of the stock’s fair market value at the date of grant. As of December 31, 2002, an insignificant amount of shares were available for grant under this plan.

During 1998, the Company’s Board of Directors approved the 1998 Long-Term Employee Incentive Plan (the “1998 Plan”), under which the Company was authorized to grant stock-based incentives to a broad base of employees (excluding executive officers and directors of the Company) in an amount initially aggregating up to 1.0 million shares of Company common stock for non-qualified options, stock awards and stock appreciation rights. In March 2000 and November 2002, the Company’s Board of Directors amended the 1998 Plan to increase the shares available for granting to 3.5 million and 6.3 million, respectively. As of December 31, 2002, approximately 3.3 million shares were available for grant under this plan.

The Company also has a Director Stock Plan, which allows for stock options and stock awards to be granted to certain non-employee directors. As of December 31, 2002, approximately 0.1 million shares were available for grant under this plan.

Summary information for stock options is presented below (in thousands, except exercise price data):

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	7,913	$19.31	7,796	$18.06	6,692	$18.42
Options granted	2,074	26.38	1,760	19.98	1,675	16.34
Options exercised	(230)	15.30	(1,429)	11.79	(172)	6.30
Options forfeited	(249)	25.47	(214)	22.35	(399)	21.41

Options outstanding, end of year	9,508	$20.78	7,913	$19.31	7,796	$18.06

Options exercisable, end of year	4,518	$20.45	3,082	$21.80	3,035	$19.48

The following summarizes information about stock options outstanding and exercisable as of December 31, 2002 (in thousands, except exercise price and remaining life data):

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2002	Weighted Average Exercise Price
$4.11 - $12.34	1,087	4.9	$11.62	793	$11.53
12.35 - 15.42	2,050	6.5	15.42	1,432	15.42
15.43 - 18.32	1,254	7.4	16.57	533	16.57
18.33 - 24.86	1,972	8.8	20.16	437	20.07
24.87 - 55.08	3,145	7.4	29.52	1,323	32.94

$4.11 - $55.08	9,508	7.2	$20.78	4,518	$20.45

Nonvested stock awards that are granted to key employees at the discretion of the Compensation and Incentive Committee of the Board of Directors are restricted as to the transfer of ownership and generally vest over a seven-year period, with a greater proportion vesting in the latter years. Unrestricted stock awards are granted annually to all members of the Board of Directors, and non-employee directors also receive nonvested stock awards that generally vest on the third anniversary of the date of grant. The fair value of a stock award is equal to the fair market value of a share of Company stock at the grant date.

Summary information relating to stock award grants is presented below:

	For the years ended December 31,
	2002	2001	2000
Nonvested shares	538,529	512,364	947,438
Unrestricted shares	4,800	4,800	5,200
Weighted average grant date fair value	$21.32	$20.35	$9.85

When granted, the cost of nonvested stock awards is deferred and amortized over the vesting period. Unrestricted stock awards are expensed during the year granted. During 2002, 2001 and 2000, the amount of compensation expense related to stock awards was $5.9 million, $3.8 million and $3.9 million, respectively.

Note 9—Related Party Transactions

The Company subleased offices from Chemed Corporation (“Chemed”), a stockholder, in part of 2002 and all of 2001 and 2000. The Company was charged for consulting services pertaining to information systems development in part of 2001 and all of 2000. In 2002, 2001 and 2000, the Company was also charged for the occasional use of Chemed’s corporate aviation department, rent and other incidental expenses based on Chemed’s cost. The Company believes that the method by which such charges were determined was reasonable and that the charges are essentially equal to that which would have been incurred if the Company had operated as an unaffiliated entity. Charges to the Company for these services for the years ended December 31, 2002, 2001 and 2000 were $0.3 million, $1.0 million and $1.4 million, respectively. Net amounts owed by the Company to Chemed were not significant at either December 31, 2002 or 2001.

Note 10—Employee Benefit Plans

The Company has various defined contribution savings plans under which eligible employees can participate by contributing a portion of their salary for investment, at the direction of each employee, in one or more investment funds. Several of the plans were adopted in connection with certain of the Company’s acquisitions. The plans are tax-deferred arrangements pursuant to Internal Revenue Code (“IRC”) Section 401(k) and are subject to the provisions of the Employee Retirement Income Security Act (“ERISA”). The Company matches employee contributions in varying degrees (either in shares of the Company’s common stock or cash, in accordance with the applicable plan provisions) based on the contribution levels of the employees, as specified in the respective plan documents. Expense relating to the Company’s defined contribution plans for the years ended December 31, 2002, 2001 and 2000 was $3.8 million, $3.9 million and $4.0 million, respectively.

The Company has a non-contributory, defined benefit pension plan covering certain corporate headquarters employees and the employees of several companies sold by the Company in 1992, for which benefits ceased accruing upon the sale (the “Qualified Plan”). Benefits accruing under this plan to corporate headquarters employees were fully vested and frozen as of January 1, 1994. Obligations under the plan of $2.4 million were fully funded at December 31, 2002.

The Company also has an excess benefit plan which provides retirement payments to participants in amounts consistent with what they would have received under the Qualified Plan if payments to them under the Qualified Plan were not limited by the IRC and other restrictions. Retirement benefits are based primarily on an employee’s years of service and compensation near retirement and are calculated on a basis consistent with the Qualified Plan. The Company has established rabbi trusts, which are invested primarily in a mutual fund holding U.S. Treasury obligations, to provide for the obligation under the excess benefit plan. The Company’s policy is to fund pension costs in accordance with the funding provisions of ERISA. Expense relating to the Company’s excess benefit plan totaled $4.8 million for the year ended December 31, 2002, and $4.0 million for each of the years ended December 31, 2001 and 2000.

Actuarial assumptions used to calculate the benefit obligations and expenses include a 6.75% interest rate as of December 31, 2002 (7.25% at December 31, 2001 and 7.75% at December 31, 2000, respectively), an expected long-term rate of return on assets of 8% and a 6% rate of increase in compensation levels.

The aggregate assets invested for settlement of the Company’s pension obligations, including rabbi trust assets, (“plan assets”) as of December 31, 2002 and 2001 are greater than the aggregate Accumulated Benefit Obligation (“ABO”) by $3.2 million and $3.1 million, respectively. Since rabbi trust assets do not serve to offset the Company’s pension obligation in accordance with U.S. GAAP, an additional minimum pension liability has been recorded, as a component of other comprehensive income, for the difference between the ABO and the recorded liability for the excess benefit plan. The plan assets as of December 31, 2002 and 2001 are (less)/greater than the aggregate Projected Benefit Obligation (“PBO”) by $(2.3) million and $0.2 million, respectively (collectively referred to as “net PBO”). The decrease in the net PBO from the prior year of $2.5 million primarily relates to an increase in plan assets of $4.9 million, more than offset by an actuarial loss of $4.0 million, interest expense (including the change in the discount rate) of $2.8 million and service costs of $0.6 million. Plan assets amounted to $25.1 million and $20.2 million at December 31, 2002 and 2001, respectively.

In addition, the Company also has supplemental pension plans (“SPPs”) in which certain of its officers participate. Retirement benefits under the SPPs are calculated on the basis of a specified percentage of the officers’ covered compensation, years of credited service and a vesting schedule, as specified in the plan documents. One of the SPPs terminated in 2000, resulting in benefit payments of $2.4 million.

In November 1999, the Company’s Board of Directors adopted the Omnicare StockPlus Program, a non-compensatory employee stock purchase plan (the “ESPP”). Under the ESPP, employees and non-employee directors of the Company who elect to participate may contribute up to 6% of eligible compensation (or an amount not to exceed $20,000 for non-employee directors) to purchase shares of the Company’s common stock. For each share of stock purchased, the participant also receives two options to purchase additional shares of the Company’s stock. The options are subject to a four-year vesting period and are generally subject to forfeiture in the event the related shares are not held by the participant for a minimum of two years. The options have a ten-year life from the date of issuance. Amounts contributed to the ESPP are used by the plan administrator to purchase the Company’s stock on the open market. Options awarded under the ESPP are issued out of the 1992 Long-Term Stock Incentive Plan and the 1998 Long-Term Employee Incentive Plan, and are included in the option activity presented in Note 8 to the Consolidated Financial Statements.

Note 11—Income Taxes

The provision for income taxes is comprised of the following (in thousands):

	For the years ended December 31,
	2002	2001	2000
Current provision:
Federal	$55,898	$26,440	$8,304
State and local	5,145	1,709	575
Foreign	674	60	60

	61,717	28,209	8,939

Deferred provision:
Federal	12,881	16,314	17,967
State	2,547	991	1,800

	15,428	17,305	19,767

Total income tax provision	$77,145	$45,514	$28,706

Tax benefits related to the exercise of stock options and stock awards have been credited to paid-in capital in amounts of $0.6 million and $5.3 million for 2002 and 2001, respectively. These amounts were not significant during 2000.

The difference between the Company’s reported income tax expense and the federal income tax expense computed at the statutory rate of 35% is explained in the following table (in thousands):

	For the years ended December 31,
	2002		2001		2000
Federal income tax at the statutory rate	$71,068	35.0%	$41,925	35.0%	$27,133	35.0%
State and local income taxes, net of federal income tax benefit	4,999	2.5	1,712	1.4	1,123	1.5
Amortization of nondeductible intangible assets	—	—	3,177	2.7	3,037	3.9
Nondeductible pooling-of-interests/merger and acquisition costs	—	—	(401)	(0.3)	(622)	(0.8)
Impact of net operating loss	—	—	—	—	(373)	(0.5)
Other, net (including tax accrual adjustments)	1,078	0.5	(899)	(0.8)	(1,592)	(2.1)

Total income tax provision	$77,145	38.0%	$45,514	38.0%	$28,706	37.0%

Income tax payments (refunds), net, amounted to $64.2 million, $16.0 million and $(6.8) million in 2002, 2001 and 2000, respectively.

A summary of deferred tax assets and liabilities follows (in thousands):

	December 31,
	2002	2001
Accounts receivable reserves	$16,691	$12,517
Accrued liabilities	34,821	33,738
Other	11,879	7,012

Gross deferred tax assets	$63,391	$53,267

Fixed assets and depreciation methods	$7,963	$10,121
Amortization of intangibles	111,384	87,829
Current and noncurrent assets	7,041	6,892
Other	2,453	1,773

Gross deferred tax liabilities	$128,841	$106,615

Note 12—Earnings Per Share Data

Basic earnings per share are computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share include the dilutive effect of stock options and warrants. The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share (“EPS”) computations (in thousands, except per share data):

	For the year ended December 31, 2002
	Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net income	$125,906	94,168	$1.34

Effect of Dilutive Securities
Stock options and stock warrants	—	737

Diluted EPS
Net income plus assumed conversions	$125,906	94,905	$1.33

	For the year ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net income	$74,271	93,124	$0.80

Effect of Dilutive Securities
Stock options and stock warrants	—	634

Diluted EPS
Net income plus assumed conversions	$74,271	93,758	$0.79

	For the year ended December 31, 2000
	Income (Numerator)	Shares (Denominator)	Per Share Amounts
Basic EPS
Net income	$48,817	92,012	$0.53

Effect of Dilutive Securities
Stock options and stock warrants	—	—

Diluted EPS
Net income plus assumed conversions	$48,817	92,012	$0.53

During the years ended December 31, 2002, 2001 and 2000, the anti-dilutive effect associated with selected options and warrants was excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company’s common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for those years totaled 4.5 million, 3.8 million, and 7.6 million, respectively.

The $345.0 million of Convertible Debentures which are convertible into approximately 8.7 million shares at $39.60 per share were outstanding during 2002, 2001 and 2000, but were not included in the computation of diluted EPS for the years ended December 31, 2002, 2001 and 2000 because the impact during these periods was anti-dilutive.

Note 13—Restructuring and Other Related Charges

Phase I Program

In 2000, the Company completed its previously disclosed productivity and consolidation program (the “Phase I Program”). The Phase I Program was implemented to allow the Company to gain maximum benefit from its acquisition program and to respond to changes in the healthcare industry. As part of the Phase I Program, the roster of pharmacies and other operating locations was reconfigured through the consolidation, relocation, closure and opening of sites, resulting in a net reduction of 59 locations. The Phase I Program also resulted in the reduction of the Company’s work force by 16%, or approximately 1,800 full- and part-time employees.

Details of the restructuring and other related charges relating to the Phase I productivity and consolidation program follow (in thousands):

	2000 Provision	Utilized during 2000	Balance at December 31, 2000	Utilized during 2001	Balance at December 31, 2001	Utilized during 2002	Balance at December 31, 2002
Restructuring charges:
Employee severance	$3,296	$(8,367)	$3,390	$(2,997)	$393	$(393)	$—
Employment agreement buy-outs	1,048	(3,735)	676	(676)	—	—	—
Lease terminations	1,881	(3,811)	2,593	(1,775)	818	(246)	572
Other assets and facility exit costs	10,627	(9,737)	2,538	(2,299)	239	(239)	—

Total restructuring charges	16,852	$(25,650)	$9,197	$(7,747)	$1,450	$(878)	$572

Other related charges	10,347

Total restructuring and other related charges	$27,199

In connection with this program, over the 1999 and 2000 periods, Omnicare recorded a total of $62.6 million pretax ($39.8 million after taxes) for restructuring and other related charges, of which $27.2 million pretax ($17.1 million after taxes, or $0.19 per diluted share) related to the 2000 year. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of other assets (representing a project-to-date cumulative amount of $11.0 million of pretax non-cash items, through December 31, 2000) and facility exit costs. The other related charges were primarily comprised of consulting fees and duplicate costs associated with the program, as well as the write-off of certain non-core healthcare investments.

As of December 31, 2002, the Company had paid approximately $23.3 million of severance and other employee-related costs relating to the reduction of approximately 1,800 employees. The remaining liabilities at December 31, 2002 represent amounts not yet paid relating to actions taken (comprised of remaining lease payments), and will be adjusted as these matters are settled.

Phase II Program

In 2001, the Company announced the implementation of a second phase of the productivity and consolidation initiative (the “Phase II Program”). The Phase II Program, completed on September 30, 2002, further streamlined operations, increased efficiencies and helped enhance the Company’s position as a high quality, cost-effective provider of pharmaceutical services. Building on the previous efforts, the Phase II Program included the merging or closing of seven pharmacy locations and the reconfiguration in size and function of an additional ten locations. The Phase II Program also included a reduction in occupied building space in certain locations and the rationalization or reduction of staffing levels in the CRO business in order to better garner the efficiencies of the integration and functional reorganization of that business. The Phase II Program encompassed a net reduction of approximately 460 employees, or about 5% of the Company’s total workforce, across both the Pharmacy Services and CRO Services segments.

In connection with the Phase II Program, the Company expensed a total of $18.3 million pretax ($11.4 million aftertax, or $0.12 per diluted share) for restructuring charges during the year ended December 31, 2001. Further, approximately $23.2 million pretax ($14.4 million aftertax, or $0.15 per diluted share) was recorded during the year ended December 31, 2002, when the amounts were required to be recognized in accordance with

U.S. GAAP. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of leasehold improvements and other assets, and related fees and facility exit costs.

Details of the pretax restructuring charges relating to the Phase II Program follow (in thousands):

	2001 Provision/ Accrual	Utilized during 2001	Balance at December 31, 2001	2002 Provision/ Accrual	Utilized during 2002	Balance at December 31, 2002
Restructuring charges:
Employee severance	$4,256	$(2,614)	$1,642	$2,177	$(2,655)	$1,164
Employment agreement buy-outs	2,086	(1,578)	508	—	(214)	294
Lease terminations	2,711	(2,105)	606	5,862	(1,846)	4,622
Other assets, fees and facility exit costs	9,291	(6,264)	3,027	15,156	(14,690)	3,493

Total restructuring charges	$18,344	$(12,561)	$5,783	$23,195	$(19,405)	$9,573

As of December 31, 2002, the Company had paid approximately $7.1 million of severance and other employee-related costs relating to the reduction of approximately 460 employees. The remaining liabilities recorded at December 31, 2002 represent amounts not yet paid or settled relating to actions taken, and will be adjusted in future periods as these matters are finalized.

Note 14—Other Expense

Included in the 2001 results are other expense items totaling $1.8 million pretax ($1.1 million aftertax, or $0.01 per diluted share) and $3.0 million pretax ($1.9 million aftertax, or $0.02 per diluted share). The $1.8 million special charge recorded in the first quarter of 2001 represents a repayment to the Medicare program of overpayments made to one of the Company’s pharmacy units during the period from January 1997 through April 1998. As part of its corporate compliance program, the Company learned of the overpayments, which related to Medicare Part B claims that contained documentation errors, and notified the Health Care Financing Administration (now known as the Centers for Medicare & Medicaid Services) for review and determination of the amount of overpayment. The $3.0 million special charge recorded in the second quarter of 2001 represents a settlement during June 2001 of certain contractual issues with a customer, which issues and amount relate to prior year periods.

Note 15—Shareholders’ Rights Plan

In May 1999, the Company’s Board of Directors declared a dividend, payable on June 2, 1999, of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s $1.00 per share par value common stock, that, when exercisable, entitles the registered holder to purchase from the Company one ten-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, without par value (the “Preferred Shares”), at a price of $135 per one ten-thousandth of a share, subject to adjustment. Upon certain events relating to the acquisition of, commencement or announcement of, or announcement of an intention to make a tender offer or exchange offer that would result in the beneficial ownership of 15% or more of the Company’s outstanding common stock by an individual or group of individuals (the “Distribution Date”), the Rights not owned by the 15% stockholder will entitle its holder to purchase, at the Right’s then current exercise price, common shares having a market value of twice such exercise price. Additionally, if after any person has become a 15% stockholder, the Company is involved in a merger or other business combination with any other person, each Right will entitle its holder (other than the 15% stockholder) to purchase, at the Right’s then current exercise price, common shares of the acquiring company having a value of twice the Right’s then current exercise price. The Rights will expire on May 17, 2009, unless redeemed earlier by the Company at $0.01 per Right until the Distribution Date.

Note 16—Segment Information

Based on the “management approach” as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Omnicare has two operating business segments. The Company’s largest segment is Pharmacy Services. Pharmacy Services provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities in 45 states in the United States of America (“USA”) at December 31, 2002. The Company’s other reportable segment is CRO Services, which provides comprehensive product development services to client companies in pharmaceutical, biotechnology, medical devices and diagnostics industries in 28 countries around the world at December 31, 2002, including the USA.

The table below presents information about the reportable segments as of and for the years ended December 31, 2002, 2001 and 2000 and should be read in connection with the paragraphs that follow (in thousands):

	Pharmacy Services	CRO Services	Corporate and Consolidating	Consolidated Totals
2002:
Net sales	$2,467,237	$165,517	$—	$2,632,754
Depreciation and amortization	40,389	2,237	2,637	45,263
Restructuring charges	(6,769)	(16,426)	—	(23,195)
Operating income (expense)	288,196	4,610	(36,220)	256,586
Total assets	2,126,718	120,155	180,712	2,427,585
Capital expenditures	22,900	776	972	24,648

2001:
Net sales	$2,033,752	$149,284	$—	$2,183,036
Depreciation and amortization	68,390	3,881	1,799	74,070
Restructuring charges	(8,504)	(9,840)	—	(18,344)
Other (expense)	(4,817)	—	—	(4,817)
Operating income (expense)	200,780	2,540	(29,826)	173,494
Total assets	1,953,243	133,371	203,662	2,290,276
Capital expenditures	23,571	1,504	1,147	26,222

2000:
Net sales	$1,858,697	$129,142	$—	$1,987,839
Depreciation and amortization	69,346	3,458	1,169	73,973
Restructuring and other related charges	(21,615)	(5,584)	—	(27,199)
Operating income (expense)	156,589	1,664	(27,566)	130,687
Total assets	1,960,870	117,212	132,136	2,210,218
Capital expenditures	26,866	3,119	2,438	32,423

In accordance with EITF No. 01-14, the Company included in its reported CRO segment net sales amounts, reimbursable out-of-pockets totaling $26.3 million, $23.9 million and $16.5 million pretax for the years ended December 31, 2002, 2001 and 2000, respectively.

Additionally, in accordance with Omnicare’s adoption of SFAS No. 142, the Company discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the year ended December 31, 2002. Pretax goodwill amortization for years ended December 31, 2001 and 2000 totaled $32.1 million and $31.6 million, respectively, for the Pharmacy Services segment, and $1.1 million and $1.1 million, respectively, for the CRO Services segment.

The following summarizes sales and long-lived assets by geographic area as of and for the years ended December 31, 2002, 2001 and 2000 (in thousands):

	Net Sales			Long-Lived Assets
	2002	2001	2000	2002	2001	2000
United States	$2,596,605	$2,147,537	$1,951,660	$138,516	$153,562	$156,610
Foreign	36,149	35,499	36,179	1,392	1,511	1,925

Total	$2,632,754	$2,183,036	$1,987,839	$139,908	$155,073	$158,535

The determination of foreign sales is based on the country in which the sales originate. No individual foreign country’s sales were material to the consolidated sales of Omnicare. In accordance with EITF No. 01-14, Omnicare included in its net sales, during the years ended December 31, 2002, 2001 and 2000, reimbursable out-of-pockets totaling $18.6 million, $17.2 million and $10.4 million, respectively, for the United States geographic area, $7.7 million, $6.7 million and $6.1 million, respectively, for the foreign geographic area and $26.3 million, $23.9 million and $16.5 million, respectively, for the total net sales.

Note 17—Summary of Quarterly Results (Unaudited)

The following table presents the Company’s quarterly financial information for 2002 and 2001 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2002
Total net sales(a)	$638,314	$654,155	$664,718	$675,567	$2,632,754
Total direct costs(a)	474,110	483,225	489,151	495,215	1,941,701

Gross profit	164,204	170,930	175,567	180,352	691,053
Selling, general and administrative expenses	99,618	102,501	103,888	105,265	411,272
Restructuring charges (Note 13)	4,797	7,302	11,096	—	23,195

Operating income	59,789	61,127	60,583	75,087	256,586
Investment income	798	667	651	1,160	3,276
Interest expense	(14,176)	(14,475)	(14,339)	(13,821)	(56,811)

Income before income taxes	46,411	47,319	46,895	62,426	203,051
Income taxes	17,635	17,961	17,829	23,720	77,145

Net income	$28,776	$29,358	$29,066	$38,706	$125,906

Earnings per share:
Basic	$0.31	$0.31	$0.31	$0.41	$1.34

Diluted(b)	$0.30	$0.31	$0.31	$0.41	$1.33

Weighted average number of common shares outstanding:
Basic	93,963	94,175	94,245	94,286	94,168

Diluted(b)	94,598	95,292	94,710	97,684	94,905

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2001
Total net sales(a)	$529,408	$536,492	$547,843	$569,293	$2,183,036
Total direct costs(a)	389,144	394,429	402,312	417,752	1,603,637

Gross profit	140,264	142,063	145,531	151,541	579,399
Selling, general and administrative expenses	87,754	85,755	86,359	89,677	349,545
Goodwill amortization (Note 5)	8,162	8,335	8,393	8,309	33,199
Restructuring charges (Note 13)	—	—	15,409	2,935	18,344
Other expense (Note 14)	1,817	3,000	—	—	4,817

Operating income	42,531	44,973	35,370	50,620	173,494
Investment income	474	748	701	692	2,615
Interest expense	(13,909)	(14,415)	(14,201)	(13,799)	(56,324)

Income before income taxes	29,096	31,306	21,870	37,513	119,785
Income taxes	11,052	11,910	8,310	14,242	45,514

Net income	$18,044	$19,396	$13,560	$23,271	$74,271

Earnings per share:(c)
Basic	$0.20	$0.21	$0.15	$0.25	$0.80

Diluted	$0.19	$0.21	$0.14	$0.25	$0.79

Weighted average number of common shares outstanding:
Basic	92,422	93,198	93,345	93,515	93,124

Diluted	93,170	94,042	94,117	94,049	93,758

Notes to Summary of Quarterly Results:

(a)	In accordance with the adoption of EITF No. 01-14, Omnicare has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in total net sales and total direct costs for both the 2002 and 2001 periods. EITF No. 01-14 relates solely to the Company’s CRO Services business.
(b)	The fourth quarter of 2002 includes the dilutive effect of the $345.0 million Convertible Debentures, which assumes conversion using the “if converted” method. Under that method, the Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the Convertible Debentures is added back to net income.
(c)	Earnings per share is calculated independently for each separately reported quarterly and full year period. Accordingly, the sum of the separately reported quarters may not necessarily be equal to the per share amount for the corresponding full year period, as independently calculated.

Note 18—Guarantor Subsidiaries

The Company’s Senior Notes are fully and unconditionally guaranteed on an unsecured, joint and several basis by certain wholly owned subsidiaries of the Company (the “Guarantor Subsidiaries”). The following condensed consolidating financial data illustrates the composition of Omnicare, Inc. (“Parent”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries as of December 31, 2002 and 2001 for the balance sheets, as well as the statements of income and cash flows for each of the three years ended December 31, 2002, 2001 and 2000. Separate complete financial statements of the respective Guarantor Subsidiaries would not provide additional information which would be useful in assessing the financial condition of the Guarantor Subsidiaries and thus are not presented. No eliminations column is presented for the condensed consolidating statements of cash flows since there were no significant eliminating amounts during the periods presented.

Note 18—Guarantor Subsidiaries—Continued

Summary Consolidating Statements of Income

	Year ended December 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
2002:
Total net sales	$—	$2,521,682	$111,072	$—	$2,632,754
Cost of sales	—	1,850,455	91,246	—	1,941,701

Gross profit	—	671,227	19,826	—	691,053
Selling, general and administrative expenses	29,585	360,245	21,442	—	411,272
Restructuring charges	—	22,397	798	—	23,195

Operating income (loss)	(29,585)	288,585	(2,414)	—	256,586
Investment income	1,755	1,288	233	—	3,276
Interest expense	(56,082)	(547)	(182)	—	(56,811)

Income (loss) before income taxes	(83,912)	289,326	(2,363)	—	203,051
Income tax (benefit) expense	(31,887)	109,930	(898)	—	77,145
Equity in net income of subsidiaries	177,931	—	—	(177,931)	—

Net income (loss)	$125,906	$179,396	$(1,465)	$(177,931)	$125,906

2001:
Total net sales	$—	$2,084,844	$148,489	$(50,297)	$2,183,036
Cost of sales	—	1,524,989	128,945	(50,297)	1,603,637

Gross profit	—	559,855	19,544	—	579,399
Selling, general and administrative expenses	17,026	343,389	22,329	—	382,744
Restructuring charges	—	18,344	—	—	18,344
Other expense	—	4,817	—	—	4,817

Operating income (loss)	(17,026)	193,305	(2,785)	—	173,494
Investment income	1,767	613	235	—	2,615
Interest expense	(53,956)	(798)	(1,570)	—	(56,324)

Income (loss) before income taxes	(69,215)	193,120	(4,120)	—	119,785
Income tax (benefit) expense	(26,302)	73,509	(1,693)	—	45,514
Equity in net income of subsidiaries	117,184	—	—	(117,184)	—

Net income (loss)	$74,271	$119,611	$(2,427)	$(117,184)	$74,271

2000:
Total net sales	$—	$1,886,231	$161,662	$(60,054)	$1,987,839
Cost of sales	—	1,383,737	138,763	(60,054)	1,462,446

Gross profit	—	502,494	22,899	—	525,393
Selling, general and administrative expenses	13,383	326,415	27,709	—	367,507
Restructuring and other related charges	—	25,052	2,147	—	27,199

Operating income (loss)	(13,383)	151,027	(6,957)	—	130,687
Investment income	1,774	(274)	410	—	1,910
Interest expense	(54,126)	(767)	(181)	—	(55,074)

Income (loss) before income taxes	(65,735)	149,986	(6,728)	—	77,523
Income tax (benefit) expense	(24,322)	53,990	(962)	—	28,706
Equity in net income of subsidiaries	90,230	—	—	(90,230)	—

Net income (loss)	$48,817	$95,996	$(5,766)	$(90,230)	$48,817

Note 18—Guarantor Subsidiaries—Continued

Condensed Consolidating Balance Sheets

	December 31,
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
2002:
ASSETS
Cash and cash equivalents	$95,693	$36,191	$6,052	$—	$137,936
Restricted cash	—	3,147	—	—	3,147
Accounts receivable, net (including intercompany)	—	524,290	13,610	(15,043)	522,857
Inventories	—	185,521	4,943	—	190,464
Other current assets	1,399	144,399	1,356	—	147,154

Total current assets	97,092	893,548	25,961	(15,043)	1,001,558

Properties and equipment, net	2,931	126,452	10,525	—	139,908
Goodwill	—	1,121,728	67,179	—	1,188,907
Other noncurrent assets	31,234	65,029	949	—	97,212
Investment in subsidiaries	1,903,357	—	—	(1,903,357)	—

Total assets	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$37,363	$255,691	$18,639	$(15,043)	$296,650
Long-term debt	—	187	—	—	187
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	2,189	132,577	920	—	135,686
Stockholders’ equity	1,275,062	1,818,302	85,055	(1,903,357)	1,275,062

Total liabilities and stockholders’ equity	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

2001 :
ASSETS
Cash and cash equivalents	$127,110	$37,304	$3,982	$—	$168,396
Restricted cash	—	2,922	—	—	2,922
Accounts receivable, net (including intercompany)	—	462,882	24,648	(9,453)	478,077
Inventories	—	144,833	4,301	—	149,134
Other current assets	944	126,049	2,072	—	129,065

Total current assets	128,054	773,990	35,003	(9,453)	927,594

Properties and equipment, net	3,192	139,130	12,751	—	155,073
Goodwill	—	1,060,523	63,277	—	1,123,800
Other noncurrent assets	30,023	53,317	469	—	83,809
Investment in subsidiaries	1,754,149	—	—	(1,754,149)	—

Total assets	$1,915,418	$2,026,960	$111,500	$(1,763,602)	$2,290,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$14,797	$246,338	$17,591	$(9,453)	$269,273
Long-term debt	30,000	609	60	—	30,669
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	838	119,227	486	—	120,551
Stockholders’ equity	1,149,783	1,660,786	93,363	(1,754,149)	1,149,783

Total liabilities and stockholders’ equity	$1,915,418	$2,026,960	$111,500	$(1,763,602)	$2,290,276

Note 18—Guarantor Subsidiaries—Continued

Condensed Consolidating Statements of Cash Flows

	Year ended December 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
	(in thousands)
2002:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$30,269	$894	$31,163
Other	(29,513)	155,544	1,915	127,946

Net cash flows from operating activities	(29,513)	185,813	2,809	159,109

Cash flows from investing activities:
Acquisition of businesses	—	(126,533)	(1,250)	(127,783)
Capital expenditures	—	(24,378)	(270)	(24,648)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(225)	—	(225)
Other	—	272	1	273

Net cash flows from investing activities	—	(150,864)	(1,519)	(152,383)

Cash flows from financing activities:
Borrowings on line of credit facilities	90,000	—	—	90,000
Payments on line of credit facilities	(120,000)	—	—	(120,000)
Proceeds from long-term borrowings	—	(214)	—	(214)
Proceeds from stock awards and exercise of stock options, net of stock tendered in payment	—	667	—	667
Dividends	—	(8,491)	—	(8,491)
Other	28,096	(28,024)	—	72

Net cash flows from financing activities	(1,904)	(36,062)	—	(37,966)

Effect of exchange rate changes on cash	—	—	780	780

Net increase (decrease) in cash and cash equivalents	(31,417)	(1,113)	2,070	(30,460)
Cash and cash equivalents at beginning of year—unrestricted	127,110	37,304	3,982	168,396

Cash and cash equivalents at end of year—unrestricted	$95,693	$36,191	$6,052	$137,936

2001:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$24,201	$1,289	$25,490
Other	(65,203)	190,247	2,553	127,597

Net cash flows from operating activities	(65,203)	214,448	3,842	153,087

Cash flows from investing activities:
Acquisition of businesses	—	(20,263)	—	(20,263)
Capital expenditures	(703)	(21,546)	(3,973)	(26,222)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(622)	—	(622)
Other	—	135	170	305

Net cash flows from investing activities	(703)	(42,296)	(3,803)	(46,802)

Cash flows from financing activities:
Borrowings on line of credit facilities	70,000	—	—	70,000
Proceeds from long-term borrowings	375,000	—	—	375,000
Payments on line of credit facilities	(475,000)	—	—	(475,000)
Fees paid for financing arrangements	(16,254)	—	—	(16,254)
Other	190,607	(194,122)	214	(3,301)

Net cash flows from financing activities	144,353	(194,122)	214	(49,555)

Effect of exchange rate changes on cash	—	—	59	59

Net increase (decrease) in cash and cash equivalents	78,447	(21,970)	312	56,789
Cash and cash equivalents at beginning of year—unrestricted	48,663	59,274	3,670	111,607

Cash and cash equivalents at end of year—unrestricted	$127,110	$37,304	$3,982	$168,396

Note 18—Guarantor Subsidiaries—Continued

Condensed Consolidating Statements of Cash Flows—Continued

	Year ended December 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
	(in thousands)
2000:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$22,604	$4,125	$26,729
Other	(57,558)	158,883	4,647	105,972

Net cash flows from operating activities	(57,558)	181,487	8,772	132,701

Cash flows from investing activities:
Acquisition of businesses	—	(36,018)	(5,646)	(41,664)
Capital expenditures	(1,859)	(26,423)	(4,141)	(32,423)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(2,300)	—	(2,300)
Other	—	1,044	(773)	271

Net cash flows from investing activities	(1,859)	(63,697)	(10,560)	(76,116)

Cash flows from financing activities:
Payments on line of credit facilities	(30,000)	—	—	(30,000)
Other	86,071	(97,790)	(58)	(11,777)

Net cash flows from financing activities	56,071	(97,790)	(58)	(41,777)

Effect of exchange rate changes on cash	—	—	(468)	(468)

Net (decrease) increase in cash and cash equivalents	(3,346)	20,000	(2,314)	14,340
Cash and cash equivalents at beginning of year—unrestricted	52,009	39,274	5,984	97,267

Cash and cash equivalents at end of year—unrestricted	$48,663	$59,274	$3,670	$111,607

Note 19—Subsequent Event

On January 15, 2003, Omnicare closed its $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS. Omnicare accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock, and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). Omnicare subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, to be accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by Omnicare immediately following the acquisition. The Company financed the acquisition with available cash, working capital and borrowings under its three-year, $500.0 million revolving credit facility. The Company has engaged an independent valuation firm to assist with the determination of the initial purchase price allocation, including the identification of goodwill and other identifiable intangible assets.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities comprising approximately 199,000 beds in 33 states and managed hospital pharmacies in 10 states. Omnicare expects to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening Omnicare’s geographical reach. The net assets and operating results of NCS will be included from the date of acquisition in the Company’s financial statements beginning in the first quarter of 2003.

CONSOLIDATED STATEMENTS OF INCOME

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

	Three Months Ended March 31,
	2003	2002
	(In thousands, except per share data)
Sales	$797,753	$632,015
Reimbursable out-of-pockets	8,108	6,299

Total net sales	805,861	638,314

Cost of sales	589,792	467,811
Reimbursed out-of-pocket expenses	8,108	6,299

Total direct costs	597,900	474,110

Gross profit	207,961	164,204
Selling, general and administrative expenses	126,928	99,618
Restructuring charges (Note 5)	—	4,797

Operating income	81,033	59,789
Investment income	588	798
Interest expense	(16,456)	(14,176)

Income before income taxes	65,165	46,411
Income taxes	24,742	17,635

Net income	$40,423	$28,776

Earnings per share:
Basic	$0.43	$0.31

Diluted	$0.42	$0.30

Weighted average number of common shares outstanding:
Basic	94,386	93,963

Diluted	104,029	94,598

Comprehensive income	$41,420	$29,003

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

	March 31, 2003	December 31, 2002
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$128,990	$137,936
Restricted cash	5,801	3,147
Accounts receivable, less allowances of $85,159 (2002—$68,593)	634,236	522,857
Unbilled receivables	25,790	25,062
Inventories	232,338	190,464
Deferred income tax benefits	25,833	18,621
Other current assets	107,984	103,471

Total current assets	1,160,972	1,001,558
Properties and equipment, at cost less accumulated depreciation of $185,881 (2002—$177,870)	157,482	139,908
Goodwill	1,605,168	1,188,907
Other noncurrent assets	104,932	97,212

Total assets	$3,028,554	$2,427,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$214,208	$175,648
Current debt	474,407	110
Accrued employee compensation	26,480	22,627
Deferred revenue	33,042	25,254
Income taxes payable	22,268	6,837
Other current liabilities	82,850	66,174

Total current liabilities	853,255	296,650
Long-term debt	411	187
5.0% convertible subordinated debentures, due 2007	345,000	345,000
8.125% senior subordinated notes, due 2011	375,000	375,000
Deferred income tax liabilities	91,678	84,071
Other noncurrent liabilities	50,920	51,615

Total liabilities	1,716,264	1,152,523

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 96,019,700 shares issued (2002—95,441,400 shares issued)	96,020	95,441
Paid-in capital	752,015	737,421
Retained earnings	537,066	498,856

	1,385,101	1,331,718
Treasury stock, at cost—1,331,300 shares (2002—1,139,900 shares)	(28,338)	(23,471)
Deferred compensation	(41,303)	(29,018)
Accumulated other comprehensive income	(3,170)	(4,167)

Total stockholders’ equity	1,312,290	1,275,062

Total liabilities and stockholders’ equity	$3,028,554	$2,427,585

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

	Three Months Ended March 31,
	2003	2002
	(In thousands)
Cash flows from operating activities:
Net income	$40,423	$28,776
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	9,568	8,211
Amortization	3,193	3,480
Provision for doubtful accounts	11,045	6,558
Deferred tax provision	13,469	2,042
Non-cash portion of restructuring charges	—	2,420
Changes in assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable and unbilled receivables	(43,631)	(22,930)
Inventories	(8,076)	(10,930)
Current and noncurrent assets	456	(14,861)
Accounts payable	(10,768)	27,364
Accrued employee compensation	(2,509)	(5,974)
Deferred revenue	7,788	(7,044)
Current and noncurrent liabilities	(15,607)	5,786

Net cash flows from operating activities	5,351	22,898

Cash flows from investing activities:
Acquisition of businesses	(476,999)	(105,029)
Capital expenditures	(3,990)	(4,975)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	(2,654)	(3,420)
Other	45	45

Net cash flows from investing activities	(483,598)	(113,379)

Cash flows from financing activities:
Borrowings on line of credit facilities	499,000	90,000
Payments on line of credit facilities	(25,000)	(20,000)
Principal payments on long-term obligations	(146)	—
Payments for stock awards and exercise of stock options, net of stock tendered in payment	(3,117)	(2,101)
Dividends paid	(2,125)	(2,118)
Other	—	(115)

Net cash flows from financing activities	468,612	65,666

Effect of exchange rate changes on cash	689	538

Net decrease in cash and cash equivalents	(8,946)	(24,277)
Cash and cash equivalents at beginning of period—unrestricted	137,936	168,396

Cash and cash equivalents at end of period—unrestricted	$128,990	$144,119

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OMNICARE, INC. AND SUBSIDIARY COMPANIES

UNAUDITED

1.    Interim Financial Data

The interim financial data is unaudited; however, in the opinion of the management of Omnicare, Inc., the interim data includes all adjustments (which include only normal adjustments, except as described in Note 5) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of Omnicare, Inc. and its consolidated subsidiaries (“Omnicare” or the “Company”). These financial statements should be read in conjunction with the Consolidated Financial Statements and related notes included in Omnicare’s Annual Report on Form 10-K for the year ended December 31, 2002. Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

2.    Stock-Based Employee Compensation

At March 31, 2003, the Company has three stock-based employee compensation plans. As permitted per U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), the Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations. No stock-based employee compensation cost for stock options is reflected in net income as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123” (“SFAS 148”), for stock options (in thousands, except per share data):

	Three Months Ended March 31,
	2003	2002
Net income, as reported	$40,423	$28,776
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all options, net of related tax effects	(2,419)	(1,235)

Pro forma net income	$38,004	$27,541

Earnings per share:
Basic—as reported	$0.43	$0.31

Basic—pro forma	$0.40	$0.29

Diluted—as reported	$0.42	$0.30

Diluted—pro forma	$0.39	$0.29

The fair value of each option at the grant date is estimated using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants:

	Three Months Ended March 31,
	2003	2002
Volatility	62%	63%
Risk-free interest rate	3.0%	4.3%
Dividend yield	0.3%	0.3%
Expected term of options (in years)	5.5	5.0
Weighted average fair value per option	$14.02	$11.84

The above pro forma information is based on the circumstances and assumptions in effect for each of the respective periods and, therefore, is not necessarily representative of the actual effect of SFAS 123 on net income or earnings per share in future years.

3.    Recently Issued Accounting Pronouncements

Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”), SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), and Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). All accounting and disclosure relevant to this authoritative guidance has been incorporated into this Quarterly Report on Form 10-Q. The adoption of SFAS 145, SFAS 146 and FIN 45 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In October 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 147, “Acquisition of Certain Financial Institutions.” In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” These pronouncements are not applicable to the Company.

In December 2002, the FASB issued SFAS 148. While limited in scope, SFAS 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS 123. The standard is intended to encourage the adoption of the provisions of SFAS 123 by providing three transitional implementation methodologies. Even for those companies choosing not to adopt the provisions of SFAS 123, SFAS 148 includes new annual and interim disclosure requirements related to a company’s issuance of stock compensation. The transition and disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The disclosure provisions of SFAS 148 have been incorporated into the notes to consolidated financial statements, and Omnicare currently intends to continue accounting for stock- based compensation plans in accordance with APB 25 and related Interpretations, as permitted by U.S. GAAP.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement will be effective for the Company beginning July 1, 2003. Management does not expect the standard to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

4.    Segment Information

Based on the “management approach,” as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Omnicare has two business segments. The Company’s largest segment is Pharmacy Services. Pharmacy Services provides distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to long-term care facilities in 47 states in the United States of America (“USA”) at March 31, 2003. The Company’s other reportable segment is Contract Research Organization (“CRO”) Services, which provides comprehensive product development services to client companies in pharmaceutical, biotechnology, medical devices and diagnostics industries in 29 countries around the world, including the USA, at March 31, 2003.

The table below presents information about the reportable segments as of and for the three months ended March 31, 2003 and 2002 and should be read in conjunction with the paragraph that follows (in thousands):

	Three Months Ended March 31,
	Pharmacy Services	CRO Services	Corporate and Consolidating	Consolidated Totals
2003:
Net sales	$763,154	$42,707	$—	$805,861
Depreciation and amortization	11,748	418	595	12,761
Operating income (expense)	85,370	4,730	(9,067)	81,033
Total assets	2,731,891	127,116	169,547	3,028,554
Capital expenditures	3,815	65	110	3,990

2002:
Net sales	$596,265	$42,049	$—	$638,314
Depreciation and amortization	10,435	618	638	11,691
Restructuring charges	(1,126)	(3,671)	—	(4,797)
Operating income (expense)	67,079	1,244	(8,534)	59,789
Total assets	2,089,305	141,106	187,345	2,417,756
Capital expenditures	4,452	150	373	4,975

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred,” the Company included in its reported CRO segment net sales amounts of $8.1 million for the three months ended March 31, 2003 ($6.3 million for the period ended March 31, 2002).

5.    Restructuring Charges

In 2001, the Company announced the implementation of a second phase of the productivity and consolidation initiative (the “Phase II Program”). The Phase II Program, completed on September 30, 2002, further streamlined operations, increased efficiencies and helped enhance the Company’s position as a high-quality, cost-effective provider of pharmaceutical services. Building on previous efforts, the Phase II Program included the merging or closing of seven pharmacy locations and the reconfiguration in size and function of an additional ten locations. The Phase II Program also included a reduction in occupied building space in certain locations and the rationalization or reduction of staffing levels in the CRO business in order to better garner the efficiencies of the integration and functional reorganization of that business. The Phase II Program encompassed a net reduction of approximately 460 employees, or about 5% of the Company’s total work force, across both the Pharmacy Services and CRO Services segments.

In connection with the Phase II Program, the Company expensed a total of $18.3 million pretax ($11.4 million aftertax, or $0.12 per diluted share) for restructuring charges during the year ended December 31, 2001. Further, approximately $23.2 million pretax ($14.4 million aftertax, or $0.15 per diluted share) was recorded during the year ended December 31, 2002, when the amounts were required to be recognized in accordance with U.S. GAAP. Of the total amount recorded during the year ended December 31, 2002, $4.8 million pretax ($3.0 million aftertax, or $0.03 per diluted share) was recorded in the first quarter of 2002. The restructuring charges included severance pay, the buy-out of employment agreements, the buy-out of lease obligations, the write-off of leasehold improvements and other assets, and related fees and facility exit costs.

Details of the year-to-date March 31, 2003 and December 31, 2002 activity relating to the Phase II Program follow (in thousands):

	Balance at December 31, 2001	2002 Provision/ Accrual	Utilized during 2002	Balance at December 31, 2002	Utilized during 2003	Balance at March 31, 2003
Restructuring charges:
Employee severance	$1,642	$2,177	$(2,655)	$1,164	$(1,123)	$41
Employment agreement buy-outs	508	—	(214)	294	(21)	273
Lease terminations	606	5,862	(1,846)	4,622	(384)	4,238
Other assets, fees and facility exit costs	3,027	15,156	(14,690)	3,493	(180)	3,313

Total restructuring charges	$5,783	$23,195	$(19,405)	$9,573	$(1,708)	$7,865

As of March 31, 2003, the Company had paid approximately $8.2 million of severance and other employee-related costs relating to the reduction of approximately 460 employees. The remaining liabilities recorded at March 31, 2003 represent amounts not yet paid or settled relating to actions taken, and will be adjusted in future periods as these matters are finalized.

In connection with the previously disclosed first phase of its productivity and consolidation initiative (the “Phase I Program”), Omnicare had liabilities of $0.6 million at December 31, 2002 and March 31, 2003. The remaining liabilities at March 31, 2003 represent amounts not yet paid relating to actions taken (consisting of remaining lease payments), and will be adjusted as these matters are settled.

6.    Acquisitions

In January 2002, Omnicare completed the acquisition of the assets comprising the pharmaceutical business of American Pharmaceutical Services, Inc. and related entities (collectively, “APS”). The acquisition, accounted for as a purchase business combination, included cash consideration and transaction costs which aggregated approximately $120 million (including an adjustment based on the closing balance sheet review and a $6.0 million deferred payment made in the first quarter of 2003). Up to an additional $12.0 million in deferred payments may become payable in annual increments of up to $6.0 million each, contingent upon future performance, as evaluated in the first quarter of each of the next two years. The Company has completed its purchase price allocation, including the identification of goodwill and other intangible assets based on an appraisal performed by an independent valuation firm.

In connection with the purchase of APS, the Company acquired amortizable intangible assets composed of non-compete agreements and customer relationship assets totaling $1.3 million and $3.1 million, respectively. Amortization periods for the non-compete agreements and customer relationship assets are 10.0 years and 4.7 years, respectively, and 6.3 years on a weighted-average basis. The Company has also recorded goodwill totaling approximately $66 million (all of which is tax deductible) in connection with the acquisition, although this amount is subject to adjustment based primarily on the potential payment of any deferred consideration as discussed above.

On January 15, 2003, Omnicare closed its $5.50 per share cash tender offer for all of the issued and outstanding shares of Class A common stock and Class B common stock of NCS HealthCare, Inc. (“NCS”). Omnicare accepted, on January 15, 2003, all validly tendered shares for payment (totaling 17,510,126 shares of Class A common stock, representing approximately 94% of the then-outstanding Class A common stock, and 5,038,996 shares of Class B common stock, representing 100% of the then-outstanding Class B common stock). Omnicare subsequently acquired the remaining shares of Class A common stock of NCS.

The acquisition of NCS, accounted for as a purchase business combination, included cash consideration and transaction costs of approximately $493 million. The cash consideration included the payoff of certain NCS debt totaling approximately $325.5 million, which was retired by Omnicare immediately following the acquisition. The Company financed the acquisition with available cash, working capital and borrowings under its three-year, $500.0 million revolving credit facility. The Company has engaged an independent valuation firm to assist with the purchase price allocation, including the identification of goodwill and other identifiable intangible assets.

At the time of the acquisition, NCS provided professional pharmacy and related services to long-term care facilities, including skilled nursing centers and assisted living facilities in 33 states and managed hospital pharmacies in 10 states. NCS added approximately 182,000 beds served in the first quarter of 2003. Omnicare expects to achieve certain economies of scale and operational efficiencies from the acquisition, while broadening Omnicare’s geographical reach.

The net assets and operating results of NCS have been included from the date of acquisition in the Company’s financial statements beginning in the first quarter of 2003.

Unaudited pro forma combined results of operations of the Company and NCS for the three months ended March 31, 2002 are presented below. Such pro forma presentation has been prepared assuming that the NCS acquisition had been made as of January 1, 2002. Pro forma information is not presented for the three months ended March 31, 2003 as the results of NCS are included in those of the Company from the closing date of January 15, 2003, and the difference from the beginning of the period is not significant.

The unaudited pro forma combined financial information follows (in thousands, except per share data):

Three Months Ended March 31, 2002
Net sales	$797,702
Net income	$26,053
Earnings per share:
Basic	$0.28
Diluted	$0.28

7.    Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill for the three months ended March 31, 2003, by business segment, are as follows (in thousands):

	Pharmacy Services	CRO Services	Total
Balance as of December 31, 2002	$1,149,939	$38,968	$1,188,907
Goodwill acquired in the three months ended March 31, 2003	404,287	—	404,287
Other	11,670	304	11,974

Balance as of March 31, 2003	$1,565,896	$39,272	$1,605,168

The “Other” caption above includes the settlement of acquisition matters relating to pre-2003 acquisitions (including payments pursuant to acquisition agreements such as deferred payments, indemnification payments and payments originating from earnout provisions), as well as the effect of adjustments due to foreign currency translations.

The Company’s other intangible assets have not changed significantly from the balances at December 31, 2002. The Company has engaged an independent valuation firm to assist with the NCS acquisition purchase price allocation, including the identification of goodwill and other identifiable intangible assets.

8.    Guarantor Subsidiaries

The Company’s $375.0 million senior subordinated notes due 2011 are fully and unconditionally guaranteed on an unsecured, joint and several basis by certain wholly owned subsidiaries of the Company (the “Guarantor Subsidiaries”). The following condensed consolidating financial data illustrates the composition of Omnicare, Inc. (“Parent”), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries as of March 31, 2003 and December 31, 2002 for the balance sheet, the statement of income for each of the three month periods ended March 31, 2003 and 2002, and the statement of cash flows for the three months ended March 31, 2003 and 2002. Separate complete financial statements of the respective Guarantor Subsidiaries would not provide additional information that would be useful in assessing the financial condition of the Guarantor Subsidiaries and thus are not presented. No eliminations column is presented for the condensed consolidating statement of cash flows, since there were no significant eliminating amounts during the periods presented.

Summary Consolidating Statements of Income

	Three Months Ended March 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
2003
Total net sales	$—	$778,088	$27,773	$—	$805,861
Total direct costs	—	575,514	22,386	—	597,900

Gross profit	—	202,574	5,387	—	207,961
Selling, general and administrative expenses	1,529	120,129	5,270	—	126,928

Operating income (loss)	(1,529)	82,445	117	—	81,033
Investment income	345	239	4	—	588
Interest expense	(15,943)	(481)	(32)	—	(16,456)

Income (loss) before income taxes	(17,127)	82,203	89	—	65,165
Income tax (benefit) expense	(6,508)	31,216	34	—	24,742
Equity in net income of subsidiaries	51,042	—	—	(51,042)	—

Net income (loss)	$40,423	$50,987	$55	$(51,042)	$40,423

2002
Total net sales	$—	$611,177	$27,137	$—	$638,314
Total direct costs	—	452,092	22,018	—	474,110

Gross profit	—	159,085	5,119	—	164,204
Selling, general and administrative expenses	5,390	88,758	5,470	—	99,618
Restructuring charges	—	4,797	—	—	4,797

Operating income (loss)	(5,390)	65,530	(351)	—	59,789
Investment income	739	30	29	—	798
Interest expense	(13,962)	(35)	(179)	—	(14,176)

Income (loss) before income taxes	(18,613)	65,525	(501)	—	46,411
Income tax (benefit) expense	(7,073)	24,953	(245)	—	17,635
Equity in net income of subsidiaries	40,316	—	—	(40,316)	—

Net income (loss)	$28,776	$40,572	$(256)	$(40,316)	$28,776

8.    Guarantor Subsidiaries (Continued)

Condensed Consolidating Balance Sheets

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Omnicare, Inc. and Subsidiaries
	(in thousands)
As of March 31, 2003:

ASSETS
Cash and cash equivalents	$84,613	$36,925	$7,452	$—	$128,990
Restricted cash	—	5,801	—	—	5,801
Accounts receivable, net (including intercompany)	—	627,451	13,116	(6,331)	634,236
Inventories	—	227,238	5,100	—	232,338
Other current assets	814	157,730	1,063	—	159,607

Total current assets	85,427	1,055,145	26,731	(6,331)	1,160,972

Properties and equipment, net	—	148,345	9,137	—	157,482
Goodwill	—	1,537,685	67,483	—	1,605,168
Other noncurrent assets	17,801	86,249	882	—	104,932
Investment in subsidiaries	2,433,696	—	—	(2,433,696)	—

Total assets	$2,536,924	$2,827,424	$104,233	$(2,440,027)	$3,028,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$504,634	$333,487	$21,465	$(6,331)	$853,255
Long-term debt	—	411	—	—	411
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	—	142,598	—	—	142,598
Stockholders’ equity	1,312,290	2,350,928	82,768	(2,433,696)	1,312,290

Total liabilities and stockholders’ equity	$2,536,924	$2,827,424	$104,233	$(2,440,027)	$3,028,554

As of December 31, 2002:

ASSETS
Cash and cash equivalents	$95,693	$36,191	$6,052	$—	$137,936
Restricted cash	—	3,147	—	—	3,147
Accounts receivable, net (including intercompany)	—	524,290	13,610	(15,043)	522,857
Inventories	—	185,521	4,943	—	190,464
Other current assets	1,399	144,399	1,356	—	147,154

Total current assets	97,092	893,548	25,961	(15,043)	1,001,558

Properties and equipment, net	2,931	126,452	10,525	—	139,908
Goodwill	—	1,121,728	67,179	—	1,188,907
Other noncurrent assets	31,234	65,029	949	—	97,212
Investment in subsidiaries	1,903,357	—	—	(1,903,357)	—

Total assets	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including intercompany)	$37,363	$255,691	$18,639	$(15,043)	$296,650
Long-term debt	—	187	—	—	187
5.0% convertible subordinated debentures, due 2007	345,000	—	—	—	345,000
8.125% senior subordinated notes, due 2011	375,000	—	—	—	375,000
Other noncurrent liabilities	2,189	132,577	920	—	135,686
Stockholders’ equity	1,275,062	1,818,302	85,055	(1,903,357)	1,275,062

Total liabilities and stockholders’ equity	$2,034,614	$2,206,757	$104,614	$(1,918,400)	$2,427,585

8.    Guarantor Subsidiaries (Continued)

Condensed Consolidating Statements of Cash Flows

	Three Months Ended March 31,
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Omnicare, Inc. and Subsidiaries
	(in thousands)
2003:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$10,832	$213	$11,045
Other	(9,086)	1,183	2,209	(5,694)

Net cash flows from operating activities	(9,086)	12,015	2,422	5,351

Cash flows from investing activities:
Acquisition of businesses	—	(475,373)	(1,626)	(476,999)
Capital expenditures	—	(3,943)	(47)	(3,990)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(2,654)	—	(2,654)
Other	—	45	—	45

Net cash flows from investing activities	—	(481,925)	(1,673)	(483,598)

Cash flows from financing activities:
Borrowings on line of credit facilities	499,000	—	—	499,000
Payments on line of credit facilities	(25,000)	—	—	(25,000)
Other	(475,994)	470,644	(38)	(5,388)

Net cash flows from financing activities	(1,994)	470,644	(38)	468,612

Effect of exchange rate changes on cash	—	—	689	689

Net increase (decrease) in cash and cash equivalents	(11,080)	734	1,400	(8,946)
Cash and cash equivalents at beginning of period—unrestricted	95,693	36,191	6,052	137,936

Cash and cash equivalents at end of period—unrestricted	$84,613	$36,925	$7,452	$128,990

2002:
Cash flows from operating activities:
Provision for doubtful accounts	$—	$5,764	$794	$6,558
Other	(1,020)	12,571	4,789	16,340

Net cash flows from operating activities	(1,020)	18,335	5,583	22,898

Cash flows from investing activities:
Acquisition of businesses	—	(103,856)	(1,173)	(105,029)
Capital expenditures	—	(4,803)	(172)	(4,975)
Transfer of cash to trusts for employee health and severance costs, net of payments out of the trust	—	(3,420)	—	(3,420)
Other	—	45	—	45

Net cash flows from investing activities	—	(112,034)	(1,345)	(113,379)

Cash flows from financing activities:
Borrowings on line of credit facilities	90,000	—	—	90,000
Payments on line of credit facilities	(20,000)	—	—	(20,000)
Other	(97,432)	93,098	—	(4,334)

Net cash flows from financing activities	(27,432)	93,098	—	65,666

Effect of exchange rate changes on cash	—	—	538	538

Net increase (decrease) in cash and cash equivalents	(28,452)	(601)	4,776	(24,277)
Cash and cash equivalents at beginning of period—unrestricted	127,110	37,304	3,982	168,396

Cash and cash equivalents at end of period—unrestricted	$98,658	$36,703	$8,758	$144,119

PROSPECTUS

OMNICARE, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

OMNICARE CAPITAL TRUST I

OMNICARE CAPITAL TRUST II

OMNICARE CAPITAL TRUST III

TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY

GUARANTEED BY OMNICARE, INC.

We or, as applicable, the Omnicare Capital Trusts may offer from time to time the following types of securities:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	trust preferred securities by one of the Omnicare Capital Trusts and fully and unconditionally guaranteed by us;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

The securities will have an aggregate initial offering price of up to $850,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as a separate series. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “OCR.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON

THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE

CONTRARY IS A CRIMINAL OFFENSE.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is February 25, 2003.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell nor a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations with respect to the matters discussed or incorporated by reference in this prospectus (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.

These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. These forward-looking statements and trends include those relating to expectations concerning our business outlook or position or future economic performance; the impact of our lowered cost structure; our financial condition; our strength in the geriatric pharmaceutical marketplace; the impact of the acquisition and integration of acquired companies; expectations concerning pharmaceutical price increases and the impact of pre-buys on costs and cash flows; purchasing leverage; the leveraging of costs; the impact of new business; the impact of penetration of new drugs; the impact of clinical and other programs; the impact of lower government reimbursement formulas in some states; trends concerning acuity and occupancy; the impact of our productivity, consolidation and cost reduction efforts; expectations concerning margins; trends concerning commencement or continuation of projects, new business wins and backlog at our contract research organization business; the impact of streamlining and cost reduction at our contract research organization operations; the operating environment in the long-term care and contract research organization industries; the impact of reimbursement trends and state and federal action with respect thereto; governmental pricing pressures due to economic downturns; the impact of healthcare funding issues; the impact of demographic trends; opportunities to contain healthcare costs while ensuring the well-being of the elderly population; expectations concerning growth; expectations concerning acquisitions; opportunities to expand our clinical programs; trends concerning the drug development marketplace; the adequacy and availability of our sources of liquidity, capital and financing; and the impact of new accounting rules and standards. Such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond our control, include without limitation:

•	overall economic, financial and business conditions;

•	delays and further reductions in reimbursement by the government and other payors to us and our customers as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors;

•	the overall financial condition of our customers;

•	the ability to assess and react to the financial condition of customers;

•	the impact of consolidation in the pharmaceutical and long-term healthcare industries;

•	the impact of seasonality on our business;

•	the impact and pace of pharmaceutical price increases;

•	the ability of vendors to continue to provide products and services to us;

•	the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of these policies;

•	increases or decreases in reimbursement;

•	government budgetary pressures and shifting priorities;

•	efforts by payors to control costs;

•	the ability of clinical research projects to produce revenues in future periods;

•	our failure to obtain or maintain required regulatory approvals or licenses;

•	the failure of the long-term care facilities we serve to maintain required regulatory approvals;

•	loss or delay of contract research organization contracts for regulatory or other reasons;

•	the outcome of litigation;

•	the ability to attract and retain needed management;

•	the ability to implement opportunities for improving productivity and lowering costs and to realize related anticipated benefits;

•	the integration of acquired companies, including NCS HealthCare, Inc. (“NCS”), and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability;

•	the impact and pace of technological advances;

•	the ability to obtain or maintain rights to data, technology and other intellectual property;

•	trends for the continued growth of our business;

•	volatility in our stock price and in the financial markets generally;

•	changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies;

•	access to capital and financing;

•	pricing and other competitive factors in our industry;

•	variations in costs or expenses;

•	variations in our operating results;

•	the continued availability of suitable acquisition candidates;

•	the demand for our products and services;

•	changes in tax law and regulation;

•	changes in accounting rules and standards; and

•	other risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus, including the documents incorporated by reference.

Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as otherwise required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our securities involves a degree of risk. You should carefully consider the risk factors described below and other information included and incorporated by reference in this prospectus and the applicable prospectus supplement when determining whether or not to purchase the offered securities. If any of the following risks actually occurs, we could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Relating to Our Business

If We Or Our Client Institutions Fail To Comply With Medicaid And Medicare Reimbursement Regulations, Our Revenue Could Be Reduced, We Could Be Subject To Penalties And We Could Lose Our Eligibility To Participate In These Programs.

Approximately one-half of our pharmacy services billings are directly reimbursed by government sponsored programs. These programs include Medicaid and, to a lesser extent, Medicare. The remainder of our billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs. The table below represents our approximated payor mix for the last three years:

	1999	2000	2001
Private pay and long-term care facilities(1)	48%	46%	44%
Medicaid	40%	43%	44%
Medicare(2)	3%	3%	3%
Other private sources(3)	9%	8%	9%

Totals:	100%	100%	100%

(1)	Includes payments from skilled nursing facilities on behalf of their Medicare-eligible residents.
(2)	Includes direct billing for medical supplies.
(3)	Includes our contract research organization revenues.

For its fiscal year ended June 30, 2002, NCS’ approximate payor mix was: 49% Medicaid, 45% private pay and long-term care facilities (includes payments from long-term care facilities on behalf of their Medicare-eligible residents), 1% Medicare (includes direct billing for medical supplies) and 5% other private sources.

The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us to other penalties.

Continuing Efforts To Contain Healthcare Costs May Reduce Our Future Revenue.

Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicaid, Medicare or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures.

The Balanced Budget Act Of 1997 And Other Healthcare-Related Legislation Has Significantly Impacted Our Business, And Future Legislation and Regulations Are Likely To Affect Us.

In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system. Several of these changes have had a significant impact on us. The Balanced Budget Act of 1997 sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers, including the introduction in 1998 of the Prospective Payment System for Medicare-eligible residents of skilled nursing facilities. Prior to the Prospective Payment System, skilled nursing facilities under Medicare were reimbursed for services based upon actual costs incurred in providing services, subject to limits. Now, the Prospective Payment System requires skilled nursing facilities to manage more carefully the cost of care for Medicare beneficiaries. Under the Prospective Payment System, Medicare pays skilled nursing facilities a fixed fee per patient per day based on the resident’s medical condition and required level of assistance with activities of daily living. This fixed fee covers substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. The Prospective Payment System initially resulted in a reduction in admissions of Medicare residents, particularly those requiring complex care, leading to a significant reduction of overall occupancy in the skilled nursing facilities we serve. As a result, we began experiencing lower utilization of our services and Prospective Payment System-related pricing pressure from our skilled nursing facility customers in 1999. The Balanced Budget Act of 1997 also imposed numerous other cost savings measures affecting Medicare skilled nursing facility services. Because of the significant reductions in reimbursement which occurred, the impact of the Prospective Payment System initially was to decrease occupancy for some facilities, to reduce the number of residents in these facilities requiring higher levels of medical care, to lower pricing and to produce an unfavorable payor mix for us.

With respect to Medicaid, the Balanced Budget Act of 1997 repealed the “Boren Amendment” federal payment standard for payments to Medicaid nursing facilities effective October 1, 1997. This repeal gives states greater latitude in setting payment rates for nursing facilities. Budget constraints and other factors have caused some states to reduce Medicaid reimbursement to nursing facilities and states may continue to reduce or delay payments to nursing facilities in the future. The law also grants states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including nursing facility and institutional pharmacy services, these programs could ultimately change the Medicaid reimbursement system for long-term care. These changes could include moving reimbursement for pharmacy services from fee-for-service, or payment per procedure or service rendered, to a fixed amount per person utilizing managed care negotiated or capitated rates.

In 1999 and again in 2000, Congress enacted legislation intended to reduce the impact of the Balanced Budget Act of 1997 on skilled nursing facilities. This legislation included increases in payment rates for some services and delays in the implementation of some Balanced Budget Act of 1997 requirements. It appears that this legislation stabilized the unfavorable operating trends attributable to the Prospective Payment System and helped to improve the financial condition of skilled nursing facilities and motivated them to increase admissions, particularly of higher acuity residents. However, certain of the increases in Medicare reimbursement for skilled nursing facilities expired in October 2002. This loss of Medicare revenues may have an adverse effect on the financial condition of many of our skilled nursing facility customers. While it is hoped that Congress will restore some or all of these payment amounts, no assurances can be given as to whether Congress will take such action. Further, some of the current payments to skilled nursing facilities will expire once the Centers for Medicare & Medicaid Services, or CMS, adopts a refined system for categorizing resident acuity. CMS has indicated that this change would not occur during federal fiscal year 2004 (October 1, 2003—September 30, 2004), but it is unknown when a refined system would be adopted, the form of the refined system or whether it would result in net increases or decreases in payments for Medicare skilled nursing facilities.

Further, in order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the continuous debate regarding the cost of healthcare, managed care and other healthcare issues, we cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on our business. Further, Medicaid and/or Medicare payment rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. In particular, the federal government is examining the appropriateness of using the “average wholesale price” as the basis for reimbursement for prescription drugs under Medicare Part B. In addition, legislative initiatives are being considered to expand Medicare coverage of prescription drugs, in some instances as part of a broad reform of the Medicare program. Any future healthcare legislation or regulation may adversely affect our business.

If We Fail To Comply With Licensure Requirements, Fraud And Abuse Laws Or Other Applicable Laws, We May Need To Curtail Operations, And Could Be Subject To Significant Penalties.

Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. While we continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicaid, Medicare and other federal healthcare programs.

We expend considerable resources in connection with our compliance efforts. We believe that we are in compliance in all material respects with state and federal regulations applicable to our business.

Federal And State Laws That Protect Patient Health Information May Increase Our Costs And Limit Our Ability To Collect And Use That Information.

Our company and the healthcare industry generally also are impacted by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice (“transaction standards”); privacy of individually identifiable healthcare information (“privacy standards”); security and electronic signatures (“security standards”), as well as unique identifiers for providers, employers, health plans and individuals; and enforcement. In many of our operations, we are a healthcare provider, required to comply in our operations with these standards and subject to significant civil and criminal penalties for failure to do so. In addition, we provide services to customers that also are healthcare providers and will be required to provide satisfactory written assurances to those customers that we will provide those services subject to the requirements of the privacy standards. HIPAA will require significant and costly changes for our company and others in the healthcare industry. The transaction standards have gone into effect, although we and most other covered entities in the healthcare industry have received an extension until October 2003 to comply. The privacy standards generally require compliance by April 2003. No date is established for compliance with the security standards, since they have not yet been published in final form. Based on current information, we believe we will be able to fully comply with HIPAA requirements, however, at this time we cannot estimate the cost of compliance or if implementation of the HIPAA standards will result in an adverse effect on our operations or profitability, or that of our customers.

We Are Subject To Additional Risks Relating To Our Acquisition Strategy.

One component of our strategy contemplates our making selected acquisitions. Acquisitions, including our acquisition of NCS, involve inherent uncertainties. These uncertainties include the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses, including NCS, will require, among others:

•	consolidation of financial and managerial functions and elimination of operational redundancies;

•	achievement of purchasing efficiencies;

•	the addition and integration of key personnel; and

•	the maintenance of existing business.

Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.

We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses, including NCS.

We cannot be sure of the successful integration of NCS or any other acquisition or that an acquisition will not have an adverse impact on our results of operations or financial condition.

We Operate In Highly Competitive Businesses.

The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. Our largest competitors nationally are Pharmerica, Inc., a subsidiary of AmerisourceBergen Corporation, NeighborCare, Inc., a subsidiary of Genesis Health Ventures, Inc., Kindred Pharmacy Services, a division of Kindred Healthcare, Inc., and SunScript Pharmacy Corporation, a subsidiary of Sun Healthcare Group, Inc. In the geographic regions we serve, we also compete with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. We compete on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of our services, along with the clinical expertise, pharmaceutical technology and professional support we offer.

Our contract research organization business competes against other full-service contract research organizations and client internal resources. The contract research organization industry is highly fragmented with a number of full-service contract research organizations and many small, limited-service providers, some of which serve only local markets. Clients choose a contract research organization based upon, among other reasons, reputation, references from existing clients, the client’s relationship with the organization, the organization’s experience with the particular type of project and/or therapeutic area of clinical development, the organization’s ability to add value to the client’s development plan, the organization’s financial stability and the organization’s ability to provide the full range of services required by the client.

We Are Dependent On Our Senior Management Team And Our Pharmacy Professionals.

We are highly dependent upon the members of our senior management and our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel who have been extensively involved in the success of our business, including Joel F. Gemunder, our President and Chief Executive Officer. If we were unable to retain these persons, we might be adversely affected. Our industry is small and there is a limited pool of senior management personnel with significant experience in our industry. Accordingly, we believe we could experience significant difficulty in replacing key management personnel. Although we have employment contracts with our key management personnel, these contracts generally may be terminated without cause by either party.

In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is strong. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

OUR COMPANY

We are a leading provider of pharmaceutical care for the elderly. We are the nation’s largest independent provider of professional pharmacy-related consulting and data management services to long-term healthcare institutions. Our client facilities include skilled nursing facilities, assisted living facilities, retirement centers, hospitals and other institutional healthcare facilities. We currently provide our pharmacy services to long-term care facilities comprising more than 950,000 beds in 47 states. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility, and assisting in compliance with state and federal regulations. In addition, we provide ancillary services, such as administering medications and nutrition intravenously and furnishing dialysis and medical supplies. We offer clinical care planning, pharmaceutical support as well as financial software information systems to our client facilities. In addition, we provide operational software and support systems to other long-term care pharmacy providers across the United States. We also provide comprehensive clinical research services for the pharmaceutical and biotechnology industries in 28 countries.

On January 15, 2003, we completed our tender offer for all of the outstanding shares of the common stock of NCS HealthCare, Inc., a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. We accepted approximately 94% of the validly tendered shares of class A common stock of NCS and 100% of the validly tendered shares of class B common stock of NCS for payment. We subsequently acquired the remaining shares of class A common stock of NCS. Our net cash outlay, including estimated fees and expenses, to acquire NCS was approximately $167.0 million. In connection with the acquisition, we repaid approximately $325.5 million of outstanding NCS debt. We used cash on hand, working capital and available borrowing capacity under our existing credit facilities to finance the acquisition and the repayment of NCS’ outstanding debt.

Our principal executive offices are located at 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is http://www.omnicare.com. Information contained on our website is not part of this prospectus.

THE OMNICARE CAPITAL TRUSTS

Each of Omnicare Capital Trust I, Omnicare Capital Trust II and Omnicare Capital Trust III is a statutory trust newly formed under Delaware law by us, as sponsor of each of the trusts, and Chase Manhattan Bank USA, National Association, as trustee in the State of Delaware pursuant to the Delaware Statutory Trust Act. The trusts have been formed solely:

•	for the possible sale of one or more series of trust preferred securities under this prospectus and the sale of trust common securities to us or one of our subsidiaries at the time of any sale of trust preferred securities;

•	to purchase a specific series of our subordinated debt securities with the proceeds of any sale of their securities; and

•	to engage in related activities.

The principal office of each of the trusts is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and its telephone number is (859) 392-3300.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

The Omnicare Capital Trusts will use all of the proceeds from the sale of trust preferred securities to purchase a specific series of our subordinated debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
Ratio of earnings to fixed charges(1)(2)	9.1x	5.3x	2.6x	2.2x	2.8x	2.7x	3.8x

(1)	Our ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(2)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $850,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness, and which may be guaranteed by certain of our subsidiaries;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	trust preferred securities issued by one of the Omnicare Capital Trusts and fully and unconditionally guaranteed by us;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share. We describe the preferred stock under the heading “Description of Preferred Stock.”

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of our charter, our by-laws and the Delaware General Corporation Law (“DGCL”). Our charter and by-laws are incorporated by reference in the registration statement.

Terms of the Common Stock

At December 31, 2002, approximately 94,301,500 shares of our common stock were outstanding. Our common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of our common stock have one vote on any matter submitted to the vote of stockholders. Our common stock does not have cumulative voting rights. Upon our liquidation, the holders of our common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of our common stock are fully paid and nonassessable.

Rights Agreement

On June 2, 1999, we paid a dividend of one preferred share purchase right for each outstanding share of our common stock to the stockholders of record on that date. Each right entitles the registered holder to purchase one ten-thousandth of a share of our Series A Junior Participating Preferred Stock, at a price of $135.00 per one ten-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The description and terms of the rights are set forth in the Rights Agreement between us and First Chicago Trust Company of New York, as rights agent.

Initially, the rights will be attached to all certificates of common stock and no separate rights certificates will be issued. Separate rights certificates evidencing the rights will be distributed to holders of record of our common stock as of the close of business on the earlier to occur of the tenth day (or such other day as our board of directors may determine) following (i) a public announcement that a person or group of affiliated or associated persons, referred to as an “Acquiring Person,” has acquired beneficial ownership of 15% or more of the outstanding common shares or (ii) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common shares. The rights will expire on June 2, 2009, unless extended or unless the rights are earlier redeemed or exchanged by us. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

If a person or group becomes an Acquiring Person, each holder of a right will thereafter have the right to receive, upon exercise, shares of our common stock (or, in certain circumstances, shares of Series A Junior Participating Preferred Stock or other similar securities of ours) having a value equal to two times the exercise price of the right and all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group becomes an Acquiring Person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of our common stock, or one ten-thousandth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

At any time prior to the distribution date, our board of directors may redeem the rights, in whole but not in part, at a price of $.01 per right. Immediately upon any such redemption, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Provisions with Possible Anti-takeover Effects

Certain provisions of our charter, by-laws and the DGCL may delay or prevent any transaction involving us that might result in a change of control.

Fair Price Provision.    With certain exceptions, in the event a person, corporation or other entity owns 10% or more of our stock entitled to vote, a majority of the outstanding shares of our capital stock not so owned is required to authorize (i) any merger or consolidation of us with or into such corporation, (ii) any sale, lease, exchange or other disposition of all or a substantial part of our assets to or with such person, corporation or other entity or (iii) issuances and transfers of our securities to such person, corporation or other entity for assets and/or securities with a value of at least $5 million or for cash.

Board of Directors.    Our board of directors, when evaluating any offer of another party to make a tender or exchange offer for our equity securities, merge or consolidate with us, purchase or otherwise acquire all or substantially all of our assets, shall, in connection with the exercise of its judgment in determining what is in the best interests of us and our stockholders, give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and on the communities in which we operate or are located.

Our charter also provides that directors may be removed without cause only by the holders of two-thirds of the shares of our capital stock then entitled to vote on the election of directors.

Amendments to the Charter.    The sections of our charter relating to the fair price and director removal provisions described above, as well as those relating to elimination of director liability, indemnification of directors and the ability of our board of directors to amend the by-laws, may only be repealed or amended with the approval of the holders of two-thirds of the outstanding shares of each class of our capital stock entitled to vote thereon as a class.

Business Combinations.    We are subject to Section 203 of the DGCL which restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Future Issuances of Preferred Stock.    We are not required to seek stockholder approval prior to designating any future series of preferred stock. Our board of directors could issue preferred stock in one or more transactions with terms which might make the acquisition of control of our company more difficult or costly.

Transfer Agent

The transfer agent for our common stock is EquiServe Trust Company, N.A., Jersey City, New Jersey.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the preferred stock, you also should refer to all of the provisions of our charter, the applicable certificate of designation for the offered series of preferred stock and the DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

General

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the DGCL.

Our board of directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether depositary shares representing shares of the series of preferred stock will be offered and, if so, the fraction of a share of the series of preferred stock represented by each depositary share (see “Description of Depositary Shares” below);

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior shares at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series as to dividends) unless (i) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation, dissolution or winding up will have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that class;

•	increase or decrease the par value of the shares of that class; or

•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter or the applicable certificate of designation or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

This section summarizes the general terms of the depositary shares that we may offer. The prospectus supplement relating to the depositary shares will describe the specific terms of the depositary shares which may be in addition to or different from the general terms summarized in this section. If any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. When evaluating the depositary shares and preferred stock, you also should refer to the applicable deposit agreement and depositary receipt. The applicable deposit agreement and depositary receipt will be filed as exhibits to the registration statement or incorporated by reference in the registration statement.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all dividends or other distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary also will act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as “senior debt securities,” or our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an “indenture” and they are referred to collectively as the “indentures.” Each trustee is referred to individually as a “trustee” and the trustees are collectively referred to as the “trustees.”

This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and the form of applicable indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. The forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities of the series will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•

the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•	whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series and whether the debt securities of the series may be satisfied and discharged other than as provided in the applicable indenture;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•	whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•	whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantees

Debt securities may be guaranteed by certain of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Conversion and Exchange Rights

The debt securities of a series may be convertible into or exchangeable for any of our other securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Debt Securities.”

Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption and (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for any series of debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

All monies paid by us to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest will have become due and payable will be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A global debt security will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A global debt security may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Covenants

Reports.    Except as otherwise set forth in an applicable prospectus supplement, so long as any debt securities of a series are outstanding, we will furnish to the holders of debt securities of that series, within the time periods specified in the rules and regulations of the Securities and Exchange Commission, or SEC, (a) our reports on Forms 10-Q and 10-K, including a Management’s Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual information only, a report on the audited financial statements by our certified independent accountants and (b) all current reports on Form 8-K.

We also will file a copy of all of the information and reports referred to in clauses (a) and (b) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Any additional covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in an applicable prospectus supplement, the indentures do not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indentures do not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “Merger, Consolidation and Sale of Assets.”

Merger, Consolidation and Sale of Assets

Except as otherwise set forth in an applicable prospectus supplement, we may not, directly or indirectly, (i) consolidate with or merge into any other person (whether or not we are the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties and assets, unless (a) either (x) we are the continuing corporation, or (y) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all of our obligations under the debt securities of such series and the indenture relating thereto pursuant to agreements reasonably satisfactory to the applicable trustee; and (b) any other conditions specified in the applicable prospectus supplement.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets in one or more related transactions to any other person. This “Merger, Consolidation and Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any guarantors, if applicable.

Events of Default and Remedies

Under each indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to any series of debt securities:

•	default for 30 days in the payment when due of any interest on any debt securities of that series;

•	default in payment when due of the principal of, or premium, if any, on any debt security of that series;

•	failure to comply with the provisions described under the caption “Merger, Consolidation or Sale of Assets;”

•	failure for 60 days after notice to comply with any of the other agreements in the indenture;

•	except as permitted by the indenture, if debt securities of a series are guaranteed, any guarantee shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee (unless such guarantor could be released from its guarantee in accordance with the applicable terms of the indenture);

•	certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Significant Subsidiaries; and

•	any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

Each indenture provides that in the case of an event of default arising from certain events of bankruptcy or insolvency relating to us with respect to a series of debt securities, all outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities of that series to be due and payable immediately.

Holders of the debt securities of a series may not enforce the indenture or the debt securities of that series except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the debt securities of a series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

Each indenture provides that we are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of that series.

Such limitations do not apply, however, to a suit instituted by a holder of any debt security for the enforcement of the payment of the principal of, premium, if any, and interest in respect of a debt security on the date specified for payment in the debt security. Unless otherwise specified with respect to a series of debt securities, the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series may, on behalf of the holders of the debt securities of any series, waive any past defaults under the applicable indenture, other than (i) a default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series or (ii) any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected.

For purposes of this section, “Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

Amendment, Supplement and Waiver

Each indenture permits us and the applicable trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities of that series or any premium payable upon redemption thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities of that series;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities of that series;

•	impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debt securities of that series, or in the case of redemption, on or after the redemption date;

•	reduce the principal amount of outstanding debt securities of that series necessary to modify or amend or waive compliance with any provisions of the indenture;

•	release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

•	modify the foregoing amendment and waiver provisions, except (i) to increase the percentage in principal amount of outstanding debt securities of any series necessary for such actions or (ii) to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of a series affected thereby; and

•	change such other matters as may be specified in an applicable prospectus supplement for any series of debt securities.

The indentures also permit us, the guarantors, if any, and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to provide for the assumption of our obligations or, if applicable, a guarantor’s obligations to holders of debt securities of a series in the case of a merger or consolidation or sale of all or substantially all of our assets or, if applicable, a guarantor’s assets;

•	to make any change that would provide any additional rights or benefits to the holders of debt securities of a series or that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with the requirements of SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add a guarantor under the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

•	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities of any series as additional security for the payment and performance of our or any applicable guarantor’s obligations under the applicable indenture, in any property or assets;

•	to add to, change or eliminate any provisions of the applicable indenture (which addition, change or elimination may apply to one or more series of debt securities), provided that, any such addition, change or elimination (A) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holders of such debt securities with respect to such provisions or (B) shall become effective only when there is no such outstanding debt securities of such series; and

•	to establish the form and terms of debt securities of any series as permitted by the indenture.

The holders of a majority in principal amount of outstanding debt securities of any series may waive compliance with certain restrictive covenants and provisions of the applicable indenture.

Discharge

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may satisfy and discharge our obligations thereunder with respect to the debt securities of any series, when either:

•	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities of that series that have been replaced or paid and debt securities of that series for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or, if applicable, any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series and, if applicable, all obligations of the guarantors discharged with respect to their guarantees (“legal defeasance”) except for:

•	the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, or premium or interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

•	our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the applicable trustee, our obligations and, if applicable, the guarantor’s obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and, if applicable, the guarantors’ obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specified conditions, including:

•	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, or premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

•	in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

The Trustees under the Indentures

If a trustee becomes a creditor of ours or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each trustee will be permitted to engage in other transactions with us and/or the guarantors, if any; however, if any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND RELATED GUARANTEES

We may offer one or more series of trust preferred securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The trust preferred securities will be issued by one of the Omnicare Capital Trusts under the terms of an amended trust agreement. Each amended trust agreement will be qualified as an indenture under the Trust Indenture Act. The property trustee of each trust will act as trustee for the trust preferred securities under each amended trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. Each trust may issue only one series of trust preferred securities and one series of trust common securities. All of the trust common securities of each trust will be owned directly or indirectly by us. We will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds legally and immediately available to make those payments but has not made them.

The proceeds from the sale of a series of trust preferred securities and any trust common securities will be used by the trust to purchase a specific series of our subordinated debt securities. The payment terms of the subordinated debt securities will mirror the terms of that series of trust preferred securities and any trust common securities. Each series of subordinated debt securities will be issued under our subordinated debt securities indenture. Except as described in an applicable prospectus supplement, the features of the subordinated debt securities will be similar to the subordinated debt securities described above under “Description of Debt Securities.”

The series of subordinated debt securities purchased with the proceeds from the sale of a series of trust preferred securities and trust common securities by a trust, along with its rights under the amended trust agreement and other agreements described in this section, will be the sole assets of the trust, and our payments under the series of subordinated debt securities and the agreement as to expenses and liabilities between us and the trust will be the sole revenue of the trust. If we fail to make a payment on the series of subordinated debt securities issued to the trustee, the trust will not have sufficient funds to make related payments, including distributions, on the series of trust preferred securities.

Our guarantee, when taken together with our obligations under the subordinated debt securities, the related indenture and the amended trust agreement, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

This section summarizes selected provisions of the amended trust agreement, the trust preferred securities and the related guarantees that we may offer. The applicable prospectus supplement relating to any particular trust preferred securities will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the trust preferred securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of the trust preferred securities contained in an applicable prospectus supplement do not describe every aspect of the amended trust agreement, the trust preferred securities and related guarantees. When evaluating the trust preferred securities, you also should refer to all provisions of the amended trust agreement, guarantee agreement, subordinated debt securities indenture, agreement as to expenses and liabilities and certificate evidencing the trust preferred securities, which forms have been filed as exhibits to the registration statement of which this prospectus is a part. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries. References to trust securities below include trust preferred securities and trust common securities (all of which, with respect to any trust, will be directly or indirectly owned by us), collectively.

General

The applicable prospectus supplement relating to any series of trust preferred securities will describe the terms of the trust preferred securities, including, where applicable, the following:

•	the title of the trust preferred securities;

•	the liquidation amount and number of trust preferred securities issued;

•	any limit on the aggregate liquidation amount of the trust preferred securities;

•	whether the trust preferred securities may be represented initially by a trust preferred security in temporary or permanent global form, and if so, the initial depositary with respect to the temporary or permanent global debt security and whether and the circumstances under which beneficial owners of interests in any the temporary or permanent global debt security may exchange those interests for trust preferred securities of like tenor and of any authorized form and denomination;

•	the price or prices at which the trust preferred securities will be issued;

•	the annual distribution rate or rates on the trust preferred securities or the method or methods, if any, used to calculate those rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

•	the date or dates from which distributions on the trust preferred securities will be cumulative or the method or methods, if any, used to determine those dates;

•	the person to whom any distributions will be payable on any trust preferred securities, if other than the person in whose name the security is registered at the close of business on the regular record date for the payment of such interest;

•	the place or places where and the manner in which the distributions of and payments in redemption of the trust preferred securities will be payable, where the trust preferred securities of the series may be presented for transfer and, if applicable, conversion or exchange and where notices and demands in respect of the trust preferred securities may be served on us;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which, the trust preferred securities may be redeemed, in whole or in part, at our option;

•	whether the trust preferred securities are convertible or exchangeable into our common stock or other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	the terms and conditions, if any, upon which the subordinated debt securities issued to the trust and the related guarantee may be distributed to holders of those trust preferred securities and trust common securities;

•	any securities exchange on which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

The interest rate and interest and other payment dates of each series of subordinated debt securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that trust. Holders of trust preferred securities will have no preemptive or similar rights.

Distributions

Distributions on the trust preferred securities will be made on the dates payable to the extent that the trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent described below under “—Description of the Guarantees.”

Distributions on the trust preferred securities will be payable to the holders named on the securities register of the trust at the close of business on the relevant record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee who will hold amounts received in respect of the subordinated debt securities issued to the trust in the property account for the benefit of the holders of the trust securities. In the event that the trust preferred securities do not continue to remain in book-entry only form, the administrative trustees will have the right to select relevant record dates, which will be at least 15 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the payment date.

Deferral of Distributions

With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Redemption

The trust preferred securities have no stated maturity date, but will be redeemed upon the maturity of the subordinated debt securities issued to the trust or to the extent the subordinated debt securities are redeemed prior to maturity. The subordinated debt securities will mature on the date specified in the applicable prospectus supplement. The subordinated debt securities may be redeemed at our option, to the extent specified in the applicable prospectus supplement and also may be redeemed at any time, in whole although not in part, upon the occurrence of a tax event or an investment company event as described below under “—Special Event Redemption.”

Upon maturity of the subordinated debt securities issued to the trust, the proceeds of their repayment simultaneously will be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the subordinated debt securities, the trust will use the cash it receives upon redemption to redeem trust securities having an aggregate principal amount equal to the aggregate principal amount of the subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 nor more than 60 days’ notice. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

Special Event Redemption

Upon the occurrence of a tax event or an investment company act event, we will have the option to redeem the subordinated debt securities in whole but not in part (and thus cause the redemption of the trust preferred securities).

A tax event means that the trust has received an opinion of tax counsel to the effect that, as a result of any amendment to, change or announced proposed change in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or written administrative or judicial decision, interpretation or application of these laws and regulations, there is more than an insubstantial risk that:

•	the trust is or will be subject to United States federal income tax with respect to income accrued or received on the subordinated debt securities issued to trust;

•	interest payable to the trust on the subordinated debt securities is not or will not be deductible, in whole or in part, by us for United States federal income tax purposes; or

•	the trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An investment company event means that the trust has received an opinion of counsel to the effect that, as a result of an amendment to or change in the applicable laws or regulations, or written administrative or judicial decision, interpretation or application of these laws and regulations, there is more than an insubstantial risk that the trust is or will be considered an investment company required to be registered under the Investment Company Act of 1940, as amended.

Redemption Procedures

A trust may not redeem fewer than all of the outstanding trust securities unless all accumulated and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or prior to the date of redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

If (a) a trust gives a notice of redemption of trust securities (which notice may not be conditional) and (b) we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the subordinated debt securities issued to the trust, then on or before the redemption date, the property trustee will deposit with the paying agent funds sufficient to pay the applicable redemption price. Upon surrender of the trust securities to the paying agent, the holders of the trust securities will be paid the applicable redemption price plus accumulated distributions to the redemption date.

Once notice of redemption is given, distributions will cease to accumulate and all rights of holders of trust preferred securities called for redemption will cease, except the right of the holders to receive the redemption price plus accumulated distributions. If any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. However, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

We or our subsidiaries may, at any time, and from time to time, purchase outstanding trust securities by tender, in the open market or by private agreement.

Dissolution

Each amended trust agreement will state that the trust will be dissolved:

•	upon our bankruptcy or the filing of a certificate of dissolution or its equivalent with respect to us;

•	90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

•	upon entry of a court order for the dissolution of the trust;

•	upon the redemption of all of the trust securities;

•	upon the distribution of the related subordinated debt securities directly to the holders of the trust securities; or

•	if prior to the issuance of the trust securities, when we and the administrative trustees have consented to dissolution of the trust.

In the event of a dissolution, after the trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive, depending on the circumstances of the dissolution, either:

•	subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities in a total principal amount equal to the total liquidation amount of the trust securities; or

•	cash equal to the total liquidation amount of each trust security specified in the applicable prospectus supplement, plus accumulated and unpaid distributions to the date of payment.

If the trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the trust on its trust securities will be paid proportionately. However, if an event of default under the related subordinated debt indenture occurs, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust, if any, and cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. This right is optional and wholly within our discretion.

Trust Events of Default

Unless otherwise specified with respect to a series of trust preferred securities, under each amended trust agreement, the following events will constitute a trust event of default with respect to any series of trust preferred securities:

•	the occurrence of an event of default under the subordinated indenture (see “Description of Debt Securities—Event of Default and Remedies”);

•	default by the trust in the payment when due of any distribution with respect to that series of trust preferred securities, and continuation of the default for a period of 30 days;

•	default by the trust when due in the payment of the redemption price of that series of trust preferred securities;

•	default in performance or breach, in any material respect, of any covenant or warranty of the trustees, and continuation of the default or breach for a period of 60 days after appropriate written notice under the amended trust agreement; or

•	the occurrence of events of bankruptcy or insolvency with respect to the trust, and a successor property trustee is not appointed within 60 days thereof.

Upon the occurrence of a trust event of default, the property trustee will have the right under the subordinated debt securities indenture to declare the principal of, interest on and premium, if any, on the subordinated debt securities issued to the trust to be immediately due and payable.

If a property trustee fails to enforce its rights under the amended trust agreement or the subordinated debt securities indenture to the fullest extent permitted by law and, subject to the terms of the amended trust agreement and the subordinated debt securities indenture, any holder of trust securities may sue us, or seek other remedies, to enforce the property trustee’s rights under the amended trust agreement or the subordinated debt securities indenture without first instituting a legal proceeding against the property trustee or any other person. If a trust event of default occurs and is continuing as a result of our failure to pay the principal of, interest on or premium, if any, on the subordinated debt securities issued to the trust when payable, then a holder of the trust preferred securities may directly sue us or seek other remedies, to collect its proportionate share of payments owed.

Merger, Consolidation and Sale of Assets

A trust may not consolidate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity (each, a merger event), except as described above under “—Dissolution,” as described below or as described in the applicable prospectus supplement. A trust may, at our request and with the consent of a majority of its administrative trustees (but without the consent of the holders of its trust securities, the Delaware trustee or the property trustee), consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, another trust, provided that:

•	the successor entity either (a) assumes all of the obligations of the trust relating to its trust securities or (b) substitutes other securities for the trust preferred securities that are substantially similar to the trust preferred securities, so long as the successor securities rank the same as the trust preferred securities for distributions and payments;

•	we appoint a trustee of the successor entity who has the same powers and duties as the property trustee of the trust, as the holder of the subordinated debt securities issued to the trust;

•	the trust preferred securities are listed, or any successor securities will be listed upon notice of issuance, on the same securities exchange or other organization that the trust preferred securities are then listed;

•	the merger event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity;

•	the successor entity has a purpose substantially identical to that of the trust;

•	prior to the merger event, we have received an opinion of counsel stating that (a) the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or any successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity and (b) following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we guarantee the obligations of the successor entity under the successor securities in the same manner as in the guarantee.

In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, the trust will not consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, any other entity or permit any other entity to consolidate, merge with or into, or replace it, if, in the opinion of tax counsel, the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Amendment of Amended Trust Agreement

The amended trust agreement may be amended from time to time by us and the property trustee with the consent of the holders of at least a majority of the aggregate liquidation amount of the affected trust preferred securities and upon receipt by the property trustee of an opinion of counsel to the effect that such amendment will not affect the trust’s status as a grantor trust or the trust’s exemption under the Investment Company Act.

The amended trust agreement may be amended from time to time by us and the property trustee, without the consent of the holders of the trust preferred securities, to:

•	cure any ambiguity, defect or inconsistency or add to our covenants, restrictions or other obligations, so long as the amendment does not adversely affect in any material respect the interests of any holder of trust preferred securities;

•	ensure the applicable trust’s classification as a grantor trust for United States federal income tax purposes and conform to any change in the Investment Company Act, the Trust Indenture Act or the rules and regulations under either law; and

•	modify, eliminate or add to any provisions of an amended trust agreement to the extent necessary to ensure that the applicable trust will not be required to register as an investment company under the Investment Company Act.

Notwithstanding the foregoing, without the consent of each affected holder of trust securities, the amended trust agreement may not be amended to:

•	change the amount or timing of any distribution of the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities on a specified date;

•	restrict the right of a holder of trust securities to institute suit for the enforcement of payment of the distribution on or after the specified date; or

•	change the consent required to amend the amended trust agreement.

Voting Rights

The holders of trust securities have no voting rights except as discussed under “—Merger, Consolidation and Sale of Assets” above and “—Description of the Guarantees” below and as otherwise required by law and the amended trust agreement.

The holders of a majority of the total liquidation amount of the trust preferred securities have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

•	direct the exercise of any trust or power conferred upon the property trustee under the amended trust agreement, including the right to direct the property trustee, as the holder of the subordinated debt securities issued to the trust, to

•	exercise the remedies available under the subordinated debt securities indenture with respect to the subordinated debt securities;

•	consent to any amendment or modification of the subordinated indenture if consent is required with respect to the subordinated debt securities; or

•	waive any past event of default under the subordinated debt securities indenture that is waivable.

Before taking any of the foregoing actions, the property trustee must obtain an opinion of tax counsel stating that, as a result of that action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

If a vote by the holders of trust preferred securities is taken or a consent is obtained, any trust preferred securities owned by us or our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

•	we and our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

•	any trust preferred securities owned by us or our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustee

The property trustee and/or one or more of its affiliates may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The property trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates; however, if the property trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The property trustee, other than during the occurrence and continuance of a trust event of default, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a trust event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of its own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

Applicable Law

The amended trust agreements and the trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

Initially, there will be three administrative trustees of each trust. The administrative trustees may be officers or employees of ours or entities affiliated with us. The administrative trustees are authorized and directed to conduct the affairs of and, among other things, to operate the trust in a way that, (a) will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act; or (b) will cause it to be classified as a grantor trust for United States federal income tax purposes; and will cause the subordinated debt securities it holds to be treated as our indebtedness for United States federal income tax purposes.

The administrative trustees are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust and the amended trust agreement, that they determine to be necessary or desirable for those purposes.

Description of the Guarantees

We will execute a guarantee for the benefit of the holders of each series of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The applicable prospectus supplement with respect to the trust preferred securities will identify the guarantee trustee. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates.

General

We will irrevocably and unconditionally agree under each guarantee to pay the guarantee payments that are set forth below, to the extent specified in that guarantee, to the holders of the trust preferred securities to which the guarantee relates, to the extent that the guarantee payments are not paid by or on behalf of the related trust. We are required to pay the guarantee payments to the extent specified in the relevant guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person.

The following payments and distributions on the trust preferred securities of a trust are guarantee payments:

•	any accrued and unpaid distributions required to be paid on the trust preferred securities of the trust, but only to the extent that the trust has funds legally and immediately available for those distributions;

•	the redemption price for any trust preferred securities that the trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the trust has funds legally and immediately available for the payment; and

•	upon a dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust securities of the trust or the redemption of all the trust preferred securities of the trust, the lesser of:

•	the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the trust to the payment date, to the extent that the trust has funds legally and immediately available for the payment; and

•	the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities of the trust in liquidation of the trust.

We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the trust to make the payment to those holders.

Each guarantee will be a full and unconditional guarantee, subject to certain subordination provisions of the guarantee payments, with respect to the related trust preferred securities from the time of issuance of those trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the trust has sufficient funds legally and immediately available to make those distributions or other payments.

If we do not make the required payments on the subordinated debt securities that the property trustee holds under a trust, that trust will not make the related payments on its trust preferred securities.

Subordination

Our obligations under each guarantee will be unsecured obligations of ours. Those obligations will rank:

•	subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

•	equal in priority with the senior most preferred stock now or later issued by us and with any guarantee now or later issued by us in respect of any preferred stock of any of our affiliates; and

•	senior to our common stock.

Each guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

The terms of the trust preferred securities will provide that each holder of the trust preferred securities, by accepting those trust preferred securities, agrees to the subordination provisions and other terms of the related guarantee.

Amendments and Assignment

We may amend the guarantee without the consent of any holder of the trust preferred securities to which the guarantee relates if the amendment does not materially adversely affect the rights of those holders. We may otherwise amend the guarantee with the approval of the holders of at least a majority in liquidation amount of the trust preferred securities to which the guarantee relates. Except as otherwise set forth in an applicable prospectus supplement, we may assign our obligations under the guarantee only in connection with a merger, consolidation or sale of assets permitted under the subordinate debt indenture. All guarantees and agreements contained in each guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

Termination

The guarantee will terminate and be of no further effect when:

•	the redemption price of the trust preferred securities to which it relates is fully paid;

•	we distribute the related subordinated debt securities to the holders of those trust preferred securities; or

•	the amounts payable upon liquidation of the related trust are fully paid.

Each guarantee will remain in effect or will be reinstated if at any time any holder of the related trust preferred securities must restore payment of any sums paid to that holder with respect to those trust preferred securities or under that guarantee.

Events of Default

An event of default will occur under any guarantee if we fail to perform any of our payment obligations under the guarantee. The holders of a majority in liquidation amount of the trust preferred securities of any series may waive any past event of default and its consequences on behalf of all of the holders of the trust preferred securities of that series. The guarantee trustee is entitled to enforce the guarantee for the benefit of the holders of the trust preferred securities of a series if an event of default occurs under the related guarantee.

The holders of a majority in liquidation amount of the trust preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to that guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under that guarantee. Any holder of the related trust preferred securities may institute a legal proceeding directly against us to enforce that holder’s rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

Information Concerning the Guarantee Trustee

The guarantee trustee and/or one or more of its affiliates may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The guarantee trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates; however, if the guarantee trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent person would exercise in the conduct of its own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under any guarantee at the request of any holder of the related trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

Applicable Law

The guarantees will be governed by and construed in accordance with the laws of the State of New York.

Agreement as to Expenses and Liabilities

We will enter into an agreement as to expenses and liabilities in connection with each amended trust agreement which will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related trust to each person or entity to whom that trust becomes indebted or liable. The exceptions are the obligations of the trust to pay to the holders of the related trust preferred securities or other similar interests in the trust the amounts due to the holders under the terms of those trust preferred securities or those similar interests.

DESCRIPTION OF PURCHASE CONTRACTS

We may, from time to time, issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe, among other things, the material terms of any purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe, among other things, the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, a discussion of any special United States federal income tax considerations applicable to the units, and any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We and, in the case of trust preferred securities, an Omnicare Capital Trust may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We and, in the case of trust preferred securities, an Omnicare Capital Trust also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We and, in the case of trust preferred securities, an Omnicare Capital Trust also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us or an Omnicare Capital Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or, in the case of trust preferred securities, an Omnicare Capital Trust may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriting compensation paid by us or an Omnicare Capital Trust to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements with us and, in the case of trust preferred securities, an Omnicare Capital Trust to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by us and, in the case of trust preferred securities, an Omnicare Capital Trust for certain expenses.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If so indicated in an applicable prospectus supplement, we and/or an Omnicare Capital Trust may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us and/or an Omnicare Capital Trust.

The securities also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us and/or an Omnicare Capital Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us and/or an Omnicare Capital Trust to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed on for us by Dewey Ballantine LLP, New York, New York. Richards, Layton & Finger, P.A., Wilmington, Delaware will pass on certain matters for us with respect to the trust preferred securities.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Omnicare, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934 with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC:

450 Fifth Street, N.W.

Judiciary Plaza

Washington, D.C., 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our filings also are available on the SEC’s website at http://www.sec.gov.

Copies of these reports, proxy statements and other information also can be inspected at the following address:

New York Stock Exchange

20 Broad Street

New York, New York 10005

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed March 28, 2002 and as amended on Form 10-K/A filed August 13, 2002;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed May 14, 2002, August 14, 2002 and November 14, 2002, respectively;

(c)	Current Reports on Form 8-K, filed July 29, 2002, August 14, 2002, August 19, 2002, January 30, 2003 and February 14, 2003; and

(d)	Description of our common stock set forth in our Registration Statement on Form 8-A, filed November 25, 1981.

Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby also will be incorporated by reference in this prospectus (other than information in such documents that is deemed not to be filed).

You may request a copy of our filings by writing or telephoning us at the following address:

Omnicare, Inc.

Attention: Peter Laterza—Vice President and General Counsel

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

Descriptions in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to the, or incorporated by reference in, the prospectus.

$300,000,000

Trust Preferred Income Equity Redeemable

Securities (PIERS*)

PROSPECTUS SUPPLEMENT

June 10, 2003

Joint Book-Running Managers

LEHMAN BROTHERS

WACHOVIA SECURITIES

Joint Lead Managers

JPMORGAN

SUNTRUST ROBINSON HUMPHREY

UBS INVESTMENT BANK

Co-Managers

CIBC WORLD MARKETS

BEAR, STEARNS & CO. INC.

THOMAS WEISEL PARTNERS LLC

*	“Preferred Income Equity Redeemable SecuritiesSM” and “PIERSSM” are service marks owned by Lehman Brothers Inc.